As filed with the Securities and Exchange Commission on August 21, 2018.

Registration No. 333-222612

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1*

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PERSHING GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	7812	26-0657736
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

1658 Cole Boulevard

Building 6-Suite 210

Lakewood, CO 80401

720-974-7254

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Stephen Alfers

President and Chief Executive Officer

1658 Cole Boulevard

Building 6-Suite 210

Lakewood, CO 80401

720-974-7254

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Brian Boonstra

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

303-892-9400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a
Emerging Growth		smaller reporting company)
Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $.0001 per share	3,286,127	(1)(2)(3)		$(4)		$(4)		$(4)

(1)	3,286,127 shares of the Registrant’s common stock were originally registered in Registration Statement No. 333-222612 on Form S-1, declared effective by the Securities and Exchange Commission on January 26, 2018.
(2)	Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits or stock dividends.

(3)	The shares of common stock to be offered relate to resales by the selling stockholders of the shares of common stock issued or issuable to such selling stockholders. The shares consist of (i) 2,347,236 shares issued to the selling stockholders in the December 2017 private placement; and (ii) 938,891 shares issuable upon exercise of the warrants issued to the selling stockholders in the December 2017 private placement.

(4)	All filing fees payable in connection with the registration of the shares of common stock were previously paid in connection with the filing of Registration Statement No. 333-222612.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

*EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 (the “Post-Effective Amendment”) is being filed to amend our registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”) on January 18, 2018 (the “Original Registration Statement”). All filing fees payable in connection with the registration of the shares of common stock registered under the Original Registration Statement were previously paid in connection with the filing of the Original Registration Statement. No additional securities are being registered under this Post-Effective Amendment. The Original Registration Statement was declared effective by the SEC on January 26, 2018. Since the effectiveness of the Original Registration Statement, we have become eligible to incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Accordingly, we hereby amend the Original Registration Statement to include language required by instruction 12(b) to Form S-1 regarding incorporation by reference of future filings, as further described on page 63.

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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST 21, 2018

3,286,127 Shares

PERSHING GOLD CORPORATION

Common Stock

PROSPECTUS

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 3,286,127 shares of our common stock, par value $0.0001 per share, which includes (i) 2,347,236 shares of our common stock and (ii) 938,891 shares of our common stock issuable upon exercise of warrants, each issued to the selling stockholders in a private placement (the “Private Placement”) completed on December 19, 2017. In the Private Placement we issued 2,347,236 units to certain accredited investors, with each unit consisting of one share of common stock and a warrant to purchase 0.4 shares of common stock at an exercise price of $3.40 per share.

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see the section entitled “Plan of Distribution” beginning on page 60 of this prospectus).  We will not receive any proceeds from the sale of these shares by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock trades on the Nasdaq Global Market (“Nasdaq”) and on the Toronto Stock Exchange (the “TSX”) under the symbol “PGLC.” On August 20, 2018, the last reported sale price of our common stock as reported on Nasdaq was $1.17 and on the TSX was CDN $1.54.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 7 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August __, 2018.

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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and our historical financial statements and related notes included in this prospectus. As used in this prospectus, unless otherwise specified, references to the “Company,” “we,” “our” and “us” refer to Pershing Gold Corporation and, unless otherwise specified, its subsidiaries.

Overview

We are a gold and precious metals exploration company pursuing exploration, development and mining opportunities primarily in Nevada. We are currently focused on exploration at our Relief Canyon properties in Pershing County in northwestern Nevada and, if economically feasible, commencing mining at the Relief Canyon Mine. None of our properties contain proven and probable reserves, and our activities on all of our properties are exploratory in nature. None of our properties contain proven and probable reserves under SEC Industry Guide 7, and our activities on all of our properties are exploratory in nature.

Business Strategy

Our business strategy is to acquire and advance precious metals exploration properties. We seek properties with known mineralization that are in an advanced stage of exploration and have previously undergone drilling but are under-explored, which we believe we can advance to increase value. We are currently focused on exploration of the Relief Canyon properties and, if economically feasible, commencing mining at the Relief Canyon Mine. We also periodically review other strategic opportunities, focused primarily in Nevada.

Relief Canyon Mine Property

Our Relief Canyon property rights currently total approximately 29,000 acres and are comprised of approximately 1,056 owned unpatented mining claims, 120 owned millsite claims, 143 leased unpatented mining claims, and 4,127 acres of leased and 3,739 acres of subleased private lands.  As currently defined by exploration drilling, most of the Relief Canyon properties, including the Relief Canyon Mine, are located on property that is subject to a 2% net smelter return production royalty, with a portion of the deposit located on property subject to net smelter return production royalties totaling 4.5%.  The rest of the property is subject, under varying circumstances, to net smelter return production royalties ranging from 2% to 5%.

Since our acquisition of the Relief Canyon Mine property in 2011, our exploration efforts have been focused primarily on expanding the known Relief Canyon Mine deposit.

During the year ended December 31, 2017 and the six months ended June 30, 2018, we focused primarily on continuing permitting and bonding; engineering and other work related to the potential commencement of mining at the Relief Canyon Mine; completing our pre-feasibility study (“PFS”) and feasibility study; a drill program at our Blackjack Project Area and the Relief Canyon Mine; and financing efforts. An overview of certain significant events, including certain material events, follows:

•	During the six-months ended June 30, 2018 we completed a final positive feasibility study for the Relief Canyon Mine.

•	During the six-months ended June 30, 2018 we drilled 39 holes, totaling approximately 33,000 feet, at the Relief Canyon Mine. The objective of this drilling program is to expand the mineralized material at the Relief Canyon Mine.

•	During June 2018, we submitted the 2018 Plan of Operations Modification for the Phase II expansion of the mining and heap leach facilities to the Bureau of Land Management and the Nevada Department of Environmental Protection.

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•	During the first quarter of 2018, we commenced preliminary construction activities at the Relief Canyon Mine by hiring a contractor to perform initial ground clearing in preparation for potential construction.

•	On April 23, 2018, we appointed Jeffrey G. Clevenger to our Board of Directors. Mr. Clevenger has over 40 years of experience in the mining industry.

•	In December 2017, we completed an underwritten public offering of 2,794,500 shares of our common stock and associated warrants to purchase up to 1,117,800 shares of our common stock under our shelf registration statement at a price to the public of $2.80 per share and associated warrant for gross proceeds of approximately $7.8 million. Concurrently, we completed the Private Placement for gross proceeds of approximately $6.8 million. We intend to use the net proceeds from the offerings for advancing the Relief Canyon project, including pre-construction and development and exploration drilling to expand the mineralization at Relief Canyon, and/or for general corporate purposes.

•	For the year ended December 31, 2017, we drilled 15 holes, totaling approximately 5,800 feet, at our Blackjack Project Area, located approximately nine miles south of our Relief Canyon Mine.

•	In May 2017, we completed the PFS of the Relief Canyon Mine. The PFS indicated the possibility of a viable mine and recommended that work should continue on advancing the Relief Canyon Mine to a production decision.

•	During the quarter ended March 31, 2017, we successfully completed the environmental permitting process and have secured all necessary permits to restart and expand the Relief Canyon Mine. As part of the permitting process we increased our statewide surface management surety bonds with the Bureau of Land Management (“BLM”) as required by the State of Nevada from approximately $5.6 million to approximately $12.3 million, as of December 31, 2017 and $12.5 million currently.

•	On March 29, 2017, we entered into a Mining Sublease with Newmont granting us the exclusive right to prospect, explore for, develop, and mine minerals on certain lands within the Pershing Pass area south of the Relief Canyon Mine. In December 2017, we entered into mining leases at Coal Canyon, which added 800 acres and 1,899 acres respectively to our property holdings.

Corporate Information

We were incorporated in Nevada on August 2, 2007 under the name “Excel Global, Inc.” and we changed our name to Pershing Gold Corporation on February 27, 2012.

Our principal executive offices are located at 1658 Cole Boulevard, Building 6-Suite 210, Lakewood, CO 80401 and our telephone number is 720-974-7254. We maintain a website at www.pershinggold.com, which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus.

THE OFFERING

The following summary describes the principal terms of the offering, but is not intended to be complete.  See “Selling Stockholders” and “Plan of Distribution” in this prospectus for a more detailed description of the selling stockholders, the terms and conditions of the distribution of the shares of common stock and the shares of common stock issuable upon the exercise of warrants, and the offering.  For a more detailed description of our common stock and warrants to purchase our common stock, see “Description of Securities.”

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Common stock offered by the selling stockholders:	3,286,127 shares of common stock, all of which were issued or are issuable to the selling stockholders in the Private Placement.

Common stock assumed outstanding on August 17, 2018 and after this offering:	33,629,260(1)

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.

Nasdaq and TSX symbol:	PGLC

Risk factors:	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 7 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	The number of outstanding shares before and after the offering includes the 938,891 shares issuable upon exercise of the warrants issued to the selling stockholders in the Private Placement and excludes the following shares of common stock, none of which are being offered by this prospectus:

•	3,163,051 shares of common stock issuable upon conversion of the Series E Convertible Preferred Stock based on a conversion price of $353.571;

•	2,230,453 shares of common stock issuable upon the exercise of outstanding options;

•	4,434,267 shares of common stock issuable upon the exercise of outstanding warrants; and

•	1,031,210 shares of common stock issuable pursuant to restricted stock units.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus, before making an investment decision. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or which we currently consider to be immaterial may also impair our business. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the value of our securities would likely decline and you may lose all or a part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks Related to Our Business

We do not know if our properties contain any gold or other minerals that can be mined at a profit.

The properties on which we have the right to explore for gold and other minerals do not contain SEC Industry Guide 7 mineral reserves and we do not know if any deposits of gold or other minerals can be mined at a profit. Whether a gold or other mineral deposit can be mined at a profit depends upon many factors. Some but not all of these factors include: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; operating costs and capital expenditures required to start mining a deposit; the availability and cost of financing; the price of the gold or other minerals which is highly volatile and cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection. We are also obligated to pay production royalties on certain of our mineral production, including a net smelter royalty of 2% on production from most of our Relief Canyon Mine property, with a portion of the deposit located on property subject to net smelter return royalties totaling 4.5%, which would increase our costs of production and make our ability to operate profitably more difficult. We are also obligated to pay a net smelter royalty of up to 5% on production from some of our claims and lands.

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We are an exploration stage company and have conducted exploration activities only since 2011. We reported a net loss for the year ended December 31, 2017 and the subsequent fiscal quarters ending with the June 30, 2018 fiscal quarter and expect to incur operating losses for the foreseeable future.

Our evaluation of our Relief Canyon Mine property is primarily based on historical production data and on new exploration data that we have developed since 2011, supplemented by historical exploration data. Our plans for recommencing mining and processing activities at the Relief Canyon Mine property are still being developed, as are our exploration programs on the Relief Canyon expansion properties. Accordingly, we are not yet in a position to precisely estimate expected amounts of minerals, yields or values or evaluate the likelihood that our business will be successful. We have not earned any revenues from mining operations. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties and commencement of mining activities that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, costs and expenses that may exceed current estimates and the requirement for external funding to continue our business. Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We reported a net loss of approximately $13.1 million for the year ended December 31, 2017 and approximately $8.3 million for the six months ended June 30, 2018. We expect to incur significant losses into the foreseeable future. Our monthly burn rate for all costs during 2017 was approximately $0.9 million, including $0.8 million for general and administrative costs (including all employee salaries, public company expenses, consultants, and land holdings costs) and $0.1 million for exploration activities. For the first two fiscal quarters of 2018, our monthly burn rate was approximately $1.4 million, including $0.9 million in general and administrative costs and $0.5 million in exploration costs. To pursue commencement of mining and processing at Relief Canyon, additional external financing would be required. If we are unable to raise external funding, and eventually generate significant revenues from our claims and properties, we will not be able to earn profits or continue operations. We have no production history upon which to base any assumption as to the likelihood that we will prove successful, and it is uncertain that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Exploring for gold and other minerals is inherently speculative, involves substantial expenditures, and is frequently non-productive.

Mineral exploration (currently our only business), and gold exploration in particular, is a business that by its nature is very speculative. We may not be able to establish mineral reserves on our properties or be able to mine any gold or any other minerals on a profitable basis. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected geological conditions, fires, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are just some of the many risks involved in mineral exploration programs and the subsequent development of gold deposits.

The mining industry is capital intensive and we may be unable to raise necessary funding.

We spent approximately $10.6 million on our business and exploration during the year ended December 31, 2017. In addition to anticipated G&A and exploration costs in 2018, in order to commence mining at Relief Canyon, based on the estimates contained in the feasibility study, we currently expect to incur capital expenditures and working capital expenditures of approximately $38 million. To pursue the commencement of production at Relief Canyon, additional external financing would be required. Such additional financing could include streaming, royalty financing, forward sale arrangements, debt offerings (including convertible debt), additional equity financing or other alternatives. In addition, even if we do not decide to pursue the commencement of production at Relief Canyon, we will be required to raise additional funds in order to finance our operations. We may be unable to secure additional financing on terms acceptable to us, or at all. Our inability to raise additional funds would prevent us from achieving our business objectives and would have a negative impact on our business, financial condition, results of operations and the value of our securities. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership of existing stockholders may be diluted and the securities that we may issue in the future may have rights, preferences or privileges senior to those of the current holders of our common stock. Such securities may also be issued at a discount to the market price of our common stock, resulting in possible further dilution to the book value per share of common stock. If we raise additional funds by issuing debt, we could be subject to debt covenants that could place limitations on our operations and financial flexibility. Although we entered into a non-binding term sheet with Sprott Resource Lending (“Sprott”), as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources,” in our Annual Report on Form 10-K for the year ended December 31, 2017, after further negotiations, the Company and Sprott decided not to enter into a binding agreement at this time but did not foreclose the possibility of future discussions.

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Unanticipated problems or delays may negatively affect our ability to commence mining and processing activities at Relief Canyon.

If we were to decide to pursue the commencement of mining and processing activities at Relief Canyon, additional external financing, in addition to this offering and the Private Placement, would be required.  Although the Relief Canyon Mine currently has an available leach pad and processing facility and we have senior mine and processing personnel in place, we would be required to obtain mining equipment (which could be through purchase, lease, contract mining or a combination of these), hire employees for the mine and the processing plant, purchase materials and supplies, commence mining, leaching and processing activities, and continue these activities as well as the corporate activities currently conducted for a number of months until sufficient positive cash flow is produced by gold sales to fund all of these ongoing activities. We may suffer significant delays or cost overruns as a result of a variety of factors, such as increases in the prices of materials, mining or processing problems, unanticipated variations in mined materials, shortages of workers or materials, transportation constraints, adverse weather, equipment failures, fires, damage to or destruction of property and equipment, environmental problems, unforeseen difficulties or labor issues, any of which could delay or prevent us from commencing or ramping up mining and processing. If our start-up were prolonged or delayed or our costs were higher than anticipated, we could be unable to obtain sufficient funds to cover the additional costs, and our business could experience a substantial setback. Prolonged problems could have a material adverse effect on our business, consolidated financial condition or results of operations and threaten our viability.

We must make annual lease payments, advance royalty and royalty payments and claim maintenance payments or we will lose our rights to our property.

We are required under the terms of the leases covering some of our property interests to make annual lease payments and advance royalty and royalty payments each year. We are also required to make annual claim maintenance payments to the BLM and pay a fee to Pershing County in order to maintain our rights to explore and, if warranted, to develop our unpatented mining claims. If we fail to meet these obligations, we will lose the right to explore for gold and other minerals on our property. Our total annual property maintenance costs payable to the BLM and Pershing County for all of the unpatented mining claims and millsites in the Relief Canyon area in 2017 were approximately $213,000, and we expect our annual maintenance costs to be approximately $220,000 in 2018. Our lease payments, advance royalty and royalty payments and claim maintenance payments are described under “Business and Properties” on page 28.

Our business is subject to extensive environmental regulations that may make exploring, mining or related activities prohibitively expensive, and which may change at any time.

All of our operations are subject to extensive environmental regulations that can substantially delay exploration and mine development and make exploration and mine development expensive or prohibit it altogether. We may be subject to potential liabilities associated with the pollution of the environment and the disposal of waste products that may occur as the result of exploring and other related activities on our properties, including our plan to process gold at our processing facility. We may have to pay to remedy environmental pollution, which may reduce the amount of money that we have available to use for exploration, mine development, or other activities, and adversely affect our financial position. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or to enter into interim compliance measures pending the completion of the required remedy. If a decision is made to mine our properties and we retain any operational responsibility for doing so, our potential exposure for remediation may be significant, and this may have a material adverse effect upon our business and financial position. We have not purchased insurance for potential environmental risks (including potential liability for pollution or other hazards associated with the disposal of waste products from our exploration activities) and such insurance may not be available to us on reasonable terms or at a reasonable price. All of our exploration and, if warranted, development activities will be subject to regulation under one or more local, state and federal environmental impact analyses and public review processes. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have significant impact on some portion of our business, which may require our business to be economically re-evaluated from time to time. These risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capability. Inasmuch as posting of bonding in accordance with regulatory determinations is a condition to the right to operate under specific federal and state operating permits, increases in bonding requirements could prevent operations even if we are in full compliance with all substantive environmental laws. We have been required to post a substantial bond under various laws relating to mining and the environment and may in the future be required to post a larger bond to pursue additional activities. For example, we must provide BLM and the Nevada Division of Environmental Protection Bureau of Mining Regulation and Reclamation (“NDEP”) additional financial assurance (reclamation bonds) to guarantee reclamation of any new surface disturbance required for drill roads, drill sites, or mine expansion. In February 2018, we increased the amount of our reclamation bond with BLM and the NDEP to approximately $12.5 million. Approximately $12.4 million of our reclamation bond covers both exploration and mining at the Relief Canyon Mine property, including the three open-pit mines and associated waste rock disposal areas, the mineral processing facilities, ancillary facilities, and the exploration roads and drill pads. Approximately $22,000 covers exploration on the Relief Canyon expansion properties. The reclamation bond was collateralized by approximately 30% of the $12.5 million bond amount, or about $3.7 million. Approximately $80,000 of the reclamation bond remains available for future mining or exploration operations. Our preliminary estimate of the likely amount of additional financial assurance for future exploration is approximately $100,000, although we expect periodic increases due to effects of inflation.

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The government licenses and permits which we need to explore on our property may take too long to acquire or cost too much to enable us to proceed with exploration. In the event that we conclude that the Relief Canyon Mine deposit can be profitably mined, or we discover other commercially exploitable deposits, we may face substantial delays and costs associated with securing the additional government licenses and permits that could preclude our ability to develop the mine.

Exploration activities usually require the granting of permits from various governmental agencies. For example, exploration drilling on unpatented mining claims requires a permit to be obtained from the BLM, which may take several months or longer to grant the requested permit. Depending on the size, location and scope of the exploration program, additional permits may also be required before exploration activities can be undertaken. Prehistoric or Indian graves, threatened or endangered species, archeological sites or the possibility thereof, difficult access and excessive dust may all result in the need for additional permits before exploration activities can commence.

If we conclude that the Relief Canyon deposit can be profitably mined and the minable material exceeds 21 million tons, the current capacity of the leach pad, we would also need to seek an amendment of the processing facility permit to expand the capacity of the leach pad and ponds to accommodate additional material. As with all permitting processes, there is substantial uncertainty about when and if the permits will be issued. There is the risk that unexpected delays and excessive costs may be experienced in obtaining required permits. The needed permits may not be granted or could be challenged by third parties, which could result in protracted litigation that could cause substantial delays, or may be granted in an unacceptable timeframe or cost too much. While permitting efforts have not encountered opposition to date, proposed mineral exploration and mining projects can become controversial and be opposed by nearby landowners and communities, which can substantially delay and interfere with the permitting process. Additional permitting would also be required in the future to mine below the water table, and the BLM may require an Environmental Impact Statement to evaluate the associated impacts. Delays in or inability to obtain the necessary permits discussed above would result in unanticipated costs, which may result in serious adverse effects upon our business.

The value of our property and any other deposits we may seek or locate is subject to volatility in the price of gold.

Our ability to obtain additional and continuing funding, and our profitability if and when we commence mining or sell our rights to mine, will be significantly affected by changes in the market price of gold and other mineral deposits. Gold and other minerals prices fluctuate widely and are affected by numerous factors, all of which are beyond our control. The price of gold may be influenced by:

•	fluctuation in the supply of, demand and market price for gold;

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•	mining activities of our competitors;

•	sale or purchase of gold by central banks and for investment purposes by individuals and financial institutions;

•	interest rates;

•	currency exchange rates;

•	inflation or deflation;

•	fluctuation in the value of the United States dollar and other currencies;

•	global and regional supply and demand, including investment, industrial and jewelry demand; and

•	political and economic conditions of major gold or other mineral-producing countries.

The prices of gold and other minerals have fluctuated widely in recent years, and a decline in the price of gold or other minerals could cause a significant decrease in the value of our property, limit our ability to raise money, and render continued exploration and development of our property impracticable. If that happens, then we could lose our rights to our property or be compelled to sell some or all of these rights. Additionally, the future development of our mining properties beyond the exploration stage is heavily dependent upon gold prices remaining sufficiently high to make the development of our property economically viable.

Our property title may be challenged. We are not insured against any challenges, impairments or defects to our mining claims or title to our other properties.

Our property is comprised primarily of unpatented lode mining claims and millsites located and maintained in accordance with the federal General Mining Law of 1872 (the “General Mining Law”). Unpatented lode mining claims and millsites are unique U.S. property interests and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims and millsites is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations with which the owner of an unpatented mining claim or millsite must comply in order to locate and maintain a valid claim. Moreover, if we discover mineralization that is close to the claim boundaries, it is possible that some or all of the mineralization may occur outside the boundaries on lands that we do not control. In such a case we would not have the right to extract those minerals. We do not have title reports or opinions covering all of our Relief Canyon properties. The uncertainty resulting from not having title opinions for all of our Relief Canyon properties or having detailed claim surveys on all of our properties leaves us exposed to potential title defects. Defending challenges to our property title would be costly, and may divert funds that could otherwise be used for exploration activities and other purposes.

In addition, unpatented lode mining claims and millsites are always subject to possible challenges by third parties or contests by the federal government, which, if successful, may prevent us from exploiting any discovery of commercially extractable gold. Challenges to our title may increase our costs of operation or limit our ability to explore on certain portions of our property. We are not insured against challenges, impairments or defects to our property title.

Possible amendments to the General Mining Law and other environmental regulations could make it more difficult or impossible for us to execute our business plan.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law, as well as legislation that would make comprehensive changes to the law. Although no such comprehensive legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If adopted, such legislation, if it includes concepts that have been part of previous legislative proposals, could, among other things, (i) limit on the number of millsites that a claimant may use, discussed below, (ii) impose time limits on the effectiveness of plans of operation that may not coincide with mine life, (iii) impose more stringent environmental compliance and reclamation requirements on activities on unpatented mining claims and millsites, (iv) establish a mechanism that would allow states, localities and Native American tribes to petition for the withdrawal of identified tracts of federal land from the operation of the General Mining Law, (v) allow for administrative determinations that mining would not be allowed in situations where undue degradation of the federal lands in question could not be prevented, (vi) impose royalties on gold and other mineral production from unpatented mining claims or impose fees on production from patented mining claims, and (vii) impose a fee on the amount of material displaced at a mine. Further, such legislation, if enacted, could have an adverse impact on earnings from our operations, could reduce estimates of any reserves we may establish and could curtail our future exploration and development activity on our unpatented claims.

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Our ability to conduct exploration, development, mining and related activities may also be impacted by administrative actions taken by federal agencies. With respect to unpatented millsites, for example, the ability to use millsites and their validity has been subject to greater uncertainty since 1997. In November of 1997, the Secretary of the Interior (appointed by President Clinton) approved a Solicitor’s Opinion that concluded that the General Mining Law imposed a limitation that only a single five-acre millsite may be claimed or used in connection with each associated and valid unpatented or patented lode mining claim. Subsequently, however, on November 7, 2003, the new Secretary of the Interior (appointed by President Bush) approved an Opinion by the Deputy Solicitor which concluded that the mining laws do not impose a limitation that only a single five-acre millsite may be claimed in connection with each associated unpatented or patented lode mining claim. Current federal regulations do not include the millsite limitation. There can be no assurance, however, that the Department of the Interior will not seek to re-impose the millsite limitation at some point in the future.

In addition, a consortium of environmental groups has filed a lawsuit in the United District Court for the District of Columbia against the Department of the Interior, the Department of Agriculture, the BLM, and the U.S. Forest Service (“USFS”), asking the court to order the BLM and USFS to adopt the five-acre millsite limitation. That lawsuit also asks the court to order the BLM and the USFS to require mining claimants to pay fair market value for their use of the surface of federal lands where those claimants have not demonstrated the validity of their unpatented mining claims and millsites. If the plaintiffs in that lawsuit were to prevail, that could have an adverse impact on our ability to use our unpatented millsites for facilities ancillary to our exploration, development and mining activities, and could significantly increase the cost of using federal lands at our properties for such ancillary facilities.

In 2009, the U.S. Environmental Protection Agency (“EPA”) announced that it would develop financial assurance requirements under CERCLA Section 108(b) for the hard rock mining industry. On January 29, 2016, the U.S. District Court for the District of Columbia issued an order requiring that if the EPA intended to prepare such regulations, it had to do so by December 1, 2016. The EPA did comply with that order by issuing draft proposed regulations on December 1, 2016. The EPA subsequently issued its proposed rule on January 11, 2017. Under the proposed rule, owners and operators of facilities subject to the rule have been required, among other things, to (i) notify the EPA that they are subject to the rule; (ii) calculate a level of financial responsibility for their facility using a formula provided in the rule; (iii) obtain a financial responsibility instrument, or qualify to self-assure, for the amount of financial responsibility; (iv) demonstrate that they had obtained such evidence of financial responsibility; and (v) update and maintain financial responsibility until the EPA released the owner or operator from the CERCLA Section 108(b) regulations. As drafted, those additional financial assurance obligations could have been in addition to the reclamation bonds and other financial assurances we have and would be required to have in place under current federal and state laws. If such requirements had been retained in the final rule, they could have required significant additional expenditures on financial assurance, which could have had a material adverse effect on our future business operations.

However, after an extended public comment period, the EPA decided on December 1, 2017 not to adopt the proposed rule, and not to impose additional financial assurance obligations on the hard rock mining industry. It is possible that one or more non-governmental organizations will file lawsuits challenging that decision.

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Market forces or unforeseen developments may prevent us from obtaining the supplies and equipment necessary to explore for gold and other minerals.

Gold exploration, and mineral exploration in general, is a very competitive business. Competitive demands for contractors and unforeseen shortages of supplies and/or equipment could result in the disruption of our planned exploration activities. Current demand for exploration drilling services, equipment and supplies is robust and could result in suitable equipment and skilled manpower being unavailable at scheduled times for our exploration program. Fuel prices are extremely volatile as well. We will attempt to locate suitable equipment, materials, manpower and fuel if sufficient funds are available. If we cannot find the equipment and supplies needed for our various exploration programs, we may have to suspend some or all of them until equipment, supplies, funds and/or skilled manpower become available. Any such disruption in our activities may adversely affect our exploration activities and financial condition.

Our directors and executive officers lack significant experience or technical training in exploring for precious and base metal deposits and in developing mines.

Most of our directors and executive officers lack significant experience or technical training in exploring for precious and base metal deposits and in developing mines. Accordingly, although our Chief Operating Officer has significant experience with mine operations, our management may not be fully aware of many of the other specific requirements related to working within this industry. Their decisions and choices may not take into account standard engineering or managerial approaches that mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to some of our management’s lack of experience in the mining industry.

We may not be able to maintain the infrastructure necessary to conduct exploration activities.

Our exploration activities and any future mine development activities depend upon adequate infrastructure. Reliable roads, bridges, power sources and water supply are important factors that affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our exploration activities and financial condition.

Our exploration activities and any future mine development may be adversely affected by the local climate or seismic events, which could prevent us from gaining access to our property year-round.

Earthquakes, heavy rains, snowstorms, and floods could result in serious damage to or the destruction of facilities, equipment or means of access to our property, or may otherwise prevent us from conducting exploration activities on our property. There may be short periods of time when the unpaved portion of the access road is impassible in the event of extreme weather conditions or unusually muddy conditions. During these periods, it may be difficult or impossible for us to access our property, make repairs, or otherwise conduct exploration or mine development activities on them.

Risks Relating to Our Organization and Our Common Stock

The trading price of the common stock may experience substantial volatility.

The trading price of our common stock may experience substantial volatility that is unrelated to our financial condition or operations. The trading price of our common stock may also be significantly affected by short-term changes in the price of gold and other minerals. The market price of our securities is affected by many other variables which may be unrelated to its success and are, therefore, not within our control. These include other developments that affect the market for all resource sector-related securities, the breadth of the public market for the common stock and the attractiveness of alternative investments. The effect of these and other factors on the market price of the common stock is expected to make the price of the common stock volatile in the future, which may result in losses to investors.

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We have relied on certain stockholders to provide significant investment capital to fund our operations.

We have in the past relied on cash infusions primarily from Frost Gamma Investments Trust (“Frost Gamma”), Donald Smith, and one of our directors, Barry Honig. During the year ended December 31, 2012, Frost Gamma provided approximately $4.6 million in consideration for the issuance of certain of our securities. In the year ended December 31, 2013, Mr. Honig provided approximately $5.6 million to us in consideration for the issuance of shares of our Series E Preferred Stock. Additionally, Mr. Honig and Frost Gamma provided approximately $1.9 million and $150,000, respectively, to us in consideration for the issuance of shares of common stock and warrants to purchase shares of common stock in July 2014 private placements. Mr. Honig invested $150,000 in a private placement of our common stock in October 2014, $2.5 million in an April 2015 private placement, $1.25 million in a February 2016 private placement, and $3.0 million in the Private Placement. Mr. Smith invested $6 million in a March 2016 private placement. Curtailment of cash investments by significant investors could detrimentally impact our cash availability and our ability to fund our operations.

Our principal stockholders, officers and directors own a substantial interest in our voting securities, and investors may have limited voice in our management.

Our principal stockholders, Barry Honig, Donald Smith, and Levon Resources Ltd. (“Levon Resources”), as well as our officers and directors, own, in the aggregate, in excess of approximately 48.3% of our voting securities, including shares of common stock issuable upon the conversion of our Series E Preferred Stock. As of August 17, 2018, Mr. Honig, who is a director, owned 11,457,436 or approximately 31.1%, of our voting securities, Mr. Smith owned 3,251,500, or approximately 8.8%, of our voting securities, and Levon Resources owned 1,954,366, or approximately 5.3%, of our voting securities. As of that date, our officers and directors, including Mr. Honig, owned 12,560,037, or approximately 34.1%, of our voting securities. Additionally, the holdings of our officers and directors may increase in the future upon exercise of options, warrants or convertible securities they may hold or be granted in the future or if they otherwise acquire additional shares of our common stock, including through grants under our employee benefit plans.

As a result of their ownership and positions, our principal stockholder, directors and executive officers collectively may be able to influence all matters requiring stockholder approval, including the following matters:

•	election of our directors;

•	amendment of our articles of incorporation or bylaws; and

•	effecting or preventing a merger, sale of assets or other corporate transaction.

In addition, their stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We are subject to the information and reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, as well as the listing rules of Nasdaq and the TSX.

The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we were privately held. These costs for the years ended December 31, 2016 and December 31, 2017 were approximately $850,000 and $650,000 respectively. We estimate that these costs will be approximately $650,000 for the year ending 2018.

It may be time consuming, difficult and costly for us to develop, implement and maintain the internal controls and reporting procedures required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.

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If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock and our ability to file registration statements pursuant to registration rights agreements and other commitments.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result of our small size, any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. Although, as of December 31, 2017, management has concluded that our internal control over financial reporting is effective, there can be no assurance that our internal control over financial reporting will remain effective.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to further increase our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	results of our operations and exploration efforts;

•	fluctuation in the supply of, demand and market price for gold;

•	our ability to obtain working capital financing;

•	additions or departures of key personnel;

•	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•	our ability to execute our business plan;

•	sales of our common stock and decline in demand for our common stock;

•	regulatory developments;

•	economic and other external factors;

•	investor perception of our industry or our prospects; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. As a result, you may be unable to resell your shares of our common stock at a desired price.

Volatility in the price of our common stock may subject us to securities litigation.

As discussed above, the market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

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We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our common stock price appreciates.

There is currently a limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

Although our common stock is currently quoted on Nasdaq, the TSX, and the Frankfurt Stock Exchange, there is limited trading activity.  We can give no assurance that an active market will develop, or if developed, that it will be sustained.  If an investor acquires shares of our common stock, the investor may not be able to liquidate our shares should there be a need or desire to do so. Only a small percentage of our common stock is available to be traded and is held by a small number of holders and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity of our common stock is limited and may be dependent on the market perception of our business, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our Company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

Sales, offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of substantial amounts of the common stock, or the availability of such securities for sale, could adversely affect the prevailing market prices for the common stock. A decline in the market prices of the common stock could impair our ability to raise additional capital through the sale of securities should we desire to do so. If we were to decide to pursue the commencement of production at Relief Canyon, additional external financing would be required in addition to the amounts raised in this offering and the Private Placement. Such external financing could include streaming, royalty financing, forward sale arrangements, debt offerings (including convertible debt), additional equity financing or other alternatives, and may result in additional dilution to existing holders of our common stock.

In addition, if our stockholders sell substantial amounts of our common stock in the public market or upon the expiration of any statutory holding period, under Rule 144, or upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” in anticipation of which the market price of our common stock could decline. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

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The conversion of preferred stock, a change in the conversion rate of preferred stock and exercise of options or warrants may result in substantial dilution to existing stockholders.

Conversions of our Series E Preferred Stock presently owned by our principal shareholders and others and exercise of options and warrants would have a dilutive effect on our common stock. As of August 17, 2018, we have reserved (i) 3,163,051 shares of our common stock that are issuable upon conversion of our Series E Preferred Stock at a conversion rate of one share of Series E Preferred Stock for approximately 353.571 shares of common stock (following an adjustment in the conversion ratio effective December 19, 2017), (ii) 2,230,453 shares of our common stock that are issuable upon exercise of options to purchase our common stock, (iii) 4,434,267 shares of our common stock that are issuable upon exercise of warrants to purchase our common stock, and (iv) 1,031,210 shares of our common stock that are issuable pursuant to restricted stock units upon vesting and/or upon termination of service or in connection with a change of control. In the event that we sell or otherwise dispose of our common stock at an effective price less than $2.80, the conversion rate will be adjusted and the number of shares of common stock issuable upon conversion of outstanding Series E Preferred Stock will increase. Further, any additional financing that we secure is likely to require the sale of additional common stock and the granting of rights, preferences or privileges senior to those of our common stock and will result in additional dilution of the existing ownership interests of our common stockholders.

Our issuance of additional shares of common stock or securities convertible into common stock in exchange for services or to repay debt would dilute the proportionate ownership and voting rights of existing stockholders and could have a negative impact on the market price of our common stock.

Our board of directors may generally issue shares of common stock or securities convertible into common stock to pay for debt or services, without further approval by our stockholders, based upon such factors that our board of directors may deem relevant at that time. We have, in the past, issued securities for debt to reduce our obligations. We have also issued securities as payment for services. It is likely that we will issue additional securities to pay for services and reduce debt in the future. We cannot give you any assurance that we will not issue additional shares of common stock or securities convertible into common stock under circumstances we may deem appropriate at the time.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of our common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

The elimination of monetary liability against our directors, officers and employees under our articles of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain provisions which eliminate the liability of our directors for monetary damages to our Company and stockholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and stockholders.

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Anti-takeover provisions may impede the acquisition of our Company.

Certain provisions of the Nevada General Corporation Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

Non-U.S. holders of our common stock, in certain situations, could be subject to U.S. federal income tax upon sale, exchange or disposition of our common stock.

It is likely that we are, and will remain for the foreseeable future, a U.S. real property holding corporation for U.S. federal income tax purposes because our assets consist primarily of “United States real property interests” as defined in the Internal Revenue Code of 1986, as amended, or the Code, and applicable Treasury regulations.  As a result, under the Foreign Investment in Real Property Tax Act, or FIRPTA, certain non-U.S. investors may or may in the future be subject to U.S. federal income tax on any gain from the disposition of shares of our common stock, in which case they would also be required to file U.S. tax returns with respect to such gain.  In general, whether these FIRPTA provisions apply depends on the amount of our common stock that such non-U.S. investors hold.  In addition, such non-U.S. investors may or may in the future be subject to withholding if, at the time they dispose of their shares, our common stock is not regularly traded on an established securities market within the meaning of the applicable Treasury regulations.  So long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. investor who has owned, actually or constructively, more than 5% of our common stock at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the non-U.S. investor’s holding period for its shares may or may in the future be subject to U.S. federal income tax on the disposition of our common stock under FIRPTA.

FORWARD LOOKING STATEMENTS

Some information contained in or incorporated by reference into this prospectus may contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements relating to our planned expenditures and cash position, business goals, planned exploration and metallurgical work, our 2018 drilling program, business strategy, planned permitting and bonding activities, metallurgical and geographic surveys, plans with respect to an environmental studies to expand the Relief Canyon open-pit mines, preliminary construction activities at the Relief Canyon Mine, our liquidity and capital resources outlook and future financing requirements, the conclusions of a pre-feasibility study, the feasibility study and related studies, the timing of any gold production, our mineralized material estimate, further permitting and development efforts required to advance the Relief Canyon Mine to various phases of production, expectations and the timing and budget for exploration and future development of our Relief Canyon properties, our planned expenditures and our estimates of the cost of future permitting changes and additional bonding requirements, the consummation of our purchase of certain royalty positions burdening our Relief Canyon properties, future exploration plans, the estimated preliminary internal economics for the Relief Canyon Mine, our expected cash needs, our ability to fund our business with our current cash reserves based on our currently planned activities, and statements concerning our financial condition, our plans with respect to future financing options, our anticipation of future environmental impacts, business and operating strategies, and operating and legal risks.

We use the words “anticipate,” “continue,” “likely,” “estimate,” “expect,” “may,” “could,” “will,” “project,” “should,” “believe” and similar expressions to identify forward-looking statements. Statements that contain these words discuss our future expectations and plans, or state other forward-looking information. Although we believe the expectations and assumptions reflected in those forward-looking statements are reasonable, we cannot assure you that these expectations and assumptions will prove to be correct. Our actual results could differ materially from those expressed or implied in these forward-looking statements as a result of various factors described in this prospectus, including:

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•	Risks relating to the 2018 exploration efforts to expand the Relief Canyon deposit, determining the feasibility and economic vitality of commencing mining, our ability to fund future exploration costs or purchase additional equipment, and our ability to obtain or amend the necessary permits, consents, or authorizations needed to advance expansion of the deposit, or recommissioning of the gold processing facility;

•	Risk related to the Relief canyon properties, other than the Relief Canyon Mine, including our ability to advance gold exploration, discover any deposits of gold or other minerals which can be mined at a profit, maintain our unpatented mining claims and millsites, commence mining, obtain and maintain any necessary permits, consents, or authorizations needed to continue exploration, and raise the necessary capital to finance exploration and potential expansion;

•	Our ability to acquire additional mineral targets;

•	Our ability to obtain additional external funding;

•	Our ability to achieve any meaningful revenue;

•	Our ability to engage or retain geologists, engineers, consultants and other key management and mining personnel necessary to successfully operate and grow our business;

•	The volatility of the market price of our common stock or our intention not to pay any cash dividends in the foreseeable future;

•	Changes in any federal, state or local laws and regulations or possible challenges by third parties or contests by the federal government that increase costs of operation or limit our ability to explore on certain portions of our property;

•	Decreases in the market price for gold and economic and political events affecting the market prices for gold and other minerals which may be found on our exploration properties;

•	The factors set forth under “Risk Factors” beginning on page 7 of this prospectus; and

•	Other factors described elsewhere in this prospectus.

Many of these factors are beyond our ability to control or predict. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risk and uncertainties. You should not unduly rely on any of our forward-looking statements. These statements speak only as of the date of this registration statement on Form S-1. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock commenced trading on August 20, 2009 and was quoted on the OTC Bulletin Board under the symbol EXCX.OB from June 23, 2009 through May 31, 2011. Prior to August 20, 2009, there was no active market for our common stock. Our common stock traded under the symbol SAGE.OB from June 1, 2011 until March 26, 2012. On March 26, 2012, our symbol was changed to PGLC.OB. On June 18, 2015 our common stock underwent a 1-for-18 reverse stock split. On July 6, 2015, our common stock began trading on Nasdaq under the symbol PGLC. On November 17, 2016, our stock began trading on the TSX under the symbol PGLC. Our stock trades on the Frankfurt Stock Exchange under the symbol 7PGI.

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The following table sets forth the intraday high and low sales prices in U.S. dollars or Canadian dollars for each of the quarterly periods indicated as reported on Nasdaq (as reported by Bloomberg) and the TSX (as reported by Bloomberg), respectively.

	Nasdaq		TSX (C$)
	High	Low	High	Low
Year Ended December 31, 2016
First Quarter	4.99	3.12	N/A	N/A
Second Quarter	4.65	3.62	N/A	N/A
Third Quarter	5.02	3.77	N/A	N/A
Fourth Quarter	4.58	3.10	5.50	4.20
Year Ending December 31, 2017
First Quarter	3.49	2.67	4.74	3.66
Second Quarter	3.10	2.60	4.15	3.55
Third Quarter	3.23	2.70	4.05	3.44
Fourth Quarter	3.23	2.26	4.02	2.90
Year Ending December 31, 2018
First Quarter	2.58	1.91	3.20	2.47
Second Quarter	2.11	1.77	2.65	2.33
Third Quarter (through August 20, 2018)	1.88	1.07	1.93	1.48

The last reported sales price of our common stock on Nasdaq August 20, 2018, was $1.17 per share. The last reported sales price of our common stock on TSX on August 20, 2018, was CDN$1.54 per share.

Holders

As of August 20, 2018, there were 477 holders of record of our common stock.

Dividend Policy

In the past, we have not declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock. Rather, we intend to retain future earnings (if any) to fund the operation and expansion of our business and for general corporate purposes. Subject to legal and contractual limits, our board of directors will make any decision as to whether to pay dividends in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors,” “Forward-Looking Statements,” and in other parts of this prospectus.

Overview

During the year ended December 31, 2017 and the six months ended June 30, 2018, we focused primarily on continuing permitting and bonding; engineering and other work related to the potential commencement of mining at the Relief Canyon Mine; completing our PFS and feasibility study; a drill program at our Blackjack Project Area and the Relief Canyon Mine; and financing efforts. An overview of certain significant events, including certain material events, follows:

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•	During the six-months ended June 30, 2018 we completed a final positive feasibility study for the Relief Canyon Mine.

•	During the six-months ended June 30, 2018 we drilled 39 holes, totaling approximately 33,000 feet, at the Relief Canyon Mine. The objective of this drilling program is to expand the mineralized material at the Relief Canyon Mine.

•	During June 2018, we submitted the 2018 Plan of Operations Modification for the Phase II expansion of the mining and heap leach facilities to the Bureau of Land Management and the Nevada Department of Environmental Protection.

•	During the first quarter of 2018, we commenced preliminary construction activities at the Relief Canyon Mine by hiring a contractor to perform initial ground clearing in preparation for potential construction.

•	On April 23, 2018, we appointed Jeffrey G. Clevenger to our Board of Directors. Mr. Clevenger has over 40 years of experience in the mining industry.

•	In December 2017, we completed an underwritten public offering of 2,794,500 shares of our common stock and associated warrants to purchase up to 1,117,800 shares of our common stock under our shelf registration statement at a price to the public of $2.80 per share and associated warrant for gross proceeds of approximately $7.8 million. Concurrently, we completed the Private Placement for gross proceeds of approximately $6.8 million. We intend to use the net proceeds from the offerings for advancing the Relief Canyon project, including pre-construction and development and exploration drilling to expand the mineralization at Relief Canyon, and/or for general corporate purposes.

•	For the year ended December 31, 2017, we drilled 15 holes, totaling approximately 5,800 feet, at our Blackjack Project Area, located approximately nine miles south of our Relief Canyon Mine.

•	In May 2017, we completed the PFS of the Relief Canyon Mine. The PFS indicated the possibility of a viable mine and recommended that work should continue on advancing the Relief Canyon Mine to a production decision.

•	During the quarter ended March 31, 2017, we successfully completed the environmental permitting process and have secured all necessary permits to restart and expand the Relief Canyon Mine. As part of the permitting process we increased our statewide surface management surety bonds with the BLM as required by the State of Nevada from approximately $5.6 million to approximately $12.3 million, as of December 31, 2017 and $12.5 million currently.

•	On March 29, 2017, we entered into a Mining Sublease with Newmont granting us the exclusive right to prospect, explore for, develop, and mine minerals on certain lands within the Pershing Pass area south of the Relief Canyon Mine. In December 2017, we entered into mining leases at Coal Canyon, which added 800 acres and 1,899 acres respectively to our property holdings.

Feasibility Study and Mineralized Material Estimate

On June 6, 2018, Mine Development Associates, Inc. completed a feasibility study on the Relief Canyon Mine. The feasibility study included an estimate of mineralized material at the Relief Canyon Mine deposit, calculated at a cut-off grade of 0.005 ounces of gold per ton for oxide material, 0.01 ounces of gold per ton for mixed material and 0.02 ounces of gold per ton for sulfide material. Silver grades were only available for a portion of the deposit. The database used for the mineralized material estimate described below includes 419 core holes and 676 reverse circulation holes for a total of 482,755 feet, of which 415 core holes and 89 reverse circulation holes were drilled by us from 2011 to September 2016.

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Tons	Average gold grade (ounces per ton)
41,876,000	0.019

Tons	Average silver grade (ounces per ton)
17,576,000	0.117

“Mineralized material” as used in this prospectus, although permissible under the Securities and Exchange Commission (“SEC”) Guide 7, does not indicate “reserves” by SEC standards.  We cannot be certain that any part of the Relief Canyon deposit will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of the mineralized material will be confirmed or converted into SEC Industry Guide 7 compliant reserves or that mineralized material can be economically or legally extracted. In addition, in this prospectus we also modify our estimates made in compliance with National Instrument 43-101 to conform to SEC Industry Guide 7 for reporting in the United States. Mineralized material is substantially equivalent to measured and indicated mineral resources as disclosed for reporting purposes in Canada, except that the SEC only permits issuers to report “mineralized material” in tonnage and average grade without reference to contained ounces.

The feasibility study indicated that the Relief Canyon project is a viable mine and heap-leach processing operation and recommended that work should continue on advancing the project to production. Recommended improvements to the project would include additional drilling to improve the knowledge of the deposit, and obtaining silver assays for continuous mineralized intervals from past core drilling and new drilling so that more silver values can be added to the economic analysis for the mine. We would also need to arrange financing for the project before any production decision could be made. See “Liquidity and Capital Resources” below.

Permitting

We have all of the state and federal permits necessary to start mining and heap-leach processing operations at the Relief Canyon Mine. We have planned a two-phase permitting and development scenario for the project. Phase I, which has been fully authorized under our permits, is the re-purposing of previously approved disturbance and creating new surface disturbance for expanded mining to a pit bottom elevation of 5,080 feet, partial backfilling of the Phase I pit to approximately 20 feet above the historical groundwater elevation to eliminate a pit lake, expanded exploration operations, full build-out of the heap leach pad to accommodate leaching of the Phase I ore, and construction of a new waste rock storage facility. Phase II would include additional mine expansion activities and would allow mining further below the water table. In June 2018, we submitted the 2018 Plan of Operations Modification for the Phase II expansion of the mining and heap leach facilities to the BLM and NDEP.

Results of Operations

Three and Six months ended June 30, 2018 and 2017

Net Revenues

We are an exploration stage company with no operations, and we generated no revenues for the three and six months ended June 30, 2018 and 2017.

Operating Expenses

Total operating expenses for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017 were approximately $4.2 million and $3.3 million, respectively. The $0.9 million increase in operating expenses for the three months ended June 30, 2018 is comprised of (i) a $1.4 million increase in exploration expenses on our Relief Canyon properties to approximately $1.6 million from $0.2 million in the prior period due to increased direct drilling activities during the current period, (ii) an increase in consulting fees of approximately $0.1 million to approximately $0.8 million from $0.7 million in the prior period related to increased consulting costs related to progress of our feasibility study, offset by (iii) a decrease of approximately $0.5 million in compensation to approximately $0.7 million from $1.2 million in the prior period as a result of decreased stock-based compensation in connection with restricted stock grants to employees and (iv) a decrease of approximately $0.1 million in general and administrative expenses to approximately $1.0 million from $1.1 million in the prior period related to decreased legal fees and travel related expenses.

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Total operating expenses for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017 were approximately $8.3 million and $6.6 million, respectively. The $1.7 million increase in operating expenses for the six months ended June 30, 2018 is comprised of (i) a $2.1 million increase in exploration expenses on our Relief Canyon properties to approximately $2.9 million from $0.8 million in the prior period due to increased direct drilling activities during the current period, (ii) an increase in consulting fees of approximately $0.5 million to approximately $1.7 million from $1.2 million in the prior period related to increased consulting costs related to progress of our feasibility study, offset by (iii) a decrease of approximately $0.7 million in compensation to approximately $1.6 million from $2.3 million in the prior period as a result of decreased stock-based compensation in connection with restricted stock grants to employees and (iv) a decrease of approximately $0.2 million in general and administrative expenses to approximately $2.0 million from $2.2 million in the prior period related to decreased legal fees and travel related expenses.

Loss from Operations

We reported a loss from operations of $4.2 million and $3.3 million for the three months ended June 30, 2018 and 2017, respectively. We reported a loss from operations of $8.3 million and $6.6 million for the six months ended June 30, 2018 and 2017, respectively. The increase in operating loss was due primarily to the increase in operating expenses described above.

Other Income (Expenses)

Total other income (expense) was approximately $3,700 and $11,300 for the three months ended June 30, 2018 and 2017, respectively. Total other income (expense) was approximately $4,900 and ($1,900) for the six months ended June 30, 2018 and 2017, respectively. The change in other income (expense) is primarily attributable to a decrease in foreign currency loss offset by an increase in interest income.

Net Loss

As a result of the operating expense and other income (expense) discussed above, we reported a net loss of approximately ($4.2) million for the three months ended June 30, 2018 as compared to a net loss of ($3.3) million for the three months ended June 30, 2017. As a result of the operating expense and other income (expense) discussed above, we reported a net loss of approximately ($8.3) million for the six months ended June 30, 2018 as compared to a net loss of ($6.6) million for the six months ended June 30, 2017.

Years Ended December 31, 2017 and December 31, 2016

Net Revenues

We are an exploration stage company with no operations, and we generated no revenues for the years ended December 31, 2017 and 2016.

Operating Expenses

Total operating expenses for the year ended December 31, 2017 as compared to the year ended December 31, 2016, were $12.7 million and $15.6 million, respectively. The $2.9 million decrease in operating expenses for the year ended December 31, 2017 is comprised largely of (i) a $2.7 million decrease in exploration expenses on our Relief Canyon properties to approximately $1.2 million from $3.9 million in the prior period due to less direct drilling activities during 2017, (ii) a decrease of $0.5 million in compensation and related taxes to approximately $4.8 million from $5.3 million primarily due to a decrease in stock based compensation in connection with restricted stock grants to employees, (iii) a $0.1 million increase in consulting fees to approximately $2.4 million from $2.3 million in the prior period primarily due to an increase in consulting services for our PFS, and (iv) an increase of $0.2 million in general and administrative expenses to approximately $4.3 million from $4.1 million in the prior period, primarily due to an increase in travel, insurance and marketing expenses.

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Loss from Operations

We reported loss from operations of $12.7 million and $15.6 million for the year ended December 31, 2017 and 2016, respectively. The decreases in operating loss were due primarily to the decrease in operating expenses described above.

Other Income (Expenses), net

Total other income (expenses), net was approximately ($370,000) and ($2,600) for the year ended December 31, 2017 and 2016, respectively. The increase in other income (expenses), net primarily relates to the expensing of costs related to the Sprott credit facility as it was determined the financing would not be completed.

Net Loss

As a result of the operating expense and other income (expense), net discussed above, we reported a net loss of approximately ($13.1) million for the year ended December 31, 2017 as compared to a net loss of ($15.6) million for the year ended December 31, 2016.

Liquidity and Capital Resources

We reported a net loss of approximately $(8.3) million for the six months ended June 30, 2018.  We expect to incur significant losses into the foreseeable future and our monthly “burn rate” for the remainder of fiscal 2018 is expected to be approximately $0.65 million (including approximately $0.45 million for general and administrative costs and $0.20 million for exploration, permitting and additional work at the Relief Canyon Mine). We have primarily relied on public and private offerings of our equity securities for our liquidity.  We will require additional external financing to fund exploration, operations and the advancement of the Relief Canyon Mine into production. If we are unable to raise external funding, and eventually generate significant revenues from our claims and properties, we will not be able to earn profits or continue operations. We have no production history upon which to base any assumption as to the likelihood that we will prove successful, and it is uncertain that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

At June 30, 2018, our cash, cash equivalents and restricted cash totaled approximately $9.2 million. Our cash, cash equivalents and restricted cash decreased during the six months ended June 30, 2018 by approximately $7.4 million from our cash, cash equivalents and restricted cash balance at December 31, 2017 of approximately $16.5 million. The decrease in cash, cash equivalents and restricted cash was primarily the result of cash used in operations of approximately $7.2 million that was comprised of costs for our feasibility study, continued permitting and additional work on the Relief Canyon Project, exploration expenditures on our Relief Canyon properties, and general and administrative expenses, including consultant fees, compensation costs, legal fees and public company expenses.

At June 30, 2018, we had approximately $5.5 million in cash and cash equivalents and approximately $3.7 million in restricted cash – noncurrent. The amounts held as restricted cash – noncurrent consists of collateral under surface management bonds issued on our behalf and is therefore not available for general corporate purposes. We expect to require additional financing to fund our current operations no later than the end of the first fiscal quarter of 2019. There is no assurance that we will be able to obtain additional financing on acceptable terms or at all.

We plan the following expenditures for the remainder of fiscal year 2018:

•	$2.6 million on general and administrative expenses (including employee salaries, public company expenses, consultants, land holding costs and annual insurance premium renewals);

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•	$1.0 million on additional work at the Relief Canyon properties including the 2018 drilling program, further metallurgy tests, geographic surveys and continued planning, engineering and design work to advance the Relief Canyon mine into production; and

•	$0.2 million for the continuation of studies for expansion below the water table and the amended plan of operations modification.

We have given notice of our intention to exercise a right to purchase certain royalty interests currently burdening our Relief Canyon properties and surrounding areas in exchange for a cash payment of $1.1 million. If consummated, this transaction would reduce the overall royalty burden on our Relief Canyon properties. We anticipate that the transaction would be consummated, if at all, during the third quarter. There is no assurance that this transaction will be completed. The consummation of this transaction would increase our cash expenditures by $1.1M during the remainder of fiscal year 2018, which would result in the need to raise additional financing no later than January 2019.

The actual amount we spend for our year ending 2018 may vary significantly from the amounts specified above if we decide to advance the Relief Canyon Mine toward production in 2018. Based on the estimates contained in the feasibility study, we currently expect to incur capital expenditures and working capital expenses of approximately $38 million. We are evaluating various sources of additional financing. No development decision with respect to the Relief Canyon Mine is expected to be made unless and until we are able to solidify our financing plans.

Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. The additional funds necessary to fund the development of the Relief Canyon Mine may not be available to us on acceptable terms or at all.

Recent Accounting Pronouncements

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” or “ASU 2016-18”. ASU 2016-18 is intended to clarify how entities present restricted cash in the statement of cash flows. The guidance requires entities to show the changes in the total of cash and cash equivalents and restricted cash in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash in the statement of cash flows. When cash and cash equivalents and restricted cash are presented in more than one line-item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. This reconciliation can be presented either on the face of the statement of cash flows or in the notes to the financial statements. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017 and is to be applied retrospectively. Early adoption is permitted, including adoption in an interim period. We early adopted ASU 2016-18 for the three-months period ended December 31, 2017 and our adoption did not have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”, which eliminates Step 2 from the goodwill impairment test. When an indication of impairment was identified after performing the first step of the goodwill impairment test, Step 2 required that an entity determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) using the same procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under the amendments in ASU No. 2017-04, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying value. An entity would recognize an impairment charge for the amount by which the carrying value exceeds the reporting unit’s fair value. In addition, an entity must consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. A public business entity that is a SEC filer should adopt the amendments in ASU No. 2017-04 for its annual, or any interim, good will impairment tests in fiscal years beginning after December 15, 2019. We do not believe the guidance will have a material impact on our consolidated financial statements.

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In May 2017, the FASB issued ASU 2017-09, “Compensation - Stock Compensation”. The update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC Topic 718. An entity shall account for the effects of a modification described in ASC paragraphs 718-20-35-3 through 35-9, unless all the following are met: (1) The fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified; (2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The provisions of this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. Our adoption of this guidance on January 1, 2018 did not have a material impact on our consolidated results of operations, financial position and related disclosures.

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share (Topic 260)”. The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. We do not believe the guidance will have a material impact on our consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12 “Derivatives and Hedging (Topic 815) Targeted Improvements to Accounting for Hedging Activities”. ASU 2017-12 eliminates the requirement to separately measure and report hedge ineffectiveness and generally requires the entire change in the fair value of a hedging instrument to be presented in the same income statement line as the hedged item. The guidance also eases certain documentation and assessment requirements and modifies the accounting for components excluded from the assessment of hedge effectiveness. The guidance is effective for us beginning after December 15, 2018, although early adoption is permitted. We do not believe the guidance will have a material impact on our consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07 “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation - Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity - Equity-Based Payments to Non-Employees. The guidance is effective for public companies for fiscal years, and interim fiscal periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. We do not believe the guidance will have a material impact on our consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. We do not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to our financial condition, results of operations, cash flows or disclosures.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Principles of Consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and present the financial statements of the Company and our wholly-owned subsidiaries. In the preparation of our consolidated financial statements, intercompany transactions and balances are eliminated.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the useful life of property and equipment, amounts and timing of closure obligations, the assumptions used to calculate fair value of restricted stock units, options and warrants granted, stock-based compensation, beneficial conversion on preferred stock, capitalized mineral rights, asset valuations, timing of the performance criteria of restricted stock units and the fair value of common stock issued.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain.

We adopted ASU 2016-09, “Compensation - Stock Compensation (Topic 718)” (“ASU 2016-09”), which makes several modifications to Topic 718. Upon adoption of ASU 2016-09, we recognize the effect of forfeitures in compensation cost as they occur, rather than estimating forfeitures as of the award date. Any previously recognized compensation cost will be reversed in the period of forfeiture.

Property and Equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally from one to twenty-five years.

Mineral Property Acquisition and Exploration Costs

Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. We have chosen to expense all mineral exploration costs as incurred given that we are still in the exploration stage. Once we have identified proven and probable reserves in our investigation of our properties and upon development of a plan for operating a mine, we would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs will be amortized, using the units-of-production method over proven and probable reserves. When we have capitalized mineral properties, these properties will be periodically assessed for impairment of value and any diminution in value. To date, we have not established the commercial feasibility of any exploration prospects; therefore, all costs are being expensed.

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ASC 930-805 states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights. Acquired mineral rights are considered tangible assets under ASC 805. ASC 805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, our direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims and mill sites. If proven and probable reserves are established for the property and it has been determined that a mineral property can be economically developed, costs will be amortized using the units-of-production method over proven and probable reserves. For mineral rights in which proven and probable reserves have not yet been established, we assess the carrying values for impairment at the end of each reporting period and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Long-Lived Assets

We review for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable, pursuant to guidance established in ASC 360-10-35-15, “Impairment or Disposal of Long-Lived Assets”. An impairment is considered to exist when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its carrying amount.

Asset Retirement Obligations

Asset retirement obligations, consisting primarily of estimated mine reclamation and closure costs at our Relief Canyon property, are recognized in the period incurred and when a reasonable estimate can be made, and recorded as liabilities at fair value. Such obligations, which are initially estimated based on discounted cash flow estimates, are accreted to full value over time through charges to accretion expense. Corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life. Asset retirement obligations are periodically adjusted to reflect changes in the estimated present value resulting from revisions to the estimated timing or amount of reclamation and closure costs. We review and evaluate the asset retirement obligations annually or more frequently at interim periods if deemed necessary.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Contractual Obligations

Not applicable.

BUSINESS AND PROPERTIES

Overview

We are a gold and precious metals exploration company pursuing exploration, development and mining opportunities primarily in Nevada. We are currently focused on exploration at our Relief Canyon properties in Pershing County in northwestern Nevada and, if economically feasible, commencing mining at the Relief Canyon Mine. None of our properties contain proven and probable reserves under SEC Industry Guide 7, and our activities on all of our properties are exploratory in nature.

Our principal offices are located in Lakewood, Colorado at 1658 Cole Boulevard, Building No. 6, Suite 210, Lakewood, Colorado 80401 and we have an exploration office at 1055 Cornell Avenue, Lovelock, Nevada 89419. Our telephone number is 720-974-7254. We maintain a website at www.pershinggold.com, which contains information about us. Our website and the information contained in and connected to it are not part of this prospectus.

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Corporate Structure

We were incorporated in Nevada on August 2, 2007 under the name Excel Global, Inc., and we changed our name to Pershing Gold Corporation on February 27, 2012. We operate our business directly and also through our wholly-owned subsidiary, Gold Acquisition Corp., a Nevada corporation. Gold Acquisition Corp. owns and is conducting exploration on the Relief Canyon Mine property in northwestern Nevada. Pershing Gold Corporation owns directly and is conducting exploration on the Relief Canyon properties adjacent to the Relief Canyon Mine property, which we refer to as the Relief Canyon expansion properties. We also have a subsidiary, Pershing Royalty Company, that holds royalty interests in 17 unpatented mining claims in Pershing county, and in 192 claims in Lander County, Nevada, and a wholly-owned subsidiary, Blackjack Gold Corporation, formed for potential purchases of exploration targets.

Business Strategy

Our business strategy is to acquire and advance precious metals exploration properties. We seek properties with known mineralization that are in an advanced stage of exploration and have previously undergone drilling but are under-explored, which we believe we can advance to increase value. We are currently focused on exploration of the Relief Canyon properties and, if economically feasible, commencing mining at the Relief Canyon Mine. We also periodically review other strategic opportunities, focused primarily in Nevada.

Relief Canyon Mine Property

We acquired the Relief Canyon Mine property in August 2011. The property then consisted of approximately 1,100 acres of unpatented mining claims and millsites and included three open-pit mines and a processing plant that could be used to process material from the Relief Canyon Mine or from other mining operations. We refer to this property as the “Relief Canyon Mine” property.

We significantly expanded our Relief Canyon property position in 2012 with the acquisition of approximately 23,000 additional acres of unpatented mining claims and leased and subleased lands around the Relief Canyon Mine and south of the Relief Canyon Mine.  We refer to this expanded property position as the “Relief Canyon properties.” In early 2015, we acquired 74 mining claims near the Relief Canyon Mine and on which the processing facilities are located that we had previously leased from Newmont, USA Ltd. (“Newmont”), and we entered into a new mining lease directly with the owner of approximately 1,600 acres that we had previously subleased from Newmont. See “Relief Canyon Properties – Property History – Title and Ownership Rights” and “–Newmont Leased Property.” Most of the Relief Canyon properties, including the Relief Canyon Mine, are subject to a 2% net smelter return royalty payable to Battle Mountain Gold Exploration Corp. (now RG Royalties, LLC, a subsidiary of Royal Gold, Inc.) or Newmont. In March 2017, we entered into a mining sublease with Newmont which further consolidated our land holdings in the Pershing Pass area south of the Relief Canyon Mine.

Since we acquired the Relief Canyon Mine property in 2011, we have drilled a total of 535 drill holes totaling approximately 315,000 feet at the Relief Canyon properties. Our exploration efforts have been focused primarily on expanding the known Relief Canyon Mine deposit. Our 2011-2013 exploration drilling programs expanded the deposit. We began a drilling program in 2014 which we completed in early 2015. In this program, we drilled a total of 134 core holes, totaling approximately 74,000 feet, for the purpose of extending and upgrading the current deposit. The 2014 drill results included some gold intercepts at significantly higher grades than the average historic grade of the Relief Canyon Mine deposit of approximately one gram of gold per ton. We conducted the 2015 drilling program from May 2015 through December 2015, which demonstrated that the high-grade zone in the North Target Area has continued south under the North Pit and that the higher-grade L Zone of the Relief Canyon Mine deposit is geologically open to the west, south and southwest.

In November 2016, we completed Phase 1 of our 2016 drilling program, which included 22 core holes, totaling approximately 15,000 feet. In November 2016, we commenced Phase 2 drilling and completed this drilling in December 2016, which included nine core holes totaling approximately 8,000 feet. During 2017, we drilled an additional 15 holes, totaling approximately 5,800 feet at our Blackjack Project Area, located approximately nine miles south of the Relief canyon Mine. During 2018 we drilled 39 holes, totaling approximately 33,000 feet targeting the West Step-out area and the Main Zone.

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Feasibility Study and Mineralized Material Estimate

On June 6, 2018, MDA completed a feasibility study on the Relief Canyon Mine. The feasibility study included an estimate of mineralized material at the Relief Canyon Mine deposit, calculated at a cut-off grade of 0.005 ounces of gold per ton for oxide material, 0.01 ounces of gold per ton for mixed material and 0.02 ounces of gold per ton for sulfide material. Silver grades were only available for a portion of the deposit. The database used for the mineralized material estimate described below includes 419 core holes and 676 reverse circulation holes for a total of 482,755 feet, of which 415 core holes and 89 reverse circulation holes were drilled by us from 2011 to September 2016.

Tons	Average gold grade (ounces per ton)
41,876,000	0.019

Tons	Average silver grade (ounces per ton)
17,576,000	0.117

“Mineralized material” as used in this prospectus, although permissible under the Securities and Exchange Commission (“SEC”) Guide 7, does not indicate “reserves” by SEC standards.  We cannot be certain that any part of the Relief Canyon deposit will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of the mineralized material will be confirmed or converted into SEC Industry Guide 7 compliant reserves or that mineralized material can be economically or legally extracted. In addition, in this prospectus we also modify our estimates made in compliance with National Instrument 43-101 to conform to SEC Industry Guide 7 for reporting in the United States. Mineralized material is substantially equivalent to measured and indicated mineral resources as disclosed for reporting purposes in Canada, except that the SEC only permits issuers to report “mineralized material” in tonnage and average grade without reference to contained ounces.

The feasibility study indicated that the Relief Canyon project is a viable mine and heap-leach processing operation and recommended that work should continue on advancing the project to production. Recommended improvements to the project would include additional drilling to improve the knowledge of the deposit, and obtaining silver assays for continuous mineralized intervals from past core drilling and new drilling so that more silver values can be added to the economic analysis for the mine. We would also need to arrange financing for the project before any production decision could be made. See “Liquidity and Capital Resources” above.

Permitting

We have all of the state and federal permits necessary to start mining and heap-leach processing operations at the Relief Canyon Mine. We have planned a two-phase permitting and development scenario for the project. Phase I, which has been fully authorized under our permits, is the re-purposing of previously approved disturbance and creating new surface disturbance for expanded mining to a pit bottom elevation of 5,080 feet, partial backfilling of the Phase I pit to approximately 20 feet above the historical groundwater elevation to eliminate a pit lake, expanded exploration operations, full build-out of the heap leach pad to accommodate leaching of the Phase I ore, and construction of a new waste rock storage facility. Phase II would include additional mine expansion activities and would allow mining further below the water table. In June 2018, we submitted the 2018 Plan of Operations Modification for the Phase II expansion of the mining and heap leach facilities to the BLM and NDEP.

Production Decision and Financing

While in February 2018 we began initial land clearing in preparation for potential construction at the Relief Canyon Mine, we have not yet secured sufficient financing to, and our board of directors has not yet decided to, bring the mine into production at this time. Although the Relief Canyon Mine currently has an available leach pad and processing facility and we have senior mine and processing personnel in place, we would be required to obtain mining equipment (which could be through purchase, lease, contract mining or a combination of these), hire employees for the mine and the processing plant, purchase materials and supplies, commence mining, leaching and processing activities, and continue these activities as well as the corporate activities currently conducted for a number of months until sufficient positive cash flow is produced by gold sales to fund all of these activities.

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In order to commence mining at Relief Canyon, based on the estimates contained in the feasibility study, we currently expect to incur capital expenditures and working capital expenditures of approximately $38 million. This estimate is exclusive of general and administrative expenses and other exploration costs that will be incurred by us. This estimate assumes that we would utilize a contract miner to mine ore at the pit and deliver it to the crusher.

We are actively pursuing discussions with potential counterparties for the remaining financing that will be needed to commence production at Relief Canyon. This additional external financing could include streaming, royalty financing, forward sale arrangements, debt offerings (including convertible debt), or other similar arrangements. It may also include further sales of equity securities from our shelf registration statement or otherwise. There are no assurances that we will be successful in raising sufficient financing to commence production at Relief Canyon.

If sufficient financing is arranged and our board makes a production decision, we currently anticipate that initial gold production may occur within approximately six to nine months, although the actual time period required will be dependent on various factors outlined in the feasibility study.

Relief Canyon Properties

Location, Access and Facilities

The Relief Canyon properties are located about 100 miles northeast of Reno, Nevada. The nearest town is Lovelock, Nevada, approximately 15 miles west-southwest of the Relief Canyon Mine property, which can be reached from both Reno and Lovelock on U.S. Interstate 80. The Relief Canyon Mine property is reached from Lovelock by travelling approximately seven miles northeast on I-80 to the Coal Canyon Exit (Exit No. 112), then about 10 miles southeast on Coal Canyon Road (State Route 857, a paved road maintained by Pershing County) to Packard Flat, and then north on a gravel road for two miles. All of the Relief Canyon properties can be accessed by unpaved roads from the Relief Canyon Mine property.

Through our wholly-owned subsidiary, Gold Acquisition Corp., we own 254 unpatented mining claims and 120 millsite claims, and lease approximately 1,600 acres of fee land, at the Relief Canyon Mine property. The Relief Canyon Mine property includes the Relief Canyon Mine and gold processing facility, currently on care and maintenance status. The Relief Canyon Mine includes three open pit mines, heap leach pads comprised of six cells, two solution ponds and a cement block constructed adsorption desorption-recovery (“ADR”) solution processing circuit. The ADR type process plant consists of four carbon columns, an acid wash system, a stripping vessel, and electrowinning cells. The process facility was completed in 2008 and Firstgold Corp. produced a small amount of gold there in 2009. See “Relief Canyon Properties – Property History.” The facilities are generally in good condition.

When the Relief Canyon Mine was in production in the late 1980s and early 1990s, previous operators used conventional heap leach processing methods in which ore removed from the open pit mines was crushed, stacked on heap leach pads and sprinkled with a dilute sodium cyanide solution to dissolve gold and silver from the ore.  The “pregnant” gold and silver bearing solution was piped to the gold recovery plant and processed using a conventional ADR gold and silver recovery system.  In the ADR system, the pregnant solution flowed through a series of carbon columns where the gold and silver were adsorbed onto activated carbon.  The next step in the process involved stripping the gold from the gold-bearing carbon in electrowinning cells and then recovering the gold in an on-site refinery.  The resulting doré was then sent to a third-party facility for further processing into saleable gold and silver products.  Following removal of the gold and silver, the cyanide solution was recycled to the heap leach pads in a closed-loop system.

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We plan to add mercury pollution control equipment to the process plant to allow for onsite stripping of the gold-bearing carbon. If we elect not to add the mercury pollution control equipment we could ship gold-laden carbon from the carbon columns to a third-party refinery for further processing.

Adequate line power is available to the site to operate the existing process facility and ancillary facilities. There is a backup generator onsite that could provide the required power for the heap leach pumping system in the event of power outages. Another generator will be used to provide power for the crushing and conveying system. Sufficient water rights to operate the Relief Canyon Mine and the processing and ancillary facilities have been appropriated with two operating and permitted wells.

The maps below show the location of the Relief Canyon properties:

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RELIEF CANYON MINE
COAL CANYON PROJECT
T28N R33E
T28N R34E
Relief Canyon Mine
18
17
16
Relief Canyon Processing Facilities
19
20
21
T27N R33E
T27N R34E
T27N R35E
PERSHING PASS PROPERTY
T26N R5E
T26N R33E
T26N R34E
Legend
Newmont Area of Interest
Leased Fee Land
Subleased Fee Land
Optioned Fee Land
Owned Claims
Leased Claims
N
0
0.5
1
2 Miles

Figure 1: Relief Canyon properties, excluding the Coal Canyon project

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RELIEF CANYON MINE
COAL CANYON PROJECT
27N 32E
27N 33E
Coal Canyon Project
Legend
Leased Fee Land
Leased Claims
N
0
0.5
1
2 Miles

Figure 2: Coal Canyon Project

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Rock Formation and Mineralization

The Relief Canyon properties are located in Pershing County, Nevada at the southern end of the Humboldt Range. The range is underlain by a sequence of late Paleozoic to Mesozoic aged volcanic and sedimentary rocks. Gold-bearing rocks at the Relief Canyon properties are primarily developed within breccia zones along the contact between the Grass Valley and Cane Springs Formations.

Property History

Gold was first discovered on the property by the Duval Corp. in 1979. Subsequent exploration was performed by various companies including Lacana Mining, Santa Fe Gold Corp., and Pegasus Gold Inc., and gold was produced from the property during the late 1980s and early 1990s. Firstgold Corp. acquired the property in 1995, explored periodically from 1995 until 2009, and produced a small amount of gold in 2009. Firstgold Corp. filed for bankruptcy protection in January 2010, and in August 2011, pursuant to an order of the bankruptcy court, we (through our wholly owned subsidiary, Gold Acquisition Corp.) purchased 100% of the Relief Canyon Mine property and related assets.

Title and Ownership Rights

Our property rights currently total approximately 29,000 acres and are comprised of approximately 1,056 owned unpatented mining claims, 120 owned millsite claims, 143 leased unpatented mining claims, and 4,127 acres of leased and 3,739 acres of subleased private lands. In January 2015, we acquired certain mining claims from Newmont, entered into a new mining lease on private, or fee, lands that we previously subleased from Newmont, and amended the 2006 Minerals Lease and Sublease with Newmont with respect to certain other portions of the Relief Canyon properties. These transactions, which did not increase the size of our Relief Canyon property position, are described below. In March 2017, we entered into a mining sublease with Newmont which added 960 acres of land in the Pershing Pass area. In July 2017, 36 additional unpatented claims were located in the Pershing Pass area, adding 640 acres to our holdings. We also control options to purchase two 40-acre parcels of fee land in the same vicinity. In December 2017, we entered into two mining leases in the Coal Canyon area, which is west of the Relief Canyon Mine, leasing an additional 43 unpatented claims, and 1,899 acres of fee land, as further described below under the heading “Coal Canyon Project”.

In order to maintain ownership of the unpatented mining claims and millsites at the Relief Canyon properties, we are required to make annual claim maintenance payments of $155 per mining claim or millsite to the BLM, and to record in the county records an affidavit of payment of claim maintenance fees and notice of intent to hold and pay state and county recording fees of $10.50 per claim or millsite. Our total property maintenance costs for all of the unpatented mining claims and millsites for the Relief Canyon properties in 2017 was approximately $211,000, and we expect our land holding costs to be approximately $307,000 in 2018, which covers the cost of maintaining the additionally acquired claims, new leases covering both claims and fee lands, as noted herein, and an increase in the state and county fee to $12.00 per claim. The BLM is required by statute to adjust the claim maintenance fees for inflation every five years, or more frequently if the Secretary of Interior determines an adjustment to be reasonable. Those fees were most recently adjusted in 2014.

January 2015 Acquisition

In January 2015, we acquired 74 unpatented mining claims totaling approximately 1,300 acres that we had previously leased from Newmont.  We also entered into a new mining lease directly with New Nevada Resources, LLC and New Nevada Lands, LLC for approximately 1,600 acres of fee, or private, land that we had previously subleased from Newmont. The new lease has a primary term of twenty years that can be extended for so long thereafter as mining, development or processing operations are being conducted on the land on a continuous basis. The lease contains customary terms and conditions, including annual advance royalty payments commencing at $1.00 per acre and increasing after five years by the greater of five percent or an amount determined from the Consumer Price Index, and a 2.5% net smelter returns production royalty.

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The claims that we acquired from Newmont and the fee land subject to our new lease are located near, and include portions of, the pit and the land on which the Relief Canyon Mine property processing facilities are located.  These areas are shown in the map above as owned claims and leased fee. These properties also include lands to the south and west of the current mine pits that we believe are prospective for potential expansion of the Relief Canyon Mine deposit, and lands that could in the future be used for new or expanded mine support facilities, including potential waste rock storage. As a result of these transactions, the claims we purchased from Newmont and the private lands we leased from New Nevada Resources, LLC and New Nevada Lands, LLC are no longer subject to Newmont’s joint venture rights discussed below.

Newmont Leased Property

Pursuant to a 2006 Mineral Lease and Sublease with Newmont, we hold 137 unpatented lode mining claims owned by Newmont, comprising approximately 2,235 acres, and approximately 2,770 acres of privately-owned fee minerals leased by Newmont. We refer to this as the Newmont Leased property.

As part of the January 2015 transactions with Newmont, Newmont and the Company entered into an amendment (the “Third Amendment”) of the 2006 Minerals Lease and Sublease. The amendment removed from the 2006 Minerals Lease and Sublease the claims we purchased from Newmont and the private lands we leased directly from New Nevada Resources, LLC and New Nevada Lands, LLC. Pursuant to the Third Amendment we agreed to a $2.6 million work commitment on the properties remaining subject to the 2006 Minerals Lease and Sublease to be expended by January 2022. As of June 15, 2018, the most recent cost reporting date, we had incurred and can credit approximately $2.9 million in exploration expenditures against the remaining $2.3 million work commitment and future rental payment obligations. Because we have satisfied the work commitment through 2024, we are not required to make annual rental payments for those years. Starting in 2023, if we elect not to, or fail to, incur at least $0.5 million in exploration expenditures per year, the annual rental payment to Newmont would be approximately $0.1 million. We are also required to reimburse Newmont for advance royalty payments made by Newmont to the lessor each year under Newmont’s underlying lease with New Nevada Resources. The reimbursement amount was approximately $2,500 for each of 2013 through 2016.

In connection with the January 2015 transactions with Newmont, Newmont and New Nevada Resources, LLC entered into a new Mining Lease (the “2015 Newmont Lease”) covering about 2,770 acres of private lands included in our Relief Canyon properties, shown on the map above as subleased fee land. The 2015 Newmont Lease has a primary term of twenty years that can be extended for as long thereafter as mining, development or processing operations are being conducted on a continuous basis. The 2015 Newmont Lease contains customary terms and conditions, including an advance royalty and a 2.5% net smelter returns production royalty payable to New Nevada Resources LLC. We continue to hold our rights to the private lands covered by the 2015 Newmont Lease pursuant to our 2006 Minerals Lease and Sublease with Newmont.

Newmont Joint Venture Rights

Under the 2006 Minerals Lease and Sublease, if we decide to commence mine construction activities in anticipation of mining on any portion of the properties covered thereby, we are required to notify Newmont and provide Newmont with a copy of a positive feasibility study covering the property on which we intend to commence production, as well as additional information. Newmont has the right at any time until we deliver a positive feasibility study on the Newmont Leased property that is subject to the Newmont area of interest, as shown on the map above, and for a period of 90 days thereafter either (i) to elect to enter into a joint venture agreement with us covering all of the Newmont Leased properties and governing the development of the Newmont Leased properties going forward, which we refer to as the “Venture Option”, in which case Newmont is required to reimburse us for 250% of the expenditures incurred since March 29, 2006, and with respect to which Newmont would have a 51% participating interest and we would have a 49% participating interest, or (ii) if Newmont does not elect the Venture Option, to convey the Newmont Leased properties to us, reserving the 3% to 5% sliding scale net smelter returns royalty tied to gold price, and to receive a $1.5 million production bonus on the commencement of commercial production. The 5% net smelter royalty would apply if the monthly average gold price is equal to or greater than $400 per ounce. In addition, we would also be required pay a 2.5% net smelter returns royalty to the underlying lessor, New Nevada Resources, LLC on approximately 2,770 acres of the Newmont Leased properties.

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Coal Canyon Project

In December 2017, we entered into two mining leases at Coal Canyon, which is west of the Relief Canyon Mine (see Figure 2, above). One such mining lease with Good Springs Exploration, LLC and Clancy Wendt (collectively “Lessor”) covers 43 unpatented mining claims which added 800 acres to our property holdings. The lease contains customary terms and conditions, with a primary term of ten years, which may be extended by us, annual advance royalty payments to Lessor starting at $20,000 per year, capping at $50,000, which payments are recoupable against a 3% net smelter return royalty, which royalty can be reduced by one percent of net smelter return for a payment of $1 million, and also includes a conditional purchase option for $350,000.

A second mining lease with New Nevada Resources, LLC and New Nevada Lands, LLC (collectively “Owner”) covers 1,899 acres of fee land. The lease contains customary terms and conditions, with a primary term of twenty years, which may be extended by us, with annual advance royalty payments to Owner starting at $10 per acre capping at $25 per acre, which payments are recoupable against a 3% net smelter return royalty. This royalty can be reduced by one percent of net smelter return in exchange for a payment of $1 million, and also includes a conditional purchase option at a price of $500 per acre.

Royalties

As currently defined by exploration drilling, most of the Relief Canyon deposit is located on property that is subject to a 2% net smelter return royalty, with a portion of the deposit located on property subject to net smelter return royalties totaling 4.5%.  The rest of the property is subject, under varying circumstances, to net smelter return royalties ranging from 2% to 5%.

On June 26, 2018, the Company provided notice of its intent to exercise its right of first offer (“ROFO”) under the Minerals Lease and Sublease, as amended. The consummation the proposed ROFO transaction would reduce the overall net smelter return royalty burden on the Company’s Relief Canyon properties. Should this transaction close the Company will pay approximately $1.1 million to purchase the seller’s royalty position on the subject lands.

The map below shows the royalties payable on the properties on which the current Relief Canyon Mine pits and processing facilities are located and the surrounding properties we now own or lease directly from New Nevada Resources, LLC and New Nevada Lands, LLC, as the result of the January 2015 transactions with Newmont, New Nevada Resources, LLC and New Nevada Lands, LLC described above.

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Pershing Pass Property

With the various noted property additions, the Pershing Pass property consists of over 765 unpatented mining claims (746 owned, 19 leased) covering approximately 12,900 acres and a mining lease covering approximately 635 acres of fee land.  The Pershing Pass property includes approximately 490 unpatented lode mining claims covering approximately 9,700 acres that we acquired from Silver Scott Mines in March 2012 and approximately 283 unpatented lode mining claims covering about 5,660 acres owned directly by Victoria Resources (US) Inc., a wholly-owned subsidiary of Victoria Gold Corp., prior to our purchase (collectively, “Victoria”). Victoria has reserved a 2% net smelter return royalty on the 221 claims that are located outside the area of interest related to the Newmont Leased property, discussed above.  The Pershing Pass property also includes 17 unpatented mining claims acquired from a third party in April 2012 subject to a 2% net smelter return royalty, 17 unpatented mining claims that we located in mid-2012, and approximately 635 acres of private lands that we leased in December 2012.  The primary term of the lease is ten years, ending in December 2022, which may be extended as long as mineral exploration, development or mining work continues on the property. Production from the private lands covered by the lease is subject to a 2% net smelter return royalty on all metals produced other than gold, and to a royalty on gold indexed to the gold price, ranging from 2% at gold prices of less than $500 per ounce to 3.5% at gold prices over $1,500 per ounce. Prior to one year after commencement of commercial production, we can repurchase up to 3% of the royalty on gold production at the rate of $600,000 for each 1%. The Blackjack Project Area is located within the Pershing Pass property.

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In September 2013, we entered into a lease agreement and purchase option for 19 unpatented mining claims (approximately 400 acres) in the Pershing Pass property. The lease grants us exclusive rights to conduct mineral exploration, development and mining and an exclusive option to purchase the claims. The primary term of the lease is ten years, which may be extended as long as mineral exploration, development, or mining work continues on the property. Production from the lease is subject to a 1% net smelter return royalty on precious metals and a one-half percent net smelter royalty on all other metals produced from the lease. Prior to production, we are required to pay a $10,000 annual advance minimum royalty payment to Nevada Select Royalties, Inc. The advance minimum royalty remains at $10,000 per year until September 2023 when the advance royalty payment increases to $12,500 per year. The advance royalty payment increases to $15,000 per year in September 2028 and then $20,000 per year in September 2033. The advance minimum royalty payments are due on or before the anniversary dates of the lease agreement. If we decide to exercise the purchase option, which is exercisable at any time, we can acquire the 19 unpatented mining claims for $250,000.

Newmont Pershing Pass Sublease

The March 2017 mining sublease with Newmont added 960 acres of fee land to our property holdings at Pershing Pass. Under the terms of the sublease, we have the exclusive right to prospect, explore for, develop, and mine minerals on these areas.  The sublease has an initial term of ten years and may be extended by us until December 3, 2034 and so long thereafter as any mining, development, or processing operations are being conducted continuously.  The subleased fee lands are owned by New Nevada Resources, LLC (“NNR”) and New Nevada Lands, LLC (“NNL”), and leased by Newmont under a December 2014 Mining Lease. The underlying 2014 lease contains customary terms and conditions, with a primary term of twenty years, which may be extended by us, and annual advance royalty payments to NNR and NNL, which payments are recoupable against a 2.125% net smelter return royalty payable to NNR and NNL.

The sublease calls for us to make minimum work expenditures for the first four years of the sublease, followed by annual advance minimum royalty payments to Newmont to maintain the sublease in good standing.  The sublease may be terminated any time after we have spent $500,000 toward a required $1.5 million work commitment within the first two years of the sublease. Otherwise, upon termination we must pay Newmont the difference between $500,000 and the costs already incurred by us towards the required work commitment. As of June 30, 2018, the most recent cost reporting date, the Company can credit approximately $270,000 in exploration expenditures already incurred against the $1.5 million work commitment. The sublease creates a 2.0% net smelter return royalty on all minerals, excluding industrial minerals, which have a 0.875% net smelter return produced from the subleased fee lands in favor of Newmont. The Newmont 2.0% net smelter return is in addition to the 2.125% net smelter return payable to NNR and NNL. The sublease also creates a 2.0% net smelter return royalty in favor of Newmont on minerals (excepting industrial minerals) produced from our claims located in Section 10 and 16 adjacent to the subleased fee lands.

Environmental Regulations and Permitting Requirements

Various levels of governmental controls and regulations address, among other things, the environmental impact of mineral mining and exploration operations and establish requirements for reclamation of mineral mining and exploration properties after exploration operations have ceased. With respect to the regulation of mineral mining and exploration, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission limits and other design or operational requirements for various aspects of the operations, including health and safety standards. Legislation and regulations also establish requirements for reclamation and rehabilitation of mining properties following the cessation of operations and may require that some former mining properties be managed for long periods of time after mining activities have ceased.

Our activities are subject to various levels of federal and state laws and regulations relating to protection of the environment, including requirements for closure and reclamation of mineral exploration properties. Some of the laws and regulations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act, the Federal Land Policy and Management Act, the National Environmental Policy Act, the Resource Conservation and Recovery Act, and related state laws in Nevada. Additionally, much of our property is subject to the federal General Mining Law of 1872, which regulates how mining claims on federal lands are located and maintained.

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The State of Nevada, where we focus our mineral exploration efforts, requires mining projects to obtain a Nevada State Reclamation Permit pursuant to the Mined Land Reclamation Act (the “Nevada MLR Act”), which establishes reclamation and financial assurance requirements for all mining operations in the state. New and expanding facilities are required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of operations. The Nevada MLR Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance on private lands.

We have an approved Plan of Operations from the BLM and a Reclamation Permit from the NDEP that authorizes mining, mineral processing and exploration drilling at the Relief Canyon Mine property. In March 2015, we submitted requests to the BLM and the NDEP to amend the Plan of Operations and the Reclamation Permit to allow us to expand the mine above the water table. In August 2016, the BLM approved our Environmental Assessment and Plan of Operations Modification, authorizing us to expand the pit boundary, deepen the pit, and increase the permissible drilling areas around the existing pits at the Relief Canyon Mine property. In December 2016, the NDEP approved our reclamation permit. Like the Plan of Operations, the state reclamation permit authorizes expansion and deepening of the pit and increases the permitted area of drilling. We estimate the annual cost of holding these permits to total approximately $40,000. NDEP issued the Water Pollution Control Permit Major Modification and Renewal, the Class I Air Quality Operating Permit to Construct, and the revised Class II air quality operating permits in February 2017. In 2017, we submitted minor modifications to BLM and NDEP for the Plan of Operations, the Reclamation Permit, and the Water Pollution Control Permit to optimize the configuration of the mining, heap leach pad, and ancillary facilities. As of March 2018, the agencies have approved the modified permit applications.

With the approval of the Environmental Assessment, the 2015 Plan of Operations Modification, and the 2017 Plan of Operations Modification, we were required to increase our reclamation bond with BLM and the NDEP from approximately $5.6 million to approximately $12.5 million, which is currently approximately $80,000 in excess of the current requirement to cover reclamation of land disturbed in our exploration and mining operations. This bond is provided through third-party insurance underwriters, collateralized by approximately 30% of the $12.5 million bond amount, or about $3.7 million.

Approximately $12.4 million of our reclamation bond with BLM and the NDEP covers both exploration and mining at the Relief Canyon Mine property, including the three open pit mines and associated waste rock disposal areas, the mineral processing facilities, ancillary facilities, and the exploration roads and drill pads, with an additional $22,000 covering generative exploration properties located away from the Relief Canyon Mine. The remaining approximately $80,000 can be used to satisfy, or partially satisfy, future bonding requirements for exploration or mining. Our preliminary estimate of the likely amount of additional financial assurance for future exploration is approximately $100,000, although we expect periodic increases due to effects of inflation.

Additional permitting would be required in the future for the Phase II operations to mine below the water table. BLM may require an Environmental Impact Statement to evaluate the impacts associated with mining below the water table. In fiscal year 2018, we plan to spend approximately $580,000 for the continuation of studies for expansion below the water table and submitting the amended plan of operations modification.

As discussed above, we have an authorized Plan of Operations from the BLM and a Reclamation Permit from the NDEP, which authorize expansion of the pit, mineral processing, and our 2018 drilling program. We may need to secure a new or modified NDEP Reclamation Permit in order to conduct exploration activities on some of the private lands subleased from Newmont. We plan to apply for additional required permits to conduct our exploration programs as necessary. These permits would be obtained from the BLM, the NDEP or both agencies. Obtaining such permits will require the posting of additional bonds for subsequent reclamation of disturbances caused by exploration. Delays in the granting of permits or permit amendments are not uncommon, and any delays in the granting of permits may adversely affect our exploration activities.

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Our current exploration permit costs are minimal, although future exploration activities may require amendments to these permits. We have Notices of Intent from BLM for exploration drilling on our unpatented mining claims in the Pershing Pass area of the Relief Canyon expansion properties, located to the south of the Relief Canyon Mine property and for the Coal Canyon Property, located to the west of the Relief Canyon Mine property. A Notice of Intent includes information regarding the company submitting the notice, maps of the proposed disturbance, equipment to be utilized, the general schedule of operations, a calculation of the total disturbance anticipated, and a detailed reclamation plan and budget. We have provided a $10,500 reclamation bond for the Pershing Pass Notice of Intent and a $11,200 reclamation bond for the Coal Canyon Notice of Intent to ensure reclamation of our exploration activities on public lands based on the estimated third-party costs to reclaim and re-vegetate the disturbed acreage. It is not necessary to file a Notice of Intent prior to work on private land. Measurement of land disturbance is cumulative, and once five acres total of public lands have been disturbed and remain unreclaimed in one project area, a Plan of Operations must be filed and approved by the BLM before additional work can take place, and a Reclamation Permit must be obtained from the NDEP. Both the Plan of Operations and the NDEP Reclamation Permit require a cash bond and a reclamation plan. Future exploration at Pershing Pass or Coal Canyon could require a Plan of Operations and a NDEP Reclamation Permit.

We do not anticipate discharging water into active streams, creeks, rivers and lakes because there are no bodies of water near the Relief Canyon project area. We also do not anticipate disturbing any endangered species or archaeological sites or causing damage to our property. Re-contouring and re-vegetation of disturbed surface areas would be completed pursuant to the applicable permits. The cost of reclamation work varies according to the degree of physical disturbance. It is difficult to estimate the future cost of compliance with environmental laws since the full nature and extent of our future activities cannot be determined at this time.

Other Exploration

We conducted generative exploration on the Relief Canyon expansion properties in 2012 and 2013. Since then, we have generated geological mapping over approximately three-quarters of our broader land holdings and conducted other exploratory work, including exploratory drilling at three targets in the expansion properties: Buffalo, Buffalo Pediment and the Blackjack Project Area. We intend to continue to focus our expenditures on the Relief Canyon Mine property. Because the Relief Canyon expansion properties are at an early stage of exploration, it would take significant time to perform sufficient exploration drilling to determine whether these properties contain mineable reserves that could be put into production in the future. Although we are not currently planning to resume exploration efforts with respect to the Relief Canyon expansion properties, we may in the future increase our exploration efforts depending on results and available funding.

We intend to continue to acquire additional mineral targets in Nevada and elsewhere in locations where we believe we have the potential to quickly expand and advance known mineralization and the potential to discover new deposits. If, through our exploration program, we discover an area that potentially may be profitably mined for gold, we would focus on determining whether that is feasible, including further delineation of the location, size and economic feasibility of a potential orebody. We will require external funding to pursue our exploration programs. There is no assurance we will be able to raise capital on acceptable terms or at all.

Employees

We currently have 21 full-time employees. We believe that our relations with our employees are good. In the future, if our activities grow, we may hire personnel on an as-needed basis. For the foreseeable future, we plan to engage geologists, engineers and other consultants as necessary.

Competition

We compete with other exploration companies for the acquisition of a limited number of exploration rights, and many of the other exploration companies possess greater financial and technical resources than we do. The mineral exploration industry is highly fragmented, and we are a very small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have established more strategic partnerships and relationships.  We also compete with other exploration companies for the acquisition and retention of skilled technical personnel.

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Our competitive position depends upon our ability to acquire and explore new and existing gold properties.  However, there is significant competition for properties suitable for gold exploration. Failure to achieve and maintain a competitive position could adversely impact our ability to obtain the financing necessary for us to acquire gold properties.  As a result, we may be unable to continue to acquire interests in attractive properties on terms that we consider acceptable. We will be subject to competition and unforeseen limited sources of supplies in the industry in the event spot shortages arise for supplies such as explosives, and certain equipment such as drill rigs, bulldozers and excavators that we will need to conduct exploration. If we are unsuccessful in securing the products, equipment and services we need we may have to suspend our exploration plans until we are able to secure them.

Market for Gold

In the event that gold is produced from our property, we believe that wholesale purchasers for the gold would be readily available. Readily available wholesale purchasers of gold and other precious metals exist in the United States and throughout the world. Among the largest are Handy & Harman, Engelhard Industries and Asahi Refining. Historically, these markets are liquid and volatile.  In 2017 and through August 17, 2018, the London Fix AM high and low gold fixes were $1,360 and $1,148 per troy ounce, respectively, which represents an approximate 0.7% decrease and 7% increase in gold prices as compared to the high and low gold price in 2016, respectively. Wholesale purchase prices for precious metals can be affected by a number of factors, all of which are beyond our control, including but not limited to:

•	fluctuation in the supply of, demand and market price for gold;

•	mining activities of our competitors;

•	sale or purchase of gold by central banks and for investment purposes by individuals and financial institutions;

•	interest rates;

•	currency exchange rates;

•	inflation or deflation;

•	fluctuation in the value of the United States dollar and other currencies; and

•	political and economic conditions of major gold or other mineral-producing countries.

Gold ore is typically mined and leached to produce pregnant solutions, which are processed through a series of steps to recover gold and produce doré. Doré is then sold to refiners and smelters for the value of the minerals that it contains, less the cost of further refining and smelting. Refiners and smelters then sell the gold on the open market through brokers who work for wholesalers including the major wholesalers listed above.

Financial Results

We reported a net loss of approximately $(13.1) million for the year ended December 31, 2017.  We reported a net loss of approximately $(8.3) million for the six months ended June 30, 2018.  We expect to incur significant losses into the foreseeable future and our monthly “burn rate” for the remainder of fiscal 2018 is expected to be approximately $0.65 million (including approximately $0.45 million for general and administrative costs and $0.2 million for exploration, permitting and additional work at the Relief Canyon Mine). We have primarily relied on public and private offerings of our equity for our liquidity.  We will require additional external financing to fund exploration, operations and the advancement of the Relief Canyon Mine into production. If we are unable to raise external funding, and eventually generate significant revenues from our claims and properties, we will not be able to earn profits or continue operations. We have no production history upon which to base any assumption as to the likelihood that we will prove successful, and it is uncertain that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Legal Proceedings

None.

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MANAGEMENT

The following table sets forth information regarding the members of our Board of Directors and our executive officers. All directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

Name	Age	Position
Stephen Alfers	72	Chief Executive Officer, President and Chairman
Timothy Janke	66	Chief Operating Officer
Eric Alexander	51	Vice President Finance and Controller
Jeffrey Clevenger	68	Director
Barry Honig	47	Director
Edward Karr	48	Director
Pamela Saxton	66	Director

Stephen Alfers. Mr. Alfers has served as our Chief Executive Officer and Chairman since February 2012 and as our President since August 2012. Mr. Alfers served as the President and Chief of U.S. Operations of Franco-Nevada Corporation from January 2010 to September 2011 and its Vice President (Legal) from December 2007 to December 2009. Mr. Alfers is the founder and, since 2007, the President of Alfers Mining Consulting, which performs consulting services from time to time for mining and exploration companies and investors in these industries, including providing continuing services from time to time for Franco-Nevada Corporation, with Mr. Alfers serving as an officer and director of certain of the U.S. subsidiaries of Franco-Nevada Corporation. Mr. Alfers served as the President and Chief Executive Officer of NewWest Gold Corporation, a publicly traded Canadian corporation listed on the Toronto Stock Exchange, from 2006 to 2007. Mr. Alfers also served on the board of directors of NewWest Gold Corporation from 2005 to 2007. Mr. Alfers served as President and Chief Executive Officer of the NewWest Resources Group from 2001 to 2005 and as President and Chief Executive Officer of NewWest Gold Corporation, a privately-held Delaware Corporation, from 2005 to 2006. Mr. Alfers founded Alfers & Carver LLC, a boutique natural resources law firm, in 1995, and served as its managing partner from 1995 to 2001. Mr. Alfers received a J.D. from the University of Virginia, an M.A. in Monetary Policy and Public Finance from the University of Denver and a B.A. in Economics from the University of Denver. Mr. Alfers was chosen to be a director of the Company based on his extensive mining industry and operational experience, and his mining industry legal expertise. Mr. Alfers is currently the chair of the Technical Committee.

Timothy Janke. Mr. Janke joined the Company in August 2014 as its Chief Operating Officer. Since November 2010, Mr. Janke has been the president of his own consulting business, providing mine operating and evaluation services to several mining companies. Beginning in July 2012, he provided consulting services at the Relief Canyon Project, advising the Company on mine start-up plans and related activities. From June 2010 to August 2014, Mr. Janke served as Vice President and Chief Operating Officer of Renaissance Gold, Inc. and its predecessor, Auex Ventures, Inc. He was General Manager-Projects for Goldcorp Inc. and its predecessor Glamis Gold, Inc. from July 2009 to May 2010, Vice President and General Manager of the Marigold Mine from February 2006 to June 2009, and its Manager of Technical Services from September 2004 to January 2006. Mr. Janke has served as a director for Renaissance Gold since August 2011 and as a director for US Gold since April 2016. Mr. Janke has over 40 years of engineering and operational experience in the mining industry. He has a B.S. in Mining Engineering from the Mackay School of Mines.

Eric Alexander. Mr. Alexander joined the Company in September 2012 as its Vice President Finance and Controller and was appointed as the Company’s principal financial officer and principal accounting officer in November 2012. Prior to joining the Company, Mr. Alexander was the Corporate Controller for Sunshine Silver Mines Corporation, a privately held mining company with exploration and pre-development properties in Idaho and Mexico, from March 2011 to August 2012. He was a consultant to Hein & Associates LLP from August 2012 to September 2012 and a Manager with Hein & Associates LLP from July 2010 to March 2011. He served from July 2007 to May 2010 as the Corporate Controller for Golden Minerals Company (and its predecessor, Apex Silver Mines Limited), a publicly traded mining company with operations and exploration activities in South America and Mexico. He has over 25 years of corporate, operational and business experience, and 12 years of mining industry experience. In addition to working in the industry, he has also held the position of Senior Manager with the public accounting firm KPMG LLP, focusing on mining and energy clients. Mr. Alexander has a B.S. in Business Administration (concentrations in Accounting and Finance) from the State University of New York at Buffalo and is also a licensed CPA.

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Jeffrey Clevenger. Mr. Clevenger was appointed director on April 23, 2018. Mr. Clevenger has over 40 years of experience in the mining industry. Since March 2009, he has served as chairman of the board of Golden Minerals Company, also serving as its President from March 2009 to May 2015 and as its Chief Executive Officer from March 2009 to September 2015. Mr. Clevenger served as a director, president and chief executive officer of Apex Silver Mines Limited from October 2004 until March 2009. Mr. Clevenger worked as an independent consultant from 1999 when Cyprus Amax Minerals Company, his previous employer, was sold until he joined Apex Silver in 2004. Mr. Clevenger served as senior vice president and executive vice president of Cyprus Amax Minerals Company from 1993 to 1998 and 1998 to 1999, respectively, and as president of Cyprus Climax Metals Company and its predecessor, Cyprus Copper Company, a large integrated producer of copper and molybdenum with operations in North and South America, from 1993 to 1999. He was senior vice president of Cyprus Copper Company from August 1992 to January 1993. From 1973 to 1992, Mr. Clevenger held various technical, management and executive positions at Phelps Dodge Corporation, including president and general manager of Phelps Dodge Morenci, Inc. He is a member of the American Institute of Mining, Metallurgical and Petroleum Engineers and the Metallurgical Society of America. Mr. Clevenger holds a B.S. in Mining Engineering with Honors from the New Mexico Institute of Mining and Technology and is a graduate of the Advanced International Senior Management Program of Harvard University. Mr. Clevenger was selected to serve as a director due to his experience and expertise in the mining industry, including the operating, management, and executive positions he has held previously at several other mining companies. Mr. Clevenger is a member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.

Barry Honig. Mr. Honig has served as a director since September 2010, serving as Co-Chairman from September 2010 to September 2011 and as Chairman from September 2011 to February 2012. Since January 2004, Mr. Honig has been the President of GRQ Consultants, Inc., acting as a private investor and consultant to early stage companies. Mr. Honig’s expertise includes early stage company capital restructuring, debt financing, capital introductions, and mergers and acquisitions. In addition, Mr. Honig served as director and co-Chairman of Chromadex Corporation from October 2011 to February 2015, and as director and co-Chairman of InterCLICK, Inc. from August 2007 through December 2011. Mr. Honig also served as CEO and Chairman of the board of directors of Majesco Entertainment from September 2015 to December 2016, and has served on the board of directors of Levon Resources Ltd. from July 2015 to November 2017. Mr. Honig served as a member of the board of directors of PolarityTE, Inc. from September 2015 to February 2017 and served as the company’s Chairman and Chief Executive Officer from September 2015 until December 2016. Mr. Honig was selected to serve as a director due to his extensive knowledge of the capital markets, his judgment in assessing business strategies and accompanying risks, and his expertise with emerging growth companies. Mr. Honig is a member of the Compensation Committee and the Technical Committee.

Edward Karr. Mr. Karr was appointed to the Board of Directors in June 2015. Mr. Karr is an international entrepreneur and the founder of several investment management and investment banking firms based in Geneva, Switzerland. Since April 2016, he has been President and CEO of U.S. Gold Corp., a junior exploration company. From 2005 to June 2015, Mr. Karr was the Chief Executive Officer of RAMPartners SA, an investment advisory firm based in Geneva, Switzerland. Mr. Karr was also Managing Director of Strategic Asset Management SA and Managing Director of Strategic Swiss Advisors Sàrl, both Swiss asset management companies, from February 2013 to December 2015. Mr. Karr served as a director of Spherix Corporation from November 2012 to December 2014 and he served as a Director of Majesco Entertainment from September 2015 to December 2016. He is currently on the boards of Levon Resources Ltd. and U.S. Gold Corp. (formerly Dataram Corporation), and serves as chairman of the audit committee of Levon Resources Ltd. Mr. Karr previously worked for Prudential Securities in the United States. He has been in the financial services industry for over twenty years. Before his entry into the financial services arena, Mr. Karr was affiliated with the United States Antarctic Program and spent thirteen consecutive months working in Antarctica, receiving the Antarctic Service Medal. Mr. Karr studied at Embry-Riddle Aeronautical University, Lansdowne College in London, England and received a B.S. in Economics/Finance with Honors (magna cum laude) from Southern New Hampshire University. He is an Executive Committee member, past President and current Nominating Committee Chair of the American International Club of Geneva. Mr. Karr was selected to serve as a director due to his experience in capital markets and financial expertise. Mr. Karr is currently a member of the Audit Committee and serves as the chair of the Corporate Governance and Nominating Committee.

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Pamela Saxton. Ms. Saxton has served as a director since October 2017. Ms. Saxton is a business executive with over 35 years of experience in domestic and international public company finance roles, primarily in mining, software and oil and gas. Ms. Saxton has held senior executive finance positions at several mining and oil and gas companies, most recently serving as Executive Vice President and Chief Financial Officer of Thompson Creek Metals Company Inc. from August 2008 to October 2016. Prior to 2008, Ms. Saxton was Vice President Finance—U.S. Operations of Franco-Nevada Corporation, Vice President and Chief Financial Officer of New West Gold Corporation, Vice President and Controller of Amax Gold Inc. and Assistant Controller of Cyprus Amax Minerals Inc. Ms. Saxton also was the Vice President and Controller-Payments Division of Western Union/First Data Corporation and served as Vice President of Finance, Corporate Controller and Chief Accounting Officer for J.D. Edwards & Company. Ms. Saxton began her career with Arthur Andersen & Company after receiving her Bachelor of Science in Accounting from the University of Colorado. Since September 1987, she has served as a Trustee and since January 2017 serves as Vice President for the Viola Vestal Coulter Foundation, which provides scholarships to various colleges and universities, with a focus on mining. She is also the Past Chair of the Board for the Colorado Association of Commerce and Industry, a state chamber of commerce. Ms. Saxton was selected to serve as a director due to her extensive mining, financial and governance and compliance expertise. Ms. Saxton serves as the chair of the Audit Committee and the Compensation Committee, and is a member of the Corporate Governance and Nominating Committee.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Family Relationships

There are no family relationships among the executive officers and directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation through December 31, 2017 of each of our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Stephen Alfers Chief Executive Officer, President and Chairman	2017	425,000		286,000	(2)	—	—	—	711,000
	2016	425,000		324,500	(3)	—	—	—	749,500

Debra Struhsacker Former Senior Vice President (4)	2017	270,000		173,993	(5)	—	—	—	443,993
	2016	241,875	(6)	129,051	(7)	—	—	—	370,926

Eric Alexander Vice President Finance and Controller	2017	183,750		163,128	(8)	—	—	—	346,878
	2016	183,750		90,288	(9)	—	—	—	274,038

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(1) Reflects the grant date fair value of the Company’s common stock calculated in accordance with FASB ASC Topic 718. For information regarding the assumptions used to compute grant date fair market value, see Note 2 to the Company’s Audited Consolidated Financial Statements included in the annual report on Form 10-K for the year ended December 31, 2017.

(2) Reflects Mr. Alfers’ bonus earned in 2017 but paid in 2018 and consists of (a) $50,000 in cash, and (b) the grant date fair market value of 100,000 stock options when granted on January 29, 2018 and valued at $236,000, calculated in accordance with FASB ASC Topic 718.

(3) Reflects Mr. Alfers’ bonus earned in 2016 but paid in 2017 and consists of (a) $175,000 in cash, and (b) the grant date fair market value of 50,000 restricted stock units when granted on March 21, 2017 and valued at $149,500, calculated in accordance with FASB ASC Topic 718.

(4) Ms. Struhsacker resigned as the Company’s Senior Vice President on January 31, 2018. However, she remains a “named executive officer” as such term is defined in Item 402(m)(2)(ii) of Regulation S-K.

(5) Reflects Ms. Struhsacker’s bonus earned in 2017 but paid in 2018 and consists of (a) $25,313 in cash, and (b) the grant date fair market value of 63,000 stock options when granted on January 29, 2018 and valued at $148,680, calculated in accordance with FASB ASC Topic 718.

(6) Reflects an increase in Ms. Struhsacker’s base salary from $225,000 per year to $270,000 per year on August 16, 2016.

(7) Reflects Ms. Struhsacker’s bonus earned in 2016 but paid in 2017 and consists of (a) $57,000 in cash, and (b) the grant date fair market value of 21,900 restricted stock units when granted on February 3, 2017 and valued at $72,051, calculated in accordance with FASB ASC Topic 718.

(8) Reflects Mr. Alexander’s bonus earned in 2017 but paid in 2018 and consists of (a) $23,888 in cash, and (b) the grant date fair market value of 59,000 stock options when granted on January 29, 2018 and valued at $139,240, calculated in accordance with FASB ASC Topic 718.

(9) Reflects Mr. Alexander’s bonus earned in 2016 but paid in 2017 and consists of (a) $35,500 in cash, and (b) the grant date fair market value of 16,653 restricted stock units when granted on February 3, 2017 and valued at $54,788, calculated in accordance with FASB ASC Topic 718.

Agreements with Named Executive Officers

Stephen Alfers

We entered into an amended and restated employment agreement (the “Alfers Employment Agreement”) with Mr. Alfers on June 28, 2015 that provides that Mr. Alfers will serve as our Chief Executive Officer until December 31, 2018, subject to renewal. Pursuant to the terms of the agreement, Mr. Alfers will be entitled to a base salary of $425,000 per year, subject to adjustment by the Board of Directors. Mr. Alfers will also receive an annual bonus if the Company meets or exceeds certain criteria adopted by the Board of Directors.  The annual target bonus amount for Mr. Alfers shall equal 100% of his annualized base salary for that year if target levels of performance for that year are achieved, with greater or lesser amounts paid for performance above and below such target.

Upon Mr. Alfers’ termination without “Cause” or upon Mr. Alfers’ resignation for “Good Reason”, in either case where such termination is outside of a “Change in Control Period”, the Company shall pay to Mr. Alfers, in addition to any “Accrued Obligations” (in each case, as defined in the Alfers Employment Agreement), a lump sum payment in an amount equal to two times the sum of (i) Mr. Alfers’ base salary plus (ii) the average of the actual bonus amounts paid to Mr. Alfers’ in the two years prior to termination. Additionally, any remaining unvested restricted shares of Company common stock granted to Mr. Alfers on February 9, 2012 in conjunction with his Original Employment Agreement (as defined below) would fully and immediately vest. Any other unvested equity awards shall be forfeited as of the date of termination (unless otherwise provided in the applicable award agreement or equity plan), and vested equity awards shall be treated as provided in the applicable award agreement or equity plan.

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Upon Mr. Alfers’ termination without Cause within six months prior to or twenty-four months following a Change in Control (as defined in the Alfers Employment Agreement and with such period to be referred to as a “Change in Control Period”) or upon Mr. Alfers’ resignation for Good Reason during a Change in Control Period, the Company shall pay to Mr. Alfers, in addition to any Accrued Obligations, a lump sum payment in an amount equal to two times the sum of (i) Mr. Alfers’ base salary plus (ii) the average of the actual bonus amounts paid to Mr. Alfers’ in the two years prior to termination. Additionally, any unvested equity awards that were granted prior to such Change in Control shall fully and immediately vest (unless otherwise provided in the applicable award agreement or equity plan).

Mr. Alfers’ bonus amounts are subject to claw-back rights in the event of certain restatements of the Company’s financial information for a period of three years.

In connection with the Alfers Employment Agreement, Mr. Alfers was awarded restricted stock units pursuant to a Restricted Stock Unit Grant Agreement dated June 28, 2015 (the “2015 RSU Agreement”). Under the terms of the 2015 RSU Agreement, Mr. Alfers was granted a total of 700,000 restricted stock units. 300,000 restricted stock units are time-based units (the “Time-Based RSUs”) that are subject to vesting upon Mr. Alfers’ continuous employment through December 31, 2018 (“Employment Term End Date”). If Mr. Alfers’ employment is terminated prior to the Employment Term End Date (i) by the Company other than for Cause, (ii) by Mr. Alfers’ resignation for Good Reason, or (iii) as a result of Mr. Alfers’ death or Disability (as defined in the Alfers Employment Agreement), all Time-Based RSUs shall become fully vested immediately prior to such termination. Such Time-Based RSUs shall also become fully vested upon a Change in Control (as defined in the Company’s 2013 Equity Incentive Plan). Each Time-Based RSU that becomes fully vested will entitle Mr. Alfers to receive one share of common stock as soon as practicable following the vesting event.

The remaining 400,000 restricted stock units (the “Performance RSUs”) are subject to vesting upon the attainment of certain performance-based milestones set forth in the 2015 RSU Agreement and shall become fully vested upon a Change in Control. For each fully vested Performance RSU, Mr. Alfers will be entitled to receive one share of common stock upon the earlier of December 31, 2018, Mr. Alfers’ separation from service or death, or a 409A Change in Control (as defined in the 2015 RSU Agreement), all as set forth in the RSU Agreement. In June 2016, 120,000 Performance RSUs vested upon the attainment of certain performance-based milestones and in March 2017, 60,000 additional Performance RSUs vested upon the attainment of certain other performance-based milestones.

On February 5, 2015, the Company and Mr. Alfers entered into a Third Amendment to the Restricted Stock Agreement dated May 13, 2013, as amended on December 23, 2013 and June 11, 2014 (as amended, the “Alfers 2013 RS Agreement”).  Pursuant to this amendment, the vesting of 72,098 shares of restricted stock, of a total of 216,251 restricted shares that were granted pursuant to the Alfers 2013 RS Agreement, was deferred from June 18, 2015 to March 14, 2016.

On February 5, 2015, the Company and Mr. Alfers entered into a Third Amendment to the Amended and Restated Restricted Stock Agreement dated May 13, 2013, as amended on December 23, 2013 and June 11, 2014 (as amended, the “Alfers 2013 A&R RS Agreement”).  Pursuant to this amendment, the vesting of 20,514 shares of restricted stock, of a total of 61,527 restricted shares that were granted pursuant to the Alfers 2013 A&R RS Agreement, was deferred from June 18, 2015 to March 14, 2016.

On February 5, 2015, the Company and Mr. Alfers entered into a Third Amendment to the Executive Employment Agreement dated February 9, 2012, as amended on February 8, 2013 and December 23, 2013 (as amended, the “Alfers Original Employment Agreement”). Pursuant to this amendment, the vesting of 166,667 shares of restricted stock, of a total of 666,667 restricted shares that were granted pursuant to the Alfers Original Employment Agreement, was deferred from February 9, 2015 to February 9, 2016. The Alfers Original Employment Agreement was superseded by the Alfers Employment Agreement.

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The Company and Mr. Alfers entered into a Restricted Stock Unit Grant Agreement dated March 21, 2017 (the “Alfers Bonus RSU Agreement”) pursuant to which Mr. Alfers was awarded 50,000 restricted stock units (the “Bonus RSUs”) as a discretionary bonus for his performance in 2016. The Bonus RSUs were fully vested on the date of grant. The common stock underlying the Bonus RSUs will be issued upon the earlier of December 31, 2018, Mr. Alfers’ separation from service or death, or a 409A Change in Control (as defined in the Alfers Bonus RSU Agreement). Each Bonus RSU entitles Mr. Alfers to receive one share of common stock within 30 days of the aforementioned events.

Debra Struhsacker

We entered into an offer letter with Ms. Struhsacker on September 23, 2013 pursuant to which Ms. Struhsacker was hired to serve as the Company’s Corporate Vice President and is entitled to an annual base salary, subject to adjustment at the sole discretion of the Chief Executive Officer with the approval of the Board of Directors (the “Struhsacker Offer Letter”). In September 2014, Ms. Struhsacker was promoted to Senior Vice President.

In connection with the Struhsacker Offer Letter, we also entered into a severance compensation agreement with Ms. Struhsacker on September 19, 2013 (the “Struhsacker Severance Compensation Agreement”). Upon a Qualifying Termination (as defined in the Struhsacker Severance Compensation Agreement) occurring on or within twelve months following a Change in Control (as defined in the Struhsacker Severance Compensation Agreement), we are required to pay Ms. Struhsacker a lump-sum severance payment equal to one and a half times the sum of (i) Ms. Struhsacker’s base salary, plus (ii) the greater of Ms. Struhsacker’s Annual Bonus Amount or Ms. Struhsacker’s Assumed Bonus Amount (both as defined in the Struhsacker Severance Compensation Agreement).

On August 15, 2016, the Company and Ms. Struhsacker entered into an Extension Severance Compensation Agreement extending the term of the Struhsacker Severance Compensation Agreement to March 18, 2017 and increasing Ms. Struhsacker’s salary to $270,000. On January 11, 2017, the Company and Ms. Struhsacker entered into a Second Extension Severance Compensation Agreement extending the term of the Struhsacker Severance Compensation Agreement to December 31, 2017.

On February 6, 2015, the Company and Ms. Struhsacker entered into a First Amendment to the Restricted Stock Grant Agreement dated February 12, 2013 (the “Struhsacker February 2013 RSG Agreement”). Pursuant to this amendment, the vesting of 13,889 shares of restricted stock, of a total of 41,667 restricted shares that were granted pursuant to the Struhsacker February 2013 Restricted Stock Grant Agreement, was deferred from February 12, 2015 to February 12, 2016. On December 10, 2015, the Company and Ms. Struhsacker entered into a Second Amendment to the Struhsacker February 2013 RSG Agreement, pursuant to which the vesting of 13,889 shares of restricted stock, of a total of 41,667 restricted shares that were granted pursuant to the Struhsacker February 2013 RSG Agreement, was deferred from February 12, 2016 to February 12, 2017.

On December 10, 2015, the Company and Ms. Struhsacker entered into a First Amendment to the Restricted Stock Grant Agreement dated December 16, 2013 (the “Struhsacker December 2013 RSG Agreement”). Pursuant to this amendment, the vesting of 1,852 shares of restricted stock, of a total of 5,556 restricted shares that were granted pursuant to the Struhsacker December 2013 RSG Agreement, was deferred from December 16, 2015 to March 14, 2016.

On December 10, 2015, the Company and Ms. Struhsacker entered into a First Amendment to the Restricted Stock Grant Agreement dated December 11, 2014 (the “Struhsacker December 2014 RSG Agreement”). Pursuant to this amendment, the vesting of 4,908 shares of restricted stock, of a total of 14,723 restricted shares that were granted pursuant to the Struhsacker December 2014 RSG Agreement, was deferred from December 11, 2015 to March 14, 2016.

On January 29, 2018, the Company and Ms. Struhsacker entered into a Consulting Agreement effective February 1, 2018 (the “Struhsacker Consulting Agreement”). Pursuant to the Struhsacker Consulting Agreement, Ms. Struhsacker will be paid a retainer fee of $15,000 per month for 60 hours of consulting services per month relating to the Company’s Relief Canyon Mine project and other exploration and mining projects. In addition, Ms. Struhsacker will be paid an hourly rate of $250 per hour for professional time required in excess of 60 hours per month. Ms. Struhsacker will be paid performance bonuses of up to an aggregate of $300,000 in cash and stock options upon the achievement of certain performance milestones relating to Phase II of the Company’s Relief Canyon Mine project and government relations activities. Ms. Struhsacker resigned as an officer of the Company effective February 1, 2018.

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Eric Alexander

We entered into a revised offer letter with Mr. Alexander on November 21, 2012, amended on February 8, 2013, pursuant to which Mr. Alexander joined the Company as our Vice President Finance and Controller and is entitled to an annual base salary of $175,000, subject to adjustments at the sole discretion of the Chief Executive Officer with the approval of the Board of Directors (the “Alexander Offer Letter”). In addition, in connection with his appointment as the Company’s principal financial officer and principal accounting officer, the Company granted Mr. Alexander 11,112 shares of restricted stock, vesting over three years. The amendment deferred vesting of certain of the restricted shares, of which 3,704 vested in equal tranches on March 14, 2014 and November 30, 2014, and a final tranche of 3,704 shares vested on November 30, 2015, subject to acceleration under certain events, including upon a Change in Control as defined in the Company’s 2012 Equity Incentive Plan.

In connection with the Alexander Offer Letter, we also entered into a severance compensation agreement with Mr. Alexander on November 21, 2012 that was amended on November 19, 2015 (as amended, the “Alexander Severance Compensation Agreement”). Pursuant to the Alexander Severance Compensation Agreement, Mr. Alexander will be entitled to receive certain benefits if he incurs a separation from service (as defined in the Alexander Severance Compensation Agreement) during the term of the agreement which is initiated by the Company for any reason other than Cause, death, or Disability (as such terms are defined in the Alexander Severance Compensation Agreement) or is initiated by Mr. Alexander for Good Reason (as defined in the Alexander Severance Compensation Agreement). These benefits depend on whether the separation occurs prior to or after a Change in Control (as defined in the Alexander Severance Compensation Agreement). If the separation occurs prior to a Change in Control, the Company shall pay Mr. Alexander a lump-sum severance payment equal to Mr. Alexander’s base salary plus the average of the annual cash bonuses paid to Mr. Alexander in the two years prior to separation. If the separation occurs within 12 months following a Change in Control, the Company shall pay Mr. Alexander a lump-sum severance payment equal to (x) 1.125 times (y) the sum of (a) Mr. Alexander’s base salary plus (b) the greater of (i) the average annual cash bonus paid to Mr. Alexander in the two years prior to separation or (ii) the target bonus amount established for Mr. Alexander in the fiscal year in which the separation occurs or, if none, an amount equal to 80% of Mr. Alexander’s base salary. On September 15, 2016, the Company and Mr. Alexander entered into a Second Amended Severance Compensation Agreement extending the term of the Alexander Severance Compensation Agreement to March 18, 2017. On January 11, 2017, the Company and Mr. Alexander entered into a Third Amended Severance Compensation Agreement further extending the term of the Alexander Severance Compensation Agreement to December 31, 2017. On December 21, 2017, the Company and Mr. Alexander entered into a Fourth Amended Severance Compensation Agreement further extending the term of the Alexander Severance Compensation Agreement to December 31, 2018.

On February 6, 2015, the Company and Mr. Alexander entered into a First Amendment to the Restricted Stock Grant Agreement dated February 12, 2013 (the “Alexander February 2013 RSG Agreement”). Pursuant to this amendment, the vesting of 18,519 shares of restricted stock, of a total of 55,556 restricted shares that were granted pursuant to the Alexander February 2013 RSG Agreement, was deferred from February 12, 2015 to February 12, 2016. On December 10, 2015, the Company and Mr. Alexander entered into a Second Amendment to the Alexander February 2013 RSG Agreement, pursuant to which the vesting of 18,518 shares of restricted stock, of a total of 55,556 restricted shares that were granted pursuant to the Alexander February 2013 RSG Agreement, was deferred from February 12, 2016 to February 12, 2017.

On December 10, 2015, the Company and Mr. Alexander entered into a First Amendment to the Restricted Stock Grant Agreement dated December 16, 2013 (the “Alexander December 2013 RSG Agreement”). Pursuant to this amendment, the vesting of 3,704 shares of restricted stock, of a total of 11,112 restricted shares that were granted pursuant to the Alexander December 2013 RSG Agreement, was deferred from December 16, 2015 to March 14, 2016.

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On December 10, 2015, the Company and Mr. Alexander entered into a First Amendment to the Restricted Stock Grant Agreement dated December 11, 2014 (the “Alexander December 2014 RSG Agreement”). Pursuant to this amendment, the vesting of 1,667 shares of restricted stock, of a total of 5,000 restricted shares that were granted pursuant to the Alexander December 2014 RSG Agreement, was deferred from December 11, 2015 to March 14, 2016.

Indemnification Agreements

The Company has entered into indemnification agreements with its directors and executive officers providing for indemnification against all expenses, judgments, fines and amounts paid in settlement incurred by such indemnitee in connection with any threatened, pending or completed action, suit, alternative dispute resolution mechanism or proceeding to which indemnitee was or is a party or is threatened to be made a party by reason of the fact that indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, to the fullest extent permitted by Nevada law. The indemnification agreements also provide for the advancement of expenses (including attorneys’ fees) incurred by the indemnitee in connection with any action, suit, alternative dispute resolution mechanism or proceeding (subject to the terms and conditions set forth therein). The indemnification agreements contain certain exclusions, including proceedings initiated by the indemnitee unless such advancement is specifically approved by a majority of our disinterested directors. The Company expects that it will enter into similar indemnification agreements with any new directors and executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of equity awards of our named executive officers at December 31, 2017. This table includes unexercised and unvested options and equity awards. Vesting schedules are subject to acceleration or forfeiture in certain circumstances, including a change of control.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Stephen Alfers	555,556	—	—	$8.82	2/9/22	300,000	(2)	$720,000	220,000	(3)	$528,000
	277,778	—	—	$6.12	6/18/22	—		—	—		—
Debra Struhsacker	22,223	—	—	$8.10	3/6/22	10,950	(4)	$26,280	—		—
	22,223	—	—	$6.12	6/18/22	—		—	—		—
Eric Alexander	—	—	—	—	—	8,327	(5)	$19,985	—		—

(1) The market value of stock awards is calculated at $2.40 per share, the closing price of our common stock on December 29, 2017.

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(2) Includes 300,000 restricted stock units which vest on December 31, 2018.

(3) Includes 220,000 restricted stock units that vest upon the attainment of certain performance-based milestones.

(4) Includes 10,950 restricted stock units which vested February 3, 2018.

(5) Includes 8,327 restricted stock units which vested on February 3, 2018.

Director Compensation

Our directors who are also our employees receive no fees for board service. Mr. Alfers is the only director who is also an employee. The compensation for all non-employee directors includes a $25,000 annual cash retainer and a $1,000 cash fee for attendance at each Board of Directors meeting. Directors receive a $1,000 cash fee for attendance at all committee meetings, and the chairs of the Technical, Audit, Compensation and Corporate Governance and Nominating committees receive annual cash retainers of $15,000, $15,000, $10,000 and $7,500 respectively. Non-employee directors on the Technical Committee receive a fee of $150 per hour up to a maximum of $1,000 per day for Technical Committee service that occurs other than at a meeting of the Technical Committee. As an employee director, Mr. Alfers will not receive an annual cash retainer or hourly fees for his role as chairman of the Technical Committee. Directors may elect to receive restricted stock units in lieu of cash. Non-employee directors are also eligible to receive annual grants of restricted stock units in such amounts and with such vesting provisions as are determined annually by the Compensation Committee and the Board of Directors. These equity grants related to 2017 service were granted in January 2018. For each vested restricted stock unit, the non-employee director is entitled to receive one unrestricted share of common stock upon termination of the director’s service on our Board of Directors. Directors eligible to receive other equity awards, including stock options, under our equity incentive plans, as determined from time to time by the Board of Directors.

The following table sets forth compensation paid to our non-employee directors in 2017.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
D. Scott Barr	$16,100	(1)	$—		$—	$—	$—	$—	$16,100
Barry Honig	$33,000	(2)	$—		$—	$—	$—	$—	$33,000
Edward Karr	$35,000	(3)	$11,800	(4)	$—	$—	$—	$—	$46,800
Alex Morrison	$70,500	(5)	$23,600	(6)	$—	$—	$—	$—	$94,100
Pamela Saxton	$6,167	(7)	$48,600	(8)	$—	$—	$—	$—	$54,767

(1) Amount represents $6,250 in retainer payments for one quarter of service as a member of the Board of Directors, $4,000 for attendance at four Board of Director and committee meetings, $3,750 in retainer payments for one quarter of service as chair of the Technical Committee, and $2,100 in hourly fees for service provided to the Technical Committee.

(2) Amount represents Mr. Honig’s $25,000 annual retainer for service on the Board of Directors and $8,000 for attendance at eight Board of Director and committee meetings. Mr. Honig elected to receive such payments in the form of restricted stock units. In satisfaction of these fees, the Company issued an aggregate of 11,989 fully-vested restricted stock units (the “Honig Retainer RSUs”) on April 28, 2017, June 30, 2017, September 29, 2017, December 29, 2017 calculated based on (x) the dollar amount of the director fees earned for the relevant fiscal quarter, divided by (y) the fair market value of one share of the Company’s stock as of the end of the relevant fiscal quarter, with the result rounded up to the nearest whole number. The Honig Retainer RSUs were granted as follows: (a) 3,610 units for director services rendered between January 1, 2017 and March 31, 2017, (b) 3,316 units for director services rendered between April 1, 2017 and June 30, 2017, (c) 2,458 units for director services rendered between July 1, 2017 and September 30, 2017, and (d) 2,605 units for director services rendered between on October 1, 2017 and December 31, 2017. Amount does not reflect the value of 2,351 shares of restricted common stock and 7,618 restricted stock units issued to Mr. Honig on April 28, 2017 for service to the Board of Directors and committees in the fourth quarter of fiscal year 2015 and fiscal year 2016, respectively.

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(3) Amount represents Mr. Karr’s $25,000 annual retainer for service on the Board of Directors, and $10,000 for attendance at ten Board of Director and committee meetings. Mr. Karr elected to receive his cash payments in the form of restricted stock units. In satisfaction of the cash portion of these payments, the Company issued an aggregate of 12,744 fully vested restricted stock units (the “Karr Retainer RSUs”) on April 28, 2017, June 30, 2017, September 29, 2017, December 29, 2017 calculated based on (x) the dollar amount of the director fees earned for the relevant fiscal quarter, divided by (y) the fair market value of one share of the Company’s stock as of the end of the relevant fiscal quarter, with the result rounded up to the nearest whole number. The Karr Retainer RSUs were granted as follows: (a) 3,610 units for director services rendered between January 1, 2017 and March 31, 2017, (b) 3,316 units for director services rendered between April 1, 2017 and June 30, 2017, (c) 2,797 units for director services rendered between July 1, 2017 and September 30, 2017, and (d) 3,021 units for director services rendered between on October 1, 2017 and December 31, 2017. Amount does not reflect the value of 8,850 restricted stock units issued to Mr. Karr on April 28, 2017 for service to the Board of Directors and committees in earned in fiscal year 2016.

(4) Amount represents grant date fair market value calculated pursuant to FASB ASC Topic 718 of 5,000 restricted stock units when granted on January 29, 2018, which vested on the date of grant.

(5) Amount represents Mr. Morrison’s $25,000 annual retainer for service on the Board of Directors, $15,000 retainer as the chair of the Audit Committee, $10,000 retainer as chair of the Compensation Committee, $7,500 retainer as chair of the Corporate Governance and Nominations Committee, and $13,000 for attendance at 13 Board of Director and committee meetings.

(6) Amount represents grant date fair market value calculated pursuant to FASB ASC Topic 718 of 10,000 restricted stock units when granted on January 29, 2018, which units vested on the date of grant.

(7) Amount represents the pro-rated portion of Ms. Saxton’s $25,000 annual retainer for two months of service on the Board of Directors in 2017 and $2,000 for attendance at two Board of Director and committee meetings.

(8) Amount represents grant date fair market value calculated pursuant to FASB ASC Topic 718 of (1) 8,621 restricted stock units granted when on October 30, 2017, and (2) 10,000 restricted stock units when granted on January 29, 2018, which units vested on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our voting securities as of August 17, 2018 by:

•	each person known by us to beneficially own more than 5.0% of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to us. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. Percentage computations are based on 33,629,260 shares of our common stock outstanding as of August 17, 2018.

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	Common Stock (1)
Name of Beneficial Owner (2)	Shares Beneficially Owned		Percent of Class
5% Owners
Donald Smith Value Fund, L.P. (4)	4,176,500		12.4%
Levon Resources Ltd. (3)	1,954,366		5.8%

Named Executive Officers and Directors
Stephen Alfers	1,605,870	(5)	4.8%
Debra Struhsacker	101,369	(6)	* %
Eric Alexander	73,809	(7)	* %
Jeffrey Clevenger	—	(8)	—%
Barry Honig	12,645,582	(9)	33.7%
Edward Karr	248,988	(10)	* %
Pamela Saxton	10,000	(11)	* %

Executive Officers and Directors as a Group (seven** persons)	14,685,618		38.0%

* Less than one percent (1.0%).

** Group of executive officers and directors includes Tim Janke but excludes Debra Struhsacker.

(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock includes for each person or entity shares issuable on the exercise of all options and warrants and the conversion of other convertible securities beneficially owned by such person or entity that are currently exercisable or can, at the option of the holder, become exercisable or convertible within 60 days following August 17, 2018. Such shares, however, are not included for the purpose of computing the percentage ownership of any other person.

(2)	The address of these persons, unless otherwise noted, is c/o Pershing Gold Corporation, 1658 Cole Blvd., Bldg. 6, Suite 210, Lakewood, CO 80401.

(3)	The address of Levon Resources Ltd. is Suite 900, 570 Granville St., Vancouver, British Columbia, Canada V6C 3P1.

(4)	The address of Donald Smith Value Fund, L.P. is 152 West 57th Street, 22nd Floor, New York, NY 10019.

(5)

Includes: (i) 737,178 shares of Common Stock that are fully vested. Reflects a sale of 207,271 shares of Common Stock on December 27, 2013 to satisfy tax liabilities in connection with the vesting of restricted Common Stock; (ii) 833,334 shares of Common Stock issuable upon exercise of outstanding stock options, which are all vested; and (iii) 100 shares of Series E Preferred Stock. Each share of Series E Preferred Stock is convertible into shares of the Company's Common Stock at a conversion rate of approximately 353.571 shares of Common Stock for each share of Series E Preferred Stock.

Excludes (i) 100,000 shares of Common Stock issuable upon exercise of outstanding stock options, which are not vested; (ii) 300,000 units which vest upon continuous employment through December 31, 2018; (iii) 400,000 units which vest upon the attainment of certain performance goals, of which 180,000 are vested; and (iv) 50,000 units granted in March 2017 which vested on the date of grant and are issuable upon the earlier of Mr. Alfers’ separation from service or December 31, 2018. Mr. Alfers has no right to vote the shares of common stock underlying the units until such shares are issued.

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(6)

Includes (i) 56,923 shares of Common Stock that are fully vested; (ii) reflects the return of 5,025 shares of Common Stock to the Company’s treasury to satisfy tax withholding liabilities in connection with the vesting of restricted Common Stock; (iii) 44,446 shares of Common Stock issuable upon exercise of outstanding stock options, which are 100% vested.

Excludes (i) 63,000 shares of Common Stock issuable upon exercise of outstanding stock options which are not vested; (ii) 16,000 restricted stock units granted on December 23, 2015, 5,334 units vested on December 23, 2015, 5,333 units vested on December 23, 2016, and 5,333 units vested on December 23, 2017; and (iii) 21,900 restricted stock units granted on February 3, 2017, 10,950 units vested February 3, 2017 and 10,950 units vested on February 3, 2018. Ms. Struhsacker has no right to vote the shares of common stock underlying the units until such shares are issued.

(7)

Includes: (i) 73,809 shares of Common Stock that are fully vested. Reflects the return of 8,971 shares of Common Stock to the Company’s treasury to satisfy tax withholding liabilities in connection with the vesting of restricted Common Stock. Excludes (a) 6,750 restricted stock units granted on December 23, 2015; 2,250 units vested on December 23, 2015, 2,250 units vested on December 23, 2016, and 2,250 units vested on December 23, 2017; and (b) 16,653 restricted stock units granted on February 3, 2017; 8,326 units vested on February 3, 2017 and 8,327 units vested on February 3, 2018. Mr. Alexander has no right to vote the shares of common stock underlying the units until such shares are issued.

Excludes 59,000 shares of Common Stock issuable upon exercise of outstanding stock options which are not vested.

(8)	Excludes 12,377 restricted stock units granted on April 29, 2021; 4,126 units vest on April 29, 2019, 4,125 units vest on April 29, 2020, and 4,125 units vest on April 29, 2021. These units are not deemed to be beneficially owned by Mr. Clevenger and are issuable upon Mr. Clevenger’s resignation from the Board of Directors (subject to acceleration and forfeiture in certain circumstances). Mr. Clevenger has no right to vote the shares of common stock underlying the units until such shares are issued

(9)	Includes:

(i)

Total of 8,722,563 includes (a) 2,520,601 shares held directly by Mr. Honig; (b) 121,501 shares held by GRQ Consultants, Inc. with Mr. Honig as President and holding voting and dispositive power; (c) 4,227,791 shares held by GRQ Consultants, Inc. 401K Plan for which Mr. Honig is Trustee and holds voting and dispositive power; (d) 1,763,522 shares held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig for which Mr. Honig is Trustee and holds voting and dispositive power; (e) 89,148 shares held by GRQ Consultants, Inc. Defined Benefit Plan for which Mr. Honig is Trustee and holds voting and dispositive power.

(ii)	Includes 744,446 shares of Common Stock issuable upon exercise of outstanding stock options, which are 100% vested.

(iii)	Includes (a) 9,579 restricted stock units granted on December 11, 2014 and held directly by Mr. Honig that vested on December 11, 2015; (b) 10,000 restricted stock units granted on February 3, 2017 and held directly by Mr. Honig; 5,000 units vested on February 3, 2017 and 5,000 units vested on February 3, 2018; (c) 11,228 restricted stock units granted on April 28, 2017 and held directly by Mr. Honig that vested upon the date of grant; (d) 3,316 restricted stock units granted on June 30, 2017 and held directly by Mr. Honig that vested upon the date of grant; (e) 2,458 units granted on September 30, 2017 and held directly by Mr. Honig that vested on the date of grant, (f) 2,605 units granted on December 29, 2017 and held directly by Mr. Honig that vested on the date of grant, (g) 4,513 units granted on April 26, 2018 and held directly by Mr. Honig that vested on the date of grant, and (h) 3,962 units granted on June 29, 2018 and held directly by Mr. Honig that vested on the date of grant. These units are deemed to be beneficially owned by Mr. Honig and are issuable upon Mr. Honig’s resignation from the Board of Directors (subject to acceleration and forfeiture in certain circumstances). Mr. Honig has no right to vote the shares of common stock underlying the units until such shares are issued.

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(iv)	Includes 396,039 warrants held by GRQ Consultants, Inc. 401K Plan for which Mr. Honig is Trustee and holds voting and dispositive power.

(v)	Each share of Series E Preferred Stock is convertible into shares of the Company's Common Stock at a conversion rate of approximately 353.571 shares of Common Stock for each share of Series E Preferred. The total of 7,735 Series E Preferred stock shares, which are convertible into 2,734,873 shares of Common Stock, includes: (a) 854 shares of Series E (301,950 shares of Common Stock issuable upon conversion) held directly by Mr. Honig; (b) 4,230 shares of Series E (1,495,606 shares of Common Stock issuable upon conversion) held by GRQ Consultants, Inc. 401K Plan for which Mr. Honig is Trustee and holds voting and dispositive power; (c) 2,070 shares of Series E (731,892 shares of Common Stock issuable upon conversion) held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig for which Mr. Honig is Trustee and holds voting and dispositive power; and (d) 581 shares of Series E (205,425 shares of Common Stock issuable upon conversion) held by GRQ Consultants, Inc. Defined Benefit Plan for which Mr. Honig is Trustee and holds voting and dispositive power.

(vi)	Mr. Honig is the trustee of GRQ 401K, GRQ Roth 401K and GRQ Defined and President of GRQ Consultants, and, in such capacities, has voting and dispositive power over the securities held by GRQ 401K, GRQ Roth 401K, GRQ Defined and GRQ Consultants.

(10)	Includes (i) 3,704 vested restricted stock units granted on June 9, 2015; 1,852 units vested on June 9, 2016, 1,852 units vested on June 9, 2017, and 1,852 units which vested on June 9, 2018; (ii) 12,500 vested restricted stock units granted on December 12, 2015; all units vested on the date of grant; (iii) 5,000 vested restricted stock units granted on February 3, 2017, which units vested on February 3, 2017; (iv) 12,460 vested restricted stock units granted April 28, 2017, all of which vested on the date of grant; (v) 3,316 vested restricted stock units granted June 30, 2017, all of which units vested on the date of grant; (vi) 2,797 vested restricted stock units granted September 29, 2017, all of which units vested on the date of grant; (vii) 3,021 vested restricted stock units granted December 29, 2017, all of which units vested on the date of grant; (viii) 4,513 vested restricted stock units granted April 26, 2018, and (ix) 4,509 vested restricted stock units granted June 29, 2018, all of which units vested on the date of grant (ix) 5,000 vested restricted stock units granted on February 3, 2017, which units vested on February 3, 2018; and (x) 5,000 restricted stock units granted January 29, 2018, all of which units vested on the date of grant. These units are deemed to be beneficially owned by Mr. Karr and are issuable upon Mr. Karr’s resignation from the Board of Directors (subject to acceleration and forfeiture in certain circumstances).

(11)	Includes 10,000 vested restricted stock units granted January 29, 2018, all of which units vested on the date of grant. Excludes 8,621 unvested restricted stock units granted on October 30, 2017; 2,873 units vest on October 30, 2018, 2,874 units vest on October 30, 2019, and 2,874 units vest on October 30, 2020. These units are not deemed to be beneficially owned by Ms. Saxton and are issuable upon Ms. Saxton’s resignation from the Board of Directors (subject to acceleration and forfeiture in certain circumstances). Ms. Saxton has no right to vote the shares of common stock underlying the units until such shares are issued.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

Our Audit Committee is responsible for assisting the Board of Directors with the review and approval of transactions with related parties. We annually request each of our directors and executive officers complete a directors’ or officers’ questionnaire, respectively, that elicits information about related party transactions. The Audit Committee and legal counsel annually review all transactions and relationships disclosed in the directors’ and officers’ questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence. If a transaction were to present a conflict of interest, the Board of Directors would determine the appropriate response.

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Related Person Transactions

We have entered into agreements and arrangements with our executive officers and directors that are more fully described above under “Executive Compensation — Agreements with Executive Officers”, “Executive Compensation — Indemnification Agreements”, and “Director Compensation”.

Transactions or Relationships with or involving Mr. Honig

In April 2015, we sold to Mr. Honig 427,351 units of the Company’s securities for a purchase price of $5.85 per unit, or $2,500,000 in the aggregate, as part of a private placement, with each unit comprised of one share of common stock and a 24-month warrant to purchase 0.4 of a share of the Company’s common stock. The sale was completed on equivalent terms to other investors purchasing in the private placement.

In February 2016, we sold to Mr. Honig 367,647 shares of our common stock for a purchase price of $3.40 per share, or approximately $1,250,000 in the aggregate, as part of a private placement. The terms of the private placement were reviewed and approved by the Audit Committee.

In December 2017, we sold to Mr. Honig 990,099 units of the Company’s securities for a purchase price of $3.03 per unit, or $3,000,000 in the aggregate, as part of a private placement, with each unit comprised of one share of common stock and a 24-month warrant to purchase 0.4 of a share of the Company’s common stock. The sale was completed on equivalent terms to other investors purchasing in the private placement, except that the unit price for all other investors in the Private Placement was $2.80. The terms of Mr. Honig’s participation in the private placement were reviewed and approved by the Audit Committee.

Transactions or Relationships with or involving Mr. Smith

On March 24, 2016, the Company entered into a subscription agreement with the Donald Smith Value Fund, L.P. The Subscription Agreement provided for the sale to Donald Smith Value Fund, L.P. of 1,850,000 units for $3.25 per unit, with each unit consisting of one share of common stock and one thirty-month warrant to purchase 0.5 of a share of common stock at an exercise price of $4.35. The transaction was completed and the shares were issued on March 28, 2016. Immediately following the sale, Mr. Smith beneficially owned approximately 7.1% of our outstanding common stock. No other investors purchased shares in the private placement.

Transactions or Relationships with or involving Jonathan Honig

In December 2017, we sold to Jonathan Honig 535,714 units of the Company’s securities for a purchase price of $2.80 per unit, or $1,500,000 in the aggregate, as part of the Private Placement, with each unit comprised of one share of common stock and a 24-month warrant to purchase 0.4 of a share of the Company’s common stock. The sale was completed on equivalent terms to other investors purchasing in the Private Placement except for Barry Honig, as discussed above. The terms of Jonathan Honig’s participation in the Private Placement were reviewed and approved by the Audit Committee. Jonathan Honig is a sibling of Barry Honig.

Director Independence

We currently have five directors serving on our Board of Directors: Messrs. Alfers, Clevenger, Honig, and Karr, and Ms. Saxton. Mr. Scott Barr served on the Board of Directors from June 24, 2016 until his death on April 9, 2017. Mr. Morrison served on our Board from November 2012 until his resignation in February 2018. We have determined Messrs. Clevenger, Honig, Karr, and Ms. Saxton are, and both Messrs. Barr and Morrison were, independent in accordance with the definition of independence set forth in the Nasdaq listing rules. Each director who is a member of a committee subject to independence standards under the Nasdaq listing rules is independent under such standards. In reaching these determinations, the Board of Directors considered payments for consulting services made to Mr. Barr and Mr. Karr prior to their appointments to the Board of Directors, a grant of 12,500 restricted stock units to Mr. Karr in December 2015, payments for consulting services made to Mr. Morrison prior to the formation of the Audit Committee and the Company’s uplisting to Nasdaq, fees paid to Mr. Morrison and Mr. Barr for their service on the Technical Committee, Mr. Honig’s status as a significant stockholder, committee memberships by the Company’s employees on the boards of other companies, and Mr. Karr’s position and Mr. Honig’s former position on the board of directors of Levon Resources, a significant stockholder of the Company.

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SELLING STOCKHOLDERS

Up to 3,286,127 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the account of the selling stockholders and all of which were issued to the selling stockholders in the Private Placement. These shares consist of the following:

•	2,347,236 shares issued to the selling stockholders in the Private Placement; and

•	938,891 shares issuable upon exercise of the warrants issued to the selling stockholders in the Private Placement.

The Private Placement was exempt under the registration provisions of the Securities Act.

The 3,286,127 shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. Unless otherwise indicated in the footnotes to the table below: (i) subject to community property laws where applicable, the selling stockholders, to our knowledge, have sole voting and investment power with respect to the shares beneficially owned by them; (ii) none of the selling stockholders are broker-dealers, or are affiliates of a broker-dealer; and (iii) the selling stockholders have not had a material relationship with us within the past three years.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The selling stockholders’ percentage of ownership of our outstanding shares in the table below is based upon 33,629,260 shares of common stock assumed to be outstanding as of August 17, 2018, and includes the 938,891 shares issuable upon exercise of the warrants and registered for resale in this prospectus.

	Ownership Before Offering				Ownership After Offering (+)
SELLING STOCKHOLDER	Number of shares of common stock beneficially owned	Total number of shares offered	Shares of common stock offered	Warrant shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Stetson Capital Investments, Inc. (1)	297,999	249,999	178,571	71,428	48,000	* %
GRQ Consultants, Inc. 401K (2)	6,119,436	1,386,138	990,099	396,039	4,773,298	14.2%
Andrew Schwartzberg	124,999	124,999	89,285	35,714	0	* %
ATG Capital LLC (3)	174,999	124,999	89,285	35,714	50,000	* %
Jonathan Honig	1,749,999	749,000	535,714	214,285	1,000,000	* %
Richard Molinsky	71,389	49,999	35,714	14,285	21,390	* %
Moishe Hartstein (4)	49,999	49,999	35,714	14,285	0	* %
Erick Richardson	124,999	124,999	89,285	35,714	0	* %
Brian M. Herman (5)	56,999	49,999	35,714	14,285	7,000	* %
Melechdavid Inc. (6)	274,999	124,999	89,285	35,714	150,000	* %
Alpha Capital Anstalt (7)	124,999	124,999	89,285	35,714	0	* %
Newport Vacations Manager, LLC (8)	124,999	124,999	89,285	35,714	0	* %
TOTAL	—	3,286,127	2,347,236	938,891	—	—

 * represents less than 1%.

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(+)   Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.

(1)	As the president of Stetson Capital Investments, Inc., John Stetson has voting and investment power over shares of the Company held by this selling stockholder.

(2)	Barry Honig (a director of the Company) has voting and investment power over shares of the Company held by this selling stockholder. For additional information on the beneficial ownership of GRQ Consultants Inc. 401K and Mr. Honig, please see the section —“Security Ownership of Certain Beneficial Owners and Management”.

(3)	As the managing member of ATG Capital LLC, John O’Rourke has voting and investment power over shares of the Company held by this selling stockholder.

(4)	Moishe Hartstein is an affiliate of a broker-dealer; however, Mr. Hartstein represented that he purchased these shares of common stock in the ordinary course of business, not for resale, and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute such shares of common stock.

(5)	Brian Herman is an affiliate of a broker-dealer; however, Mr. Herman represented that he purchased these shares of common stock in the ordinary course of business, not for resale, and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute such shares of common stock.

(6)	As the sole owner of Melechdavid, Inc., Mark Groussman has voting and investment power over shares of the Company held by this selling stockholder.

(7)	As the controlling director of Alpha Capital Anstalt, Konrad Ackermann has voting and investment power over shares of the Company held by this selling stockholder.

(8)	As the manager of Newport Vacations Manager, LLC, Dr. Robert M. Cornfeld has voting and investment power over shares of the Company held by this selling stockholder.

DESCRIPTION OF SECURITIES

We are authorized to issue 200,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock. As of August 17, 2018, we have the following issued and outstanding securities on a fully diluted basis:

•	33,629,260 shares of common stock;

•	8,946 shares of Series E Convertible Preferred Stock, which are convertible into 3,163,501 shares of common stock;

•	Warrants to purchase 4,434,267 shares of common stock;

•	Options to purchase 2,230,453 shares of common stock; and

•	Restricted stock units, which entitle the holders to receive 1,031,210 shares of common stock upon vesting and upon the satisfaction of certain specified conditions.

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Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors.

Our common stock is listed on Nasdaq and on the TSX under the symbol “PGLC.”

Warrants

We currently have issued and outstanding warrants to purchase 4,434,267 shares of common stock, all currently exercisable, as follows:

•	Warrants to purchase 22,223 shares at $8.10 per share, expiring March 6, 2022;

•	Warrants to purchase 8,334 shares at $5.40 per share, expiring November 7, 2018;

•	Warrants to purchase 1,060,429 shares at $5.06 per share, expiring August 25, 2018;

•	Warrants to purchase 261,590 shares at $5.06 per share, expiring August 25, 2018;

•	Warrants to purchase 925,000 shares at $4.35 per share, expiring September 28, 2018;

•	Warrants to purchase 100,000 shares at $3.45 per share, expiring January 16, 2019;

•	Warrants to purchase 938,891 shares at $3.40 per share, expiring December 19, 2019(1); and

•	Warrants to purchase 1,117,800 shares at $3.40 per share, expiring December 19, 2019.

(1) The shares issuable upon exercise of these warrants are offered pursuant to this prospectus.

The selling stockholders may exercise the warrants included in this prospectus on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement.

Registration Rights

In connection with the Private Placement, we entered into registration rights agreements with the selling stockholders dated December 11, 2017 providing for the registration of the resale of those shares.

Transfer Agent

The transfer agent for our common stock in the United States is Computershare Investor Services, Inc. located at 462 South 4th Street, Suite 1600, Louisville, Kentucky 40233-5000.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with our accountants since our formation that are required to be disclosed pursuant to Item 304 of Regulation S-K, except those that have been previously reported in our filings with the Securities and Exchange Commission.

Indemnification of Directors and Officers

Nevada Revised Statutes Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

59

Under Revised Statutes Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Articles of Incorporation provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding related to their service as an officer or director. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. We must pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors or officers may have or hereafter acquire.

Our Articles of Incorporation provide that we may adopt bylaws to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may purchase and maintain insurance on behalf of any of officers and directors. The indemnification provided in our Articles of Incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Our Bylaws provide that a director or officer shall have no personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.3900.

The Company has entered into indemnification agreements with its directors and executive officers providing for indemnification against all expenses, judgments, fines and amounts paid in settlement incurred by such indemnitee in connection with any threatened, pending or completed action, suit, alternative dispute resolution mechanism or proceeding to which indemnitee was or is a party or is threatened to be made a party by reason of the fact that indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, to the fullest extent permitted by Nevada law. These agreements are more fully described herein under “Executive Compensation — Indemnification Agreements”.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 3,286,127 shares of our common stock, par value $0.0001 per share, which includes (i) 2,347,236 shares issued to the selling stockholders in the Private Placement and (ii) 938,891 shares issuable upon exercise of the warrants issued to the selling stockholders in the Private Placement.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

60

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

The Company has agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144(c) under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Davis Graham & Stubbs LLP will pass upon the validity of the shares of common stock offered by the selling stockholders under this prospectus.

EXPERTS

The consolidated financial statements of Pershing Gold for the fiscal years ended December 31, 2016 and December 31, 2017 included in this prospectus have been so included in reliance on the report of KBL, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The estimates of our mineralized material with respect to the Relief Canyon Mine deposit included in this prospectus have been so included in reliance upon the feasibility study prepared by Mine Development Associates Inc.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that the selling stockholders are offering in this prospectus.

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We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. Access to these electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: Pershing Gold Corporation, 1658 Cole Blvd., Bldg. 6, Suite 210, Lakewood, CO 80401, Attention: Corporate Secretary or by calling 720-974-7254. Our SEC filings are also available through the “Investor Relations” section of our website at www.pershinggold.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents of this registration statement as amended (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018;

•	Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2018;

•	Current Reports on Form 8-K filed February 1, 2018, February 26, 2018, March 13, 2018, April 27, 2018, and June 27, 2018; and

•	The description of our common stock set forth in our registration statement on Form 8-A filed on July 1, 2015, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:

Pershing Gold Corporation
Attention: Corporate Secretary
1658 Cole Boulevard
Building 6 – Suite 210
Lakewood, Colorado 80401

(720) 974-7248

63

The above incorporated documents can also be found on our website at www.pershinggold.com. Other information contained on our website and connected to it are not incorporated by reference.

Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.

GLOSSARY OF SELECTED MINING TERMS

The following is a glossary of selected mining terms used in this prospectus that may be technical in nature:

“Base metal” means a classification of metals usually considered to be of low value and higher chemical activity when compared with the precious metals (gold, silver, platinum, etc.). This nonspecific term generally refers to the high-volume, low-value metals copper, lead, tin, and zinc.

“Deposit” means an informal term for an accumulation of mineral ores.

“Doré” means a mixture of gold and silver that is produced from the refinery furnace.

“Exploration stage” means a U.S. Securities and Exchange Commission descriptive category applicable to public mining companies engaged in the search for mineral deposits and ore reserves and which are not either in the mineral development or the ore production stage.

“Feasibility study” means an engineering study designed to define the technical, economic, and legal viability of a mining project with a high degree of reliability.

“Formation” means a distinct layer of sedimentary rock of similar composition.

“Grade” means the metal content of ore, usually expressed in troy ounces per ton (2,000 pounds) or in grams per ton or metric tonnes that contain 2,204.6 pounds or 1,000 kilograms.

“Heap leach” means a mineral processing method involving the crushing and stacking of an ore on an impermeable liner upon which solutions are sprayed to dissolve metals, i.e. gold, copper, etc.; the solutions containing the metals are then collected and treated to recover the metals.

“Lode” means a classic vein, ledge, or other rock in place between definite walls.

“Millsite” means a specific location of five acres or less on public lands that are non-mineral in character. Millsites may be located in connection with a placer or lode claim for mining and milling purposes or as an independent/custom mill site that is independent of a mining claim.

“Mineralization” means the concentration of metals within a body of rock.

“Mineralized material” is a body that contains mineralization which has been delineated by appropriately spaced drilling and/or underground sampling to estimate a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors concludes legal and economic feasibility of extraction at the time of reserve determination.

“Mining” means the process of extraction and beneficiation of mineral reserves or mineral deposits to produce a marketable metal or mineral product. Exploration continues during the mining process and, in many cases, mineral reserves or mineral deposits are expanded during the life of the mine operations as the exploration potential of the deposit is realized.

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“Mining claim” means a mining interest giving its holder the right to prospect, explore for and exploit minerals within a defined area.

“Net smelter return royalty” means a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of transportation, insurance, and smelting/refining costs.

“Open pit” means a mine working or excavation open to the surface.

“Ore” means material containing minerals that can be economically extracted.

“Outcrop” means that part of a geologic formation or structure that appears at the surface of the earth.

“Precious metal” means any of several relatively scarce and valuable metals, such as gold, silver, and the platinum-group metals.

“Probable reserves” means reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

“Production stage” means a project that is actively engaged in the process of extraction and beneficiation of mineral reserves or mineral deposits to produce a marketable metal or mineral product.

“Proven reserves” means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

“Reclamation” means the process of returning land to another use after mining is completed.

“Recovery” means that portion of the metal contained in the ore that is successfully extracted by processing, expressed as a percentage.

“Reserves” means that part of a mineral deposit that could be economically and legally extracted or produced at the time of reserve determination.

“Sampling” means selecting a fractional part of a mineral deposit for analysis.

“Sediment” means solid fragmental material that originates from weathering of rocks and is transported or deposited by air, water, or ice, or that accumulates by other natural agents, such as chemical precipitation from solution or secretion by organisms, and that forms in layers on the Earth’s surface at ordinary temperatures in a loose, unconsolidated form.

“Sedimentary” means formed by the deposition of sediment.

“Unpatented mining claim” means a mineral claim staked on federal or, in the case of severed mineral rights, private land (where the U.S. government has retained ownership of the locatable minerals) to which a deed from the U.S. government has not been received by the claimant. Unpatented claims give the claimant the exclusive right to explore for and to develop the underlying minerals and the right to use the surface for such purpose. However, the claimant does not own title to either the minerals or the surface, and the claim must include a discovery of valuable minerals to be valid and is subject to the payment of annual claim maintenance fees that are established by the governing authority of the land on which the claim is located.

“Vein” means a fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.

“Waste” means rock lacking sufficient grade and/or other characteristics of ore.

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INDEX TO FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Pershing Gold Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Pershing Gold Corporation and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the results of its consolidated operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KBL, LLP

We have served as the Company’s auditor since 2011.

KBL, LLP

New York, NY

March 28, 2018

F-2

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in United States dollars)

	December 31,
	2017	2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,858,873	11,722,102
Prepaid expenses and other current assets	1,006,779	1,139,760
Deposit	27,884	-

Total Current Assets	13,893,536	12,861,862

NON - CURRENT ASSETS:
Property and equipment, net	3,303,366	4,310,980
Mineral rights	22,803,912	22,786,912
Restricted cash	3,690,000	2,250,000
Reclamation bond deposit	50,000	25,000
Other non-current assets	9,689	3,884

Total Non - Current Assets	29,856,967	29,376,776

Total Assets	$43,750,503	42,238,638

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,651,461	2,150,195
Deferred rent - current portion	4,513	6,738
Deposit	1,750	-

Total Current Liabilities	1,657,724	2,156,933

LONG-TERM LIABILITIES:
Deposit	-	1,750
Deferred rent - long term portion	-	4,512
Asset retirement obligation	963,303	895,085

Total Liabilities	2,621,027	3,058,280

Commitments and Contingencies

STOCKHOLDERS' EQUITY :
Preferred stock, $0.0001 par value; 50,000,000 authorized
Convertible Series A Preferred stock ($0.0001 Par Value; 2,250,000 Shares Authorized;
none issued and outstanding as of December 31, 2017 and 2016)	-	-
Convertible Series B Preferred stock ($0.0001 Par Value; 8,000,000 Shares Authorized;
none issued and outstanding as of December 31, 2017 and 2016)	-	-
Convertible Series C Preferred stock ($0.0001 Par Value; 3,284,396 Shares Authorized;
none issued and outstanding as of December 31, 2017 and 2016)	-	-
Convertible Series D Preferred stock ($0.0001 Par Value; 7,500,000 Shares Authorized;
none issued and outstanding as of December 31, 2017 and 2016)	-	-
Convertible Series E Preferred stock ($0.0001 Par Value; 15,151 Shares Authorized;
8,946 shares issued and outstanding; liquidation preference of $9,742,194
as of December 31, 2017 and 2016)	1	1
Common stock ($0.0001 Par Value; 200,000,000 Shares Authorized;
33,544,125 and 28,389,378 shares issued and outstanding as of December 31, 2017 and 2016)	3,354	2,839
Additional paid-in capital	211,817,072	195,705,344
Accumulated deficit	(170,690,951)	(156,527,826)

Total Stockholders' Equity	41,129,476	39,180,358

Total Liabilities and Stockholders' Equity	$43,750,503	42,238,638

See accompanying notes to consolidated financial statements.

F-3

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in United States dollars)

	For the Years Ended December 31,
	2017	2016

Net revenues	$-	$-

Operating expenses:
Compensation and related taxes	4,797,984	5,337,910
Exploration cost	1,219,608	3,913,699
Consulting fees	2,418,726	2,289,394
General and administrative expenses	4,287,909	4,091,967

Total operating expenses	12,724,227	15,632,970

Loss from operations	(12,724,227)	(15,632,970)

Other income (expenses):
Other income	9,673	-
Foreign currency gain (loss)	(10,029)	-
Interest expense and other finance costs	(380,987)	(5,406)
Interest income	11,069	2,801

Total other income (expenses) - net	(370,274)	(2,605)

Loss before provision for income taxes	(13,094,501)	(15,635,575)

Provision for income taxes	-	-

Net loss	$(13,094,501)	$(15,635,575)

Preferred deemed dividend	(1,068,624)	(3,599,565)

Net loss available to common stockholders	$(14,163,125)	$(19,235,140)

Net loss per common share, basic and diluted	$(0.50)	$(0.75)

Weighted average common shares outstanding - basic and diluted	28,567,344	25,483,353

See accompanying notes to consolidated financial statements.

F-4

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 and 2016

(in United States dollars)

	Preferred Stock - Series A		Preferred Stock - Series B		Preferred Stock - Series C		Preferred Stock - Series D		Preferred Stock - Series E		Common Stock					Total
	$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value		Additional	Treasury	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Stock	Deficit	Equity

Balance, December 31, 2015	-	$-	-	$-	-	$-	-	$-	9,375	$1	21,723,049	$2,173	$170,529,953	$-	$(137,292,686)	$33,239,441

Issuance of common stock for cash	-	-	-	-	-	-	-	-	-	-	6,544,412	654	19,794,822	-	-	19,795,476

Issuance of common stock in connection with the conversion of preferred stock	-	-	-	-	-	-	-	-	(429)	-	130,669	13	(13)	-	-	-

Issuance of common stock for services	-	-	-	-	-	-	-	-	-	-	15,323	1	55,598	-	-	55,599

Stock-based compensation in connection with restricted common stock unit grants	-	-	-	-	-	-	-	-	-	-	-	-	1,725,417	-	-	1,725,417

Cancellation of common stock	-	-	-	-	-	-	-	-	-	-	(24,075)	(2)	2	-	-	-

Preferred stock deemed dividend	-	-	-	-	-	-	-	-	-	-	-	-	3,599,565	-	(3,599,565)	-

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(15,635,575)	(15,635,575)

Balance, December 31, 2016	-	-	-	-	-	-	-	-	8,946	1	28,389,378	2,839	195,705,344	-	(156,527,826)	39,180,358

Issuance of common stock for cash	-	-	-	-	-	-	-	-	-	-	5,141,736	514	13,193,317	-	-	13,193,831

Issuance of common stock for services	-	-	-	-	-	-	-	-	-	-	21,586	2	(2)	-	-	-

Issuance of common stock for payment of accounts payable	-	-	-	-	-	-	-	-	-	-	2,351	-	8,250	-	-	8,250

Issuance of restricted common stock unit for accounts payable	-	-	-	-	-	-	-	-	-	-	-	-	65,000	-	-	65,000

Issuance of restricted common stock unit for services	-	-	-	-	-	-	-	-	-	-	-	-	68,002	-	-	68,002

Stock-based compensation in connection with restricted common stock unit grants	-	-	-	-	-	-	-	-	-	-	-	-	1,110,111	-	-	1,110,111

Stock-based compensation in connection with stock warrant grants	-	-	-	-	-	-	-	-	-	-	-	-	86,899	-	-	86,899

Cancellation of common stock	-	-	-	-	-	-	-	-	-	-	(10,926)	(1)	1	-	-	-

Vested accrued RSU bonuses	-	-	-	-	-	-	-	-	-	-	-	-	511,526	-	-	511,526

Preferred stock deemed dividend	-	-	-	-	-	-	-	-	-	-	-	-	1,068,624	-	(1,068,624)	-

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(13,094,501)	(13,094,501)

Balance, December 31, 2017	-	$-	-	$-	-	$-	-	$-	8,946	$1	33,544,125	$3,354	$211,817,072	$-	$(170,690,951)	$41,129,476

See accompanying notes to consolidated financial statements.

F-5

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in United States dollars)

	For the Years Ended December 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(13,094,501)	$(15,635,575)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,071,942	1,097,066
Accretion	38,529	38,923
Stock-based compensation	1,260,179	2,311,410

Changes in operating assets and liabilities:
Other receivables	(9,689)	70,145
Prepaid expenses and other current assets	132,981	(240,532)
Accounts payable and accrued expenses	90,875	1,081,640
Deferred rent	(6,737)	(4,738)
Deposits	(24,000)	1,750

NET CASH USED IN OPERATING ACTIVITIES	(10,540,421)	(11,279,911)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in reclamation bond deposits	(25,000)	-
Purchase of mineral rights	(17,000)	-
Purchase of property and equipment	(34,639)	(13,528)

NET CASH USED IN INVESTING ACTIVITIES	(76,639)	(13,528)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	13,193,831	19,795,476
Payments on notes payable	-	(17,319)

NET CASH PROVIDED BY FINANCING ACTIVITIES	13,193,831	19,778,157

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2,576,771	8,484,718

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - beginning of year	13,972,102	5,487,384

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - end of year	$16,548,873	$13,972,102

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$6,747	$5,406
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Reduction of accrued bonuses in connection with vested restricted common stock unit grants	$511,526	$-
Reduction of accounts payable in connection with issuance of common stock	$8,250	$-
Reduction of accounts payable in connection with issuance of restricted stock unit grants	$65,000	$-
Preferred stock deemed dividend	$1,068,624	$3,599,565
Increase in asset retirement obligations	$29,689	$72,623

See accompanying notes to consolidated financial statements.

F-6

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Pershing Gold Corporation (the “Company”), formerly named Sagebrush Gold Ltd., was incorporated under the laws of the State of Nevada on August 2, 2007. The Company is a gold and precious metals exploration company pursuing exploration, development, and mining opportunities primarily in Nevada. The Company is currently focused on exploration of its Relief Canyon properties in Pershing County in northwestern Nevada. None of the Company’s properties contain proven and probable reserves, and the Company’s activities on all of its properties are exploratory in nature.

On August 30, 2011, the Company, through its wholly-owned subsidiary, Gold Acquisition Corp. (“Gold Acquisition”), acquired the Relief Canyon Mine property (“Relief Canyon”) located in Pershing County, near Lovelock, Nevada.

A wholly-owned subsidiary, Pershing Royalty Company, a Delaware corporation, was formed on May 17, 2012 to hold royalty interests in two gold exploration properties. On July 5, 2016, a wholly-owned subsidiary, Blackjack Gold Corporation, a Nevada corporation, was formed for potential purchases of exploration targets.

On June 17, 2015, the Board of Directors of the Company approved a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-18 (the “Reverse Stock Split”) which became effective on June 18, 2015. In connection with the Reverse Stock Split, the Company filed a Certificate of Amendment to its Amended and Restated Articles of Incorporation, as amended, with the Nevada Secretary of State to reduce the number of shares of Common Stock the Company is authorized to issue from 800,000,000 to 200,000,000. All share and per share values of the Company’s Common Stock for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the Reverse Stock Split in accordance with Staff Accounting Bulletin Topic 4C: Equity Accounts – Change in Capital Structure (“SAB Topic 4C”).

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its majority-owned subsidiaries as of December 31, 2017. In the preparation of the consolidated financial statements of the Company, intercompany transactions and balances have been eliminated.

Use of estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the useful life of property and equipment, the valuation of deferred tax assets and liabilities, including valuation allowance, amounts and timing of closure obligations, the assumptions used to calculate fair value of restricted stock units, options and warrants granted, stock-based compensation, beneficial conversion on preferred stock, capitalized mineral rights, asset valuations, timing of the performance criteria of restricted stock units and the fair value of common stock issued.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. The reclassified amounts have no impact on the Company’s previously reported financial position or results of operations.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.

At December 31, 2017, the Company had bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

F-7

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Restricted cash – non current

Restricted cash consists of cash which is held as collateral under surface management surety bonds issued on the Company’s behalf to cover its reclamation obligations. Once the reclamation is completed the surface management surety bonds will be released and the collateral will no longer be required. The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

	December 31, 2017	December 31, 2016

Cash and cash equivalents	$12,858,873	$11,722,102
Restricted cash - non current	3,690,000	2,250,000
Total cash, cash equivalents and restricted cash	$16,548,873	$13,972,102

Fair value of financial instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their estimated fair market values based on the short-term maturity of these instruments.

Prepaid expenses and other current assets

Prepaid expenses and other current assets of $1,006,779 and $1,139,760 at December 31, 2017 and 2016, respectively, consist primarily of costs paid for future services, which will occur within a year. Prepaid expenses principally include prepayments for consulting, public relations, and business advisory services, insurance premiums, drilling services, mining claim fees and mineral lease fees which are being amortized over the terms of their respective agreements. Included in other current assets are deferred financing costs of $0 and $312,415 at December 31, 2017 and 2016, respectively. The Company deferred these costs until such time that the associated financing was completed. Upon completion and recognition of the proceeds, any deferred financing costs will be reported as a direct deduction from the amount of the proceeds received. As of December31, 2017, the Company determined that the contemplated financing will not be completed therefore the Company expensed such payments of $374,240 during the year ended December 31, 2017.

F-8

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Mineral property acquisition and exploration costs

Costs of leasing, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. Upon the completion of a final feasibility study indicating a mine is economically viable and a final decision to commence operating mine development activities to bring a mine into production, it would enter into the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production method over the estimated life of the proven and probable reserves. If in the future the Company has capitalized mineral properties, these properties will be periodically assessed for impairment. To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed.

ASC 930-805, “Extractive Activities-Mining: Business Combinations” (“ASC 930-805”), states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights. Acquired mineral rights are considered tangible assets under ASC 930-805. ASC 930-805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims.

ASC 930-805-30-1 and 30-2 provide that, in fair valuing mineral assets, an acquirer should take into account both:

•            The value beyond proven and probable reserves (“VBPP”) to the extent that a market participant would include VBPP in determining the fair value of the assets.

•            The effects of anticipated fluctuations in the future market price of minerals in a manner that is consistent with the expectations of market participants.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally one to twenty-five years.

Impairment of long-lived assets

The Company accounts for the impairment or disposal of long-lived assets according to ASC 360, “Property, Plant and Equipment”. The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of long-lived assets, including mineral rights, may not be recoverable. Long-lived assets in the exploration stage are monitored for impairment based on factors such as the Company’s continued right to explore the area, exploration reports, assays, technical reports, drill results and the Company’s continued plans to fund exploration programs on the property, and whether sufficient work has been performed to indicate that the carrying amount of the mineral property cost carried forward as an asset will not be fully recovered. The tests for long-lived assets in the exploration stage are monitored for impairment based on factors such as current market value of the long-lived assets and results of exploration, future asset utilization, business climate, mineral prices and future undiscounted cash flows expected to result from the use of the related assets.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows expected to be generated by the asset. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The Company did not record any impairment of its long-lived assets at December 31, 2017 and 2016, respectively.

F-9

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Asset Retirement Obligations

Asset retirement obligations (“ARO”), consisting primarily of estimated mine reclamation and closure costs at the Company’s Relief Canyon property, are recognized in the period incurred and when a reasonable estimate can be made, and recorded as liabilities at fair value. Such obligations, which are initially estimated based on discounted cash flow estimates, are accreted to full value over time through charges to accretion expense. Corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life. Asset retirement obligations are periodically adjusted to reflect changes in the estimated present value resulting from revisions to the estimated timing or amount of reclamation and closure costs. The Company reviews and evaluates its asset retirement obligations annually or more frequently at interim periods if deemed necessary.

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation” (“ASC 718”), which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Effective for the fiscal year-ended December 31, 2017, the Company early adopted ASU 2016-09, “Compensation - Stock Compensation (Topic 718)” (“ASU 2016-09”), which makes several modifications to Topic 718. Upon adoption of ASU 2016-09, the Company recognizes the effect of forfeitures in compensation cost as they occur, rather than estimating forfeitures as of the award date. Any previously recognized compensation cost will be reversed in the period of forfeiture.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the measurement date. The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

F-10

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Related party transaction

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

Foreign currency transactions

The Company accounts for foreign currency transactions in accordance with ASC 830, “Foreign Currency Matters” (“ASC 830”), specifically the guidance in subsection ASC 830-20, “Foreign Currency Transactions”. The U.S. dollar is the functional and reporting currency for the Company and its subsidiaries. Pursuant to ASC 830, monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting gains or losses upon settlement reported in foreign exchange gain (loss) in the computation of net income (loss).

Recent accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new guidance will be effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods and is applied retrospectively. Early adoption is permitted. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation - Stock Compensation (Topic 718)” (“ASU 2016-09”) as part of FASB's simplification initiative focused on improving areas of GAAP for which cost and complexity may be reduced while maintaining or improving the usefulness of information disclosed within the financial statements. ASU 2016-09 focuses on simplification specifically with regard to share-based payment transactions, including income tax consequences, classification of awards as equity or liabilities and classification on the statement of cash flows. The guidance in ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted. The Company’s adoption did not have a material impact on the Company’s consolidated results of operations, financial position and related disclosures.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB Emerging Issues Task Force)” (“ASU 2016-15”). ASU 2016-15 addresses the following eight specific cash flow issues: Debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (including bank-owned life insurance policies); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This guidance is effective for the Company beginning with its fiscal year beginning after December 15, 2017, and the interim periods within the fiscal year. The Company adopted the guidance on January 1, 2018 and does not believe it will have a material impact on its consolidated financial statements for fiscal years beginning after December 15, 2017 and the interim periods within those fiscal years.

F-11

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” or ASU 2016-18. ASU 2016-18 is intended to clarify how entities present restricted cash in the statement of cash flows. The guidance requires entities to show the changes in the total of cash and cash equivalents and restricted cash in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash in the statement of cash flows. When cash and cash equivalents and restricted cash are presented in more than one line item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. This reconciliation can be presented either on the face of the statement of cash flows or in the notes to the financial statements. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017 and is to be applied retrospectively. Early adoption is permitted, including adoption in an interim period. The Company early adopted ASU 2016-18 for the three-month period-ended December 31, 2017 and its adoption did not have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”, which eliminates Step 2 from the goodwill impairment test. When an indication of impairment was identified after performing the first step of the goodwill impairment test, Step 2 required that an entity determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) using the same procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under the amendments in ASU No. 2017-04, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying value. An entity would recognize an impairment charge for the amount by which the carrying value exceeds the reporting unit’s fair value. In addition, an entity must consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. A public business entity that is a SEC filer should adopt the amendments in ASU No. 2017-04 for its annual, or any interim, good will impairment tests in fiscal years beginning after December 15, 2019. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation - Stock Compensation”. The update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC Topic 718. An entity shall account for the effects of a modification described in ASC paragraphs 718-20-35-3 through 35-9, unless all the following are met: (1) The fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified; (2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The provisions of this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. The Company adopted the guidance on January 1, 2018 and does not believe it will have a material impact on its consolidated financial statements for fiscal years beginning after December 15, 2017 and the interim periods within those fiscal years.

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share (Topic 260)”. The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

F-12

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 3 — MINERAL PROPERTIES

The Company’s Relief Canyon property rights currently total approximately 29,000 acres and are comprised of approximately 1,056 owned unpatented mining claims, 120 owned millsite claims, 143 leased unpatented mining claims, and 4,127 acres of leased and 3,739 acres of subleased private lands. Most of the property on which the Relief Canyon deposit is located is subject to a 2% net smelter return production royalty, with a portion of that property subject to net smelter return production royalties totaling 4.5%. The rest of the property is subject, under varying circumstances, to net smelter return production royalties ranging from 2% to 5%.

Pershing Pass Property

The Pershing Pass property consists of over 765 unpatented mining claims (746 owned and 19 leased) covering approximately 12,900 acres and a mining lease of private lands covering approximately 635 acres.  Out of the total unpatented mining claims, 17 unpatented mining claims are subject to a 2% net smelter return royalty and 19 unpatented mining claims are leased with a purchase option.

The primary term of the mining lease of private lands is ten years ending in January 2023, which may be extended as long as mineral exploration, development or mining continue on the property. Production from the private lands covered by the lease is subject to a 2% net smelter return royalty on all metals produced other than gold, and to a royalty on gold indexed to the gold price, ranging from 2% at gold prices of less than $500 per ounce to 3.5% at gold prices over $1,500 per ounce. Prior to one year after commercial production begins, the Company can repurchase up to 3% of the royalty on gold production at the rate of $600,000 for each 1%.

In September 2013, the Company entered into a lease agreement and purchase option for 19 unpatented mining claims (approximately 400 acres) in the Pershing Pass Property. Production from the lease is subject to a 1% net smelter return royalty on precious metals and a 0.5% net smelter royalty on all other metals produced from the leased property. Prior to production, and starting in September 2016, the Company is required to pay a $10,000 annual advance minimum royalty payment until September 2023. The annual advance minimum royalty payment increases to $12,500 in September 2023, to $15,000 in September 2028 and to $20,000 in September 2033.  The Company has the right to buy the leased claims at any time for $250,000.

Coal Canyon Property

In December 2017, the Company entered into two mining leases at Coal Canyon, which is west of the Relief Canyon Mine. One such mining lease with Good Springs Exploration, LLC and Clancy Wendt (collectively “Lessor”) covers 43 unpatented mining claims adding 800 acres to the Company’s property holdings. The lease contains customary terms and conditions, with a primary term of ten years, which may be extended, annual advance royalty payments to Lessor starting at $20,000 per year, capping at $50,000, which payments are recoupable against a 3% net smelter return production royalty, which royalty can be bought down by one percent point of net smelter return for a payment of one million dollars, and also includes a conditional purchase option for $350,000.

A second mining lease with New Nevada Resources, LLC and New Nevada Lands, LLC (collectively “Owner”) covers 1,899 acres of fee land. The lease contains customary terms and conditions, with a primary term of twenty years, which may be extended, with annual advance royalty payments to Owner starting at $10 per acre capping at $25 per acre, which payments are recoupable against a 3% net smelter return production royalty. This royalty can be reduced by one percent of net smelter return in exchange for a payment of $1 million, and also includes a conditional purchase option at a price of $500 per acre.

Newmont Properties

On April 5, 2012, the Company purchased from Victoria Gold Corp. and Victoria Resources (US) Inc. (collectively, “Victoria”) their interest in approximately 13,300 acres of mining claims and private lands adjacent to the Company’s original landholdings at the Relief Canyon Mine in Pershing County, Nevada.

Approximately 8,900 acres of the lands that the Company acquired from Victoria were a leasehold interest comprised of unpatented mining claims and private lands subject to a 2006 Mineral Lease and Sublease with Newmont USA Ltd. (“Newmont”), which the Company refers to as the Newmont Leased property. At that time, the Newmont Leased property consisted of 155 unpatented lode mining claims owned by Newmont comprising approximately 2,800 acres, approximately 4,900 acres of privately-owned fee minerals leased by Newmont from the owners, and 62 unpatented mining claims that were owned by Victoria within the Newmont Leased property and area of interest.

F-13

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 3 — MINERAL PROPERTIES (continued)

On January 14, 2015, the Company entered into an Asset Purchase Agreement with Newmont (the “Asset Purchase Agreement”) pursuant to which the Company acquired for $6.0 million, 74 unpatented mining claims totaling approximately 1,300 acres that the Company had previously leased from Newmont, and entered into a new mining lease directly with New Nevada Resources, LLC and New Nevada Lands, LLC for approximately 1,600 acres of fee, or private, land that the Company had previously subleased from Newmont.

As part of the January 2015 transactions completed pursuant to the Asset Purchase Agreement, a subsidiary of the Company entered into a Mining Lease (the “2015 Mining Lease”) with New Nevada Resources, LLC and New Nevada Lands, LLC (the “Owners”), covering certain fee lands (the “Leased Properties”) included in the Company’s Relief Canyon properties. The 2015 Mining Lease has a term of twenty years and for as long thereafter as any mining, development or processing operations are being conducted on a continuous basis. The 2015 Mining Lease contains customary terms and conditions, including an advance royalty and a 2.5% net smelter returns production royalty on the Leased Properties payable to the Owners.

Newmont Leased Property

As part of the Asset Purchase Agreement transactions, Newmont and the Company entered into an amendment of the 2006 Minerals Lease and Sublease (the “Third Amendment”), pursuant to which the Company agreed to a $2.6 million work commitment on the properties remaining subject to the 2006 Minerals Lease and Sublease to be expended by the seventh anniversary of the effective date of the Third Amendment. Upon the eighth anniversary of the effective date of the Third Amendment, the Company shall pay an annual rental payment of $10.00 per acre if the Company does not incur $500,000 in qualified expenditures during the preceding year. Expenditures incurred in excess of the annual work commitment or rental payment obligation may be carried forward as credits against future annual work commitment obligations or rental payment obligations. As of December 15, 2017, the most recent cost reporting date, the Company can credit approximately $2.9 million in exploration expenditures already incurred against the remaining $2.3 million work commitment and future rental payment obligations.

Also as part of the transactions completed pursuant to the Asset Purchase Agreement, Newmont and the Owners entered into a new Mining Lease (the “2015 Newmont Lease”) covering about 2,770 acres of private lands included in the Company’s Relief Canyon properties (the “Subleased Properties”) and subleased by the Company from Newmont pursuant to the 2006 Minerals Lease and Sublease. The 2015 Newmont Lease has a term of twenty years and for as long thereafter as any mining, development or processing operations are being conducted on a continuous basis. The 2015 Newmont Lease contains customary terms and conditions, including an advance royalty and a 2.5% net smelter returns production royalty on the Subleased Properties payable to the Owners. The Company continues to hold rights to the Subleased Properties pursuant to its 2006 Minerals Lease and Sublease with Newmont.

On March 29, 2017, the Company entered into a Mining Sublease with Newmont granting the Company the exclusive right to prospect, explore for, develop, and mine minerals on certain lands within the Pershing Pass area south of the Relief Canyon Mine. The Mining Sublease has an initial term of ten years and may be extended by the Company until December 3, 2034 and so long thereafter as any mining, development, or processing operations are being conducted continuously. The Mining Sublease calls for the Company to make minimum work expenditures for the first four years of the Mining Sublease, followed by annual advanced minimum royalty payments to Newmont to maintain the Mining Sublease in good standing. The Sublease may be terminated any time after providing 90 days written notice of termination. If the required minimum work commitment of $500,000 has not been satisfied prior to termination the Company must pay Newmont the difference between the $500,000 required minimum work commitment and costs already incurred by the Company towards the required minimum work commitment. As of December 31, 2017, the most recent cost reporting date, the Company can credit approximately $260,000 in exploration expenditures already incurred against the $1.5 million work commitment.

F-14

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 3 — MINERAL PROPERTIES (continued)

General

As of December 31, 2017, the Company had posted statewide surface management surety bonds with the United States Department of the Interior Bureau of Land Management (“BLM”) as required by the State of Nevada in the amount of approximately $12.3 million, which was approximately $76,000 in excess of the coverage requirement as of December 31, 2017, to reclaim land disturbed in its exploration and mining operations. The surface management surety bonds are provided through third-party insurance underwriters. The Company was required to deposit a total of $3,690,000, or 30% of the total surety bonds, in collateral accounts. The funds deposited in the collateral accounts are classified as restricted cash on the Company’s balance sheet. During February 2018, the Company increased its statewide surface management surety bonds by $200,000 for total coverage of $12.5 million. No additional collateral was required.

As of December 31, 2017, based on management’s review of the carrying value of mineral rights, management determined that there is no evidence that the cost of these acquired mineral rights will not be fully recovered and accordingly, the Company determined that no adjustment to the carrying value of mineral rights was required. As of the date of these consolidated financial statements, the Company has not established any proven or probable reserves on its mineral properties and has incurred only acquisition and exploration costs.

Mineral properties consisted of the following:

	December 31, 2017	December 31, 2016

Relief Canyon Mine — Gold Acquisition	$8,501,071	$8,501,071
Relief Canyon Mine — Newmont Properties	13,709,441	13,709,441
Pershing Pass Property	593,400	576,400

	$22,803,912	$22,786,912

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated Life	December 31, 2017	December 31, 2016

Furniture and fixtures	5 years	$56,995	$56,995
Office and computer equipment	1 - 5 years	434,563	416,363
Land	—	358,886	358,886
Building and improvements	5 - 25 years	823,131	820,182
Site costs	10 years	1,417,704	1,412,624
Crushing system	20 years	2,514,021	2,505,012
Process plant and equipment	10 years	3,530,460	3,517,809
Vehicles and mining equipment	5 - 10 years	605,824	699,025
		9,741,584	9,786,896
Less: accumulated depreciation		(6,438,218)	(5,475,916)

		$3,303,366	$4,310,980

For the year ended December 31, 2017 and 2016, depreciation expense amounted to $1,071,942 and $1,097,066, respectively. During the year ended December 31, 2017, the Company wrote off fully depreciated property and equipment for a total of $109,640.

F-15

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 5 — ASSET RETIREMENT OBLIGATIONS

In conjunction with the permit approval permitting the Company to resume mining in the existing open pits at the Relief Canyon Mine during the third quarter of 2014, the Company has recorded an asset retirement obligation based upon the reclamation plan submitted in connection with the permit.

The following table summarizes activity in the Company’s ARO:

	December 31, 2017	December 31, 2016

Balance, beginning of period	$895,085	$783,539
Accretion expense	38,529	38,923
Reclamation obligations settled	-	-
Additions and changes in estimates	29,689	72,623
Balance, end of period	$963,303	$895,085

NOTE 6 — STOCKHOLDERS’ EQUITY

On June 17, 2015, the Board of Directors of the Company approved a reverse stock split of the Company’s Common Stock at a ratio of 1-for-18 (the “Reverse Stock Split”) which became effective on June 18, 2015. In connection with the Reverse Stock Split, the Company filed a Certificate of Amendment to its Amended and Restated Articles of Incorporation, as amended, with the Nevada Secretary of State to reduce the number of shares of Common Stock the Company is authorized to issue from 800,000,000 to 200,000,000. All share and per share values of the Company’s Common Stock for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the Reverse Stock Split in accordance with SAB Topic 4C.

Preferred Stock

The Company is authorized within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation to provide by resolution or resolutions for the issuance of 50,000,000 shares of Preferred Stock, par value $0.0001 per share in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Company’s Board of Directors establishes.

Series A Convertible Preferred Stock

As of December 31, 2017 and 2016, 2,250,000 shares of Series A Preferred Stock, $0.0001 par value were authorized with none outstanding.

Series B Convertible Preferred Stock

As of December 31, 2017 and 2016, 8,000,000 shares of Series B Preferred Stock, $0.0001 par value were authorized with none outstanding.

Series C Convertible Preferred Stock

As of December 31, 2017 and 2016, 3,284,396 shares of Series C Preferred Stock, $0.0001 par value, were authorized with none outstanding.

9% Series D Cumulative Preferred Stock

As of December 31, 2017 and 2016, 7,500,000 shares of Series D Preferred Stock, $0.0001 par value, were authorized with none outstanding.

F-16

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 6 — STOCKHOLDERS’ EQUITY (continued)

Series E Convertible Preferred Stock

As of December 31, 2017 and 2016, 15,151 shares of Series E Preferred Stock, $0.0001 par value, were authorized with 8,946 Series E Preferred shares outstanding.

During February 2016, a holder of Series E Preferred Stock converted one Series E share into 292 shares of the Company’s Common Stock.

During March 2016, a holder of Series E Preferred Stock converted 100 Series E shares into 30,461 shares of the Company’s Common Stock.

During June 2016, holders of Series E Preferred Stock converted 328 Series E shares into 99,916 shares of the Company’s Common Stock.

Preferred Deemed Dividend

In connection with the February 4, 2016 private placement of shares of the Company’s Common Stock, the conversion price for the Series E Preferred Stock was reduced effective February 4, 2016 from $5.04 to $3.40 per share of Series E Preferred Stock. Following this adjustment, each share of Series E Preferred Stock was convertible into the number of shares of common stock obtained by dividing the Series E Original Issue Price, of $990.00, by the adjusted conversion price, resulting in each share of Series E Preferred Stock being convertible into approximately 291.176 shares of common stock. A total of 9,375 shares of Series E Preferred Stock remained outstanding at the time of adjustment, and as a result of the adjustment, were convertible into approximately 2,729,780 shares of common stock in the aggregate, compared to 1,841,528 shares of Common Stock prior to the adjustment. The adjusted conversion price generated additional value to the convertibility feature of the Series E Preferred Stock. Accordingly, the Company recorded a preferred deemed dividend of approximately $3.02 million for the additional value of the beneficial conversion feature in February 2016, the period of the adjustment.

Additionally, in connection with the February 25, 2016 private placement of shares of the Company’s Common Stock and warrants to purchase shares of the Company’s Common Stock, the conversion price for the Series E Preferred Stock was further reduced effective February 25, 2016 from $3.40 to $3.25 per share of Series E Preferred Stock. Following this adjustment, each share of Series E Preferred Stock is convertible into the number of shares of Common Stock obtained by dividing the Series E Original Issue Price, of $990.00, by the adjusted conversion price, resulting in each share of Series E Preferred Stock being convertible into approximately 304.615 shares of Common Stock. A total of 9,374 shares of Series E Preferred Stock remained outstanding at the time of adjustment, and as a result of the adjustment, are convertible into approximately 2,855,469 shares of Common Stock in the aggregate, compared to 2,729,489 shares of Common Stock prior to the adjustment. The adjusted conversion price generated additional value to the convertibility feature of the Series E Preferred Stock. Accordingly, the Company recorded an additional preferred deemed dividend of approximately $580,000 for the additional value of the beneficial conversion feature in February 2016, the period of the adjustment.

In connection with the December 19, 2017 Public Offering and Private Placement of shares of the Company’s Common Stock, the conversion price for the Series E Preferred Stock was reduced effective December 19, 2017 from $3.25 to $2.80 per share of Series E Preferred Stock. Following this adjustment, each share of Series E Preferred Stock was convertible into the number of shares of common stock obtained by dividing the Series E Original Issue Price, of $990.00, by the adjusted conversion price, resulting in each share of Series E Preferred Stock being convertible into approximately 353.571 shares of common stock. A total of 8,946 shares of Series E Preferred Stock remained outstanding at the time of adjustment, and as a result of the adjustment, were convertible into approximately 3,163,051 shares of common stock in the aggregate, compared to 2,725,089 shares of Common Stock prior to the adjustment. The adjusted conversion price generated additional value to the convertibility feature of the Series E Preferred Stock. Accordingly, the Company recorded a preferred deemed dividend of approximately $1.07 million for the additional value of the beneficial conversion feature in December 2017, the period of the adjustment.

F-17

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 6 — STOCKHOLDERS’ EQUITY (continued)

Common Stock

Sale of Common Stock

On February 4, 2016, the Company issued 367,647 shares of the Company’s Common Stock. The gross proceeds for this issuance totaled approximately $1.25 million. The shares were issued pursuant to subscription agreements entered into on February 4, 2016 between the Company and two accredited investors affiliated with Barry Honig, one of the Company’s directors.

On February 25, 2016, the Company issued 2,120,882 Units, with each Unit comprised of one share of Common Stock and a 30-month warrant to purchase 0.5 of a share of Common Stock at an exercise price of $5.06, for a total of 2,120,882 shares of Common Stock and warrants to acquire an additional 1,060,429 shares of Common Stock. The Company received gross proceeds of approximately $6.9 million, and net proceeds of approximately $6.1 million after commissions and legal and other fees and expenses.

On March 28, 2016, the Company issued 1,850,000 Units, with each Unit comprised of one share of Common Stock and a 30-month warrant to purchase 0.5 of a share of Common Stock at an exercise price of $4.35, for a total of 1,850,000 shares of Common Stock and warrants to acquire an additional 925,000 shares of Common Stock. The Company received net proceeds of approximately $6.0 million after legal fees and expenses.

In connection with these private placements, certain FINRA broker-dealers acted on behalf of the Company and were paid aggregate cash commissions of approximately $695,000 and reimbursed for expenses of approximately $25,000 and were granted a 30-month warrant to acquire an aggregate of 261,590 shares of Common Stock at an exercise price of $5.06.

Additionally, the Company paid a total of approximately $229,000 of legal fees and expenses in connection with the February 2016 and March 2016 private placements.

On December 2, 2016, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Laidlaw & Company (UK) Ltd. (“Laidlaw” or the “Underwriter”) pursuant to which, among other things, the Company agreed to issue and sell to the Underwriter, in an underwritten public offering (the “Offering”), an aggregate of 2,205,883 shares of the Company’s Common Stock at a public offering price of $3.40 per share of Common Stock.

Net proceeds from the Offering were approximately $6.6 million, after deducting approximately $859,000 of underwriting discounts and commissions and legal fees and other expenses in connection with the Offering.

On December 11, 2017, the Company entered into an Underwriting Agreement by and among the Company and the underwriters named therein (the “Underwriters”), for whom Canaccord Genuity Corp., BMO Nesbitt Burns Inc., and Cantor Fitzgerald Canada Corporation are acting as representatives, relating to the issuance and sale (the “Public Offering”) of 2,430,000 shares of common stock of the Company and associated four-tenth common stock warrants to purchase an aggregate of 972,000 shares of common stock of the Company (each whole common share warrant, a “Warrant”) at a price of $2.80 per Offered Share and associated four-tenth Warrant, before underwriting discounts. Additionally, the Underwriters were granted a 30-day option to purchase up to an additional 364,500 shares of common stock at a purchase price of $2.468 per share and/or Warrants to purchase up to 145,800 shares of common stock at a purchase price of $0.136 per Warrant. The Public Offering closed on December 19, 2017 and included the full additional 364,500 shares of common stock and warrants to purchase 145,800 shares of common stock for a total of 2,794,500 shares of common stock and warrants to purchase 1,117,800 shares of common stock. The Company received gross proceeds of approximately $7.8 million, and net proceeds of approximately $6.5 million after commissions and legal and other fees and expenses.

On December 19, 2017, the Company issued an aggregate of 2,347,236 Units in a Private Placement (“Private Placement”), with each Unit comprised of one share of Common Stock and a 24-month warrant to purchase 0.40 of a share of Common Stock at an exercise price of $3.40, for a total of 2,347,236 shares of Common Stock and warrants to acquire an additional 938,891 shares of Common Stock. The gross proceeds for this issuance totaled approximately $6.8 million. The shares were issued pursuant to subscription agreements entered into between the Company and certain accredited investors, including Barry Honig, one of the Company’s directors.

F-18

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 6 — STOCKHOLDERS’ EQUITY (continued)

Common stock for services

In March 2016, the Company issued an aggregate of 9,480 shares of its Common Stock to two consultants in connection with services rendered. The Company valued these common shares at the fair value ranging from $3.70 to $3.90 per common share or $35,599 based on the quoted trading price on the grant date. In connection with issuance of these common shares, the Company recorded stock-based consulting of $35,599 for the year ended December 31, 2016.

In May 2016, the Company issued an aggregate of 4,843 shares of its Common Stock to a consultant in connection with services rendered. The Company valued these common shares at the fair value of $4.12 per common share or $20,000 based on the quoted trading price on the grant date. In connection with issuance of these common shares, the Company recorded stock-based consulting of $20,000 for the year ended December 31, 2016.

In December 2016, the Company issued 1,000 shares of Common Stock upon the vesting of 1,000 restricted stock units to a former employee. The Company cancelled 2,000 forfeited restricted stock units and an aggregate of 11,111 shares of Common Stock due to forfeiture. Additionally, the Company cancelled an aggregate of 12,964 shares of Common Stock due to forfeiture from the termination of a consultant agreement.

Restricted Stock Units

In June 2016, 120,000 Incentive RSUs vested upon the attainment of certain performance-based milestones. Accordingly, stock-based compensation expense of $702,000 was recognized during the year ended December 31, 2016.

On June 24, 2016, the Company granted 5,995 restricted stock units to one of the Company’s non-employee members of the Company’s Board of Directors. The fair market value on the date of grant was $25,239. The restricted stock units vest over a three-year period. For each vested restricted stock unit, the holder will be entitled to receive one unrestricted share of the Company's Common Stock upon the holder's termination of service on the Company's Board of Directors or upon a change in control.

In February 2017, the Company granted an aggregate of 116,229 restricted stock units to employees and directors of the Company in connection with employee bonus compensation and annual equity awards to non-employee directors for fiscal year 2016. The fair market value on the date of grant was approximately $382,000. The restricted stock units granted to employees and directors vest 50% on the date of grant and the balance vest over a one-year period from the date of issuance. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon the holder's separation of employment under certain circumstances or upon a change in control.

In March 2017, the Company granted 50,000 restricted stock units to the CEO of the Company in connection with bonus compensation for fiscal year 2016. The fair market value on the date of grant was approximately $149,500. The restricted stock units granted to the CEO vested upon grant. The Common Stock underlying the restricted stock units will be issued upon on the earlier of a change in control or other acceleration or December 31, 2018.

As of December 31, 2016, the Company recognized a liability equivalent to the fair value of approximately $530,000 that has been included in accounts payable and accrued expenses. Consequently, the Company recognized stock based compensation of approximately $530,000 during the year ended December 31, 2016 in connection with these transactions.

In February 2017, the Company granted 25,000 restricted stock units to new employees of the Company. The fair market value on the date of grant was approximately $80,000. The restricted stock units granted to employees vest one-third on December 31, 2017, 2018 and 2019. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon the holder's separation of employment under certain circumstances or upon a change in control.

Between February 2017 and March 2017, the Company issued 5,591 shares of Common Stock upon the vesting of 5,591 restricted stock units to former employees. The Company cancelled 3,759 forfeited restricted stock units and retired an aggregate of 10,926 shares of restricted Common Stock due to forfeitures prior to their vesting.

F-19

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 6 — STOCKHOLDERS’ EQUITY (continued)

In April 2017, the Company converted 15,995 vested restricted stock units into 15,995 shares of the Company’s Common Stock due to the passing of one of the members of the Company’s Board of Directors.

Between April 2017 and December 2017, the Company issued 2,351 shares of Common Stock and granted a total of 41,201 restricted stock units to two members of the Company’s Board of Directors as payment in lieu of cash for retainer and meeting fees earned totaling $73,250 for fiscal years 2015 and 2016 and $68,000 for the year ended December 31, 2017. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon the holder's separation of employment under certain circumstances or upon a change in control.

In October 2017, the Company granted 8,621 restricted stock units to a member of the Company’s Board of Directors. The fair market value on the date of grant was approximately $25,000. The restricted stock units granted to employees vest one-third on October 30, 2018, 2019 and 2020. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon the holder's separation of employment under certain circumstances or upon a change in control.

As of December 31, 2017 and 2016, the Company recognized a liability for employee and director bonus compensation related to restricted stock unit grants with a fair value of approximately $59,000 and $530,000, respectively, which was included in accounts payable and accrued expenses. Consequently, the Company recognized stock based compensation of approximately $59,000 and $530,000 during the year ended December 31, 2017 and 2016, respectively, in connection with these transactions. As of December 31, 2017, the Company recorded approximately $511,527 in additional paid in capital and a contemporaneous reduction of accounts payable and accrued expenses in connection with the issuance of vested restricted stock units related to fiscal year 2016 bonus compensations. As of December 31, 2017, the remaining balance of unvested restricted stock units related to fiscal year 2016 and 2017 bonus compensations amounted to approximately $73,000.

During the year ended December 31, 2017 and 2016, the Company recorded total stock-based compensation expense in connection with restricted stock and restricted stock unit awards of $1,110,111 and $2,255,811, respectively.  At December 31, 2017, there was a total of $1,861,521 unrecognized compensation expense in connection with restricted stock and restricted stock unit awards.

A summary of the status of the restricted stock units as of December 31, 2017 and 2016 and of changes in restricted stock units outstanding during the period presented below:

	Restricted Stock Units	Weighted Average Grant-Date Fair Value Per Share
Balance at December 31, 2015	842,770	$5.60
Granted	5,995	4.21
Vested and converted	(1,000)	3.50
Forfeited	(2,000)	3.50
Balance at December 31, 2016	845,765	5.68
Granted	241,051	3.19
Vested and converted	(21,586)	3.55
Forfeited	(3,759)	3.41
Balance at December 31, 2017	1,061,471	$5.17

F-20

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 6 — STOCKHOLDERS’ EQUITY (continued)

Common Stock Options

A summary of the Company’s stock options as of December 31, 2017 and 2016 and changes during the period presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2015	1,811,121	$7.20	6.15
Granted	—	—	—
Exercised	—	—	—
Forfeited	(16,668)	7.20	—
Cancelled	—	—	—
Balance at December 31, 2016	1,794,453	7.21	5.20
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Balance outstanding at December 31, 2017	1,794,453	$7.21	4.20
Options exercisable at end of year	1,794,453	$7.21
Options expected to vest	—
Weighted average fair value of options granted during the period		$—

As of December 31, 2017, the Company recognized a liability for employee bonus compensation related to stock options granted in January 2018 with a grant-date fair value of approximately $520,000, which was included in accounts payable and accrued expenses. In January 2018, the Company granted 436,000 10-year option to purchase shares of Common Stock at an exercise price of $2.80. The stock options granted to employees vest one-third on January 29, 2018, 2019 and 2020. The 436,000 options were valued on the grant date at approximately $1.19 per option or a total of approximately $520,000 using a Black-Scholes option pricing model with the following assumptions: stock price of $2.36 per share (based on the sale of its common stock stock in a private placement at $2.80), volatility of 41%, expected term of 10 years, and a risk free interest rate of 2.70%. Consequently, the Company recognized stock based compensation of approximately $520,000 during the year ended December 31, 2017, in connection with these transactions. As of December 31, 2017, the remaining balance of unvested stock options related to fiscal year 2017 bonus compensations amounted to approximately $520,000.

F-21

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 6 — STOCKHOLDERS’ EQUITY (continued)

Common Stock Warrants

A summary of the Company’s outstanding stock warrants as of December 31, 2017 and 2016 and changes during the period presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2015	2,810,579	7.55	1.07
Granted	2,247,019	7.62	2.50
Cancelled	(746,432)	7.20	—
Forfeited	—	—	—
Exercised	—	—	—
Balance at December 31, 2016	4,311,166	$6.16	0.98
Granted	2,156,691	3.40	2.00
Cancelled	(2,033,590)	7.68	—
Forfeited	—	—	—
Exercised	—	—	—
Balance at December 31, 2017	4,434,267	$4.12	1.29
Warrants exercisable at December 31, 2017	4,434,267	$4.12	1.29
Weighted average fair value of warrants granted during the year ended December 31, 2017		$3.40

On February 25, 2016, the Company granted 1,060,429 30-month warrants to purchase shares of Common Stock at an exercise price of $5.06 per share in connection with a private placement sale. The warrants are exercisable six months and a day after issuance and will expire on August 25, 2018. The Company also granted 30-month warrants to acquire an aggregate of 261,590 shares of Common Stock at an exercise price of $5.06 to a certain FINRA broker-dealer who acted on behalf of the Company.

On March 28, 2016, the Company granted 925,000 30-month warrants to purchase shares of Common Stock at an exercise price of $4.35 per share in connection with a private placement sale.

In February 2017, the Company granted 100,000 24-month warrants to purchase shares of Common Stock at an exercise price of $3.45 per share in connection with a contract for services. The warrants vest ratably over the 6-month term of the services agreement. The 100,000 warrants were valued on the grant date at approximately $0.87 per option or a total of approximately $87,000 using a Black-Scholes option pricing model with the following assumptions: stock price of $3.32 per share (based on the quoted trading price on the dates of grants), volatility of 48%, expected term of 10 years, and a risk free interest rate of 1.17%.During the year ended December 31, 2017, the Company recorded total stock-based compensation expense of $86,899 in connection with this stock warrant grant.

Between January 2017 and October 2017, 2,033,590 warrants to purchase shares of the Company’s Common Stock were forfeited as the warrants were not exercised prior to their expiration date.

On December 19, 2017, the Company granted 2,056,691 24-month warrants to purchase shares of Common Stock at an exercise price of $3.40 per share in connection with December 19, 2017 Public Offering and Private Placement.

F-22

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 7 — NET LOSS PER COMMON SHARE

Net loss per common share is calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic loss per share is computed by dividing net loss available to common stockholder, adjusted for preferred dividends, by the weighted average number of shares of Common Stock outstanding during the period. The computation of diluted net loss per share does not include anti-dilutive Common Stock equivalents in the weighted average shares outstanding. The following table sets forth the computation of basic and diluted loss per share:

	For the Year ended December 31, 2017	For the Year ended December 31, 2016
Numerator:
Net loss available to common stockholders	$(14,163,125)	$(19,235,140)
Denominator:
Denominator for basic and diluted loss per share (weighted-average shares)	28,567,344	25,483,353

Net loss per common share, basic and diluted	$(0.50)	$(0.75)

The following were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s net loss. In periods where the Company has a net loss, all dilutive securities are excluded.

	December 31, 2017	December 31, 2016
Common stock equivalents:
Stock options	1,794,453	1,794,453
Stock warrants	4,434,267	4,311,166
Restricted stock units	1,061,471	848,765
Convertible preferred stock	3,163,051	2,725,092
Total	10,453,242	9,679,476

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its corporate facility and certain office equipment under operating leases with expiration dates through 2021. In April 2015, the Company executed a new operating lease agreement for its corporate facility in Lakewood, Colorado. The lease is for a period of 39 months commencing in May 2015 and expiring in July 2018. The Company recognized total deferred rent of $6,447 in connection with this lease agreement as of December 31, 2017. Rent expense was $51,224 and $63,770 for the year ended December 31, 2017 and 2016, respectively.

Future minimum rental payments required under operating leases are as follows:

2018	$52,895
2019	7,440
2020	7,440
2021	620
$68,395

F-23

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 8 — COMMITMENTS AND CONTINGENCIES (continued)

Mining Leases

The Company leases certain mineral properties and water rights included in its Relief Canyon Properties. The future minimum lease payments under these mining leases are as follows:

2018	$78,994
2019	98,491
2020	137,485
2021	137,485
2022	142,485
Thereafter	937,290
$1,532,230

Credit Facility

On November 29, 2016, the Company entered into a non-binding term sheet with Sprott Resource Lending (the “Lender”) pursuant to which the Lender would provide a credit facility with a principal amount of up to $20 million (the “Facility”). The Company’s ability to draw down on the Facility was subject to the negotiation and execution of definitive agreements, completion by the Lender of its due diligence review and the satisfaction of other customary closing conditions. The Facility, when completed, would have been available for up to three draws occurring during a period of five months following the closing date. As a condition to any such draw, the Company would have been required to raise equity financing not less than the amount drawn. Amounts drawn under the Facility would be secured by a lien on the Relief Canyon Mine and processing facilities and would bear interest at 9.0% per annum. Amounts drawn would mature three years following the date drawn, with monthly principal payments commencing on the earlier of June 30, 2018 or upon achievement of commercial production at the Relief Canyon Mine. The proceeds of the Facility would be use to advance the Relief Canyon project towards production. The Company has paid the Lender a structuring fee of $200,000 and $105,000 for costs associated with their legal and operational due diligence efforts. In addition, the Company has incurred related legal fees and expenses of $69,240.

As of December 31, 2017, the Company determined that the financing would not be completed. Accordingly, the Company has reclassified $374,240 from prepaid expenses and other current assets to interest expense and other finance costs for the year-ended December 31, 2017.

NOTE 9 — INCOME TAXES

The Company accounts for income taxes under ASC Topic 740: Income Taxes which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company has a net operating loss carryforward for tax purposes totaling approximately $75.7 million at December 31, 2017, expiring through the year 2037. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after certain ownership shifts.

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the year ended December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Tax benefit computed at “expected” statutory rate	$(4,452,130)	$(5,316,096)
State income taxes, net of benefit	—	—
Permanent differences:
Stock based compensation and consulting	199,654	629,133
Other	7,888	155,300
Change in Tax Rates	14,086,726	—
Increase (decrease) in valuation allowance	(9,842,138)	4,531,663
Net income tax benefit	$—	$—

F-24

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 9 — INCOME TAXES (continued)

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the year ended December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Computed “expected” tax expense (benefit)	(34.0)%	(34.0)%
State income taxes	0%	0%
Permanent differences	1.58%	5.02%
Change in Tax Rates	107.58%	—%
Change in valuation allowance	(75.16)%	28.98%
Effective tax rate	0.0%	0.0%

On December 22, 2017 the United States (“U.S.”) Government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act establishes new tax laws effective January 1, 2018 including but not limited to, (1) reduction of U.S. federal corporate tax rate to 21 percent; (2) the elimination of the corporate alternative minimum tax (AMT) and refunding of existing AMT credit carryforwards ; (3) limitations on deductible interest expense; (4) the repeal of the of the domestic production activity deduction (DPAD); and (5) limitations on net operating losses (NOL’s) generated after December 31, 2017 to 80 percent of taxable income. The NOL’s generated in 2018 and beyond are to be carried forward indefinitely with no carryback.

The Company is subject to the provisions of ASC 740-10 which requires that the effect on deferred tax assets and liabilities of a change in tax rates be recognized in the period the tax rate change was enacted. The carrying value of our U.S. deferred taxes is determined by the enacted U.S. corporate income tax rate. Consequently, the reduction in the U.S. corporate income tax rate impacts the carrying value of our deferred tax assets. Under the new corporate income tax rate of 21%, the net deferred tax asset position will decrease as will the related valuation allowance.

The Company has not completed its assessment for the income tax effects of the Tax Act but has recorded reasonable estimates of the effects. Further analysis could potentially affect the measurement of deferred tax balances or potentially give rise to new deferred tax amounts.

The Company has a deferred tax asset which is summarized as follows at December 31, 2017 and 2016:

Deferred tax assets:

	December 31, 2017	December 31, 2016
Net operating loss carryover	$15,896,934	$21,486,659
Stock based compensation	2,782,257	4,422,167
Depreciable and depletable assets	(16,203)	(212,727)
Mining explorations	3,144,263	5,390,018
Capital loss carryforward	915,886	1,482,865
Other	32,346	28,639
Less: valuation allowance	(22,755,483)	(32,597,621)
Net deferred tax asset	$—	$—

After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2017, due to the uncertainty of realizing the deferred income tax assets. The valuation allowance was decreased by approximately $9.8 million.

F-25

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017

(in United States dollars)

NOTE 10 — SUBSEQUENT EVENTS

During February 2018, the Company accelerated the vesting of 18,518 restricted stock units granted to one of its board members that resigned effective February 23, 2018. After the acceleration, the Company converted 85,135 vested restricted stock units into 85,135 shares of the Company’s Common Stock due to the resignation of one of the members of the board of directors.

During February 2018, the Company increased its statewide surface management surety bonds by $200,000 for total coverage of $12.5 million. No additional collateral was required. See Note 3.

F-26

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in United States dollars)

	June 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,501,245	$12,858,873
Prepaid expenses and other current assets	708,533	1,006,779
Deposit	62,667	27,884

Total Current Assets	6,272,445	13,893,536

NON - CURRENT ASSETS:
Property and equipment, net	2,837,443	3,303,366
Mineral rights	22,873,912	22,803,912
Restricted cash	3,690,000	3,690,000
Reclamation bond deposit	50,000	50,000
Other non-current assets	20,596	9,689

Total Non - Current Assets	29,471,951	29,856,967

Total Assets	$35,744,396	$43,750,503

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,364,547	$1,651,461
Deferred rent	645	4,513
Deposit	1,750	1,750

Total Current Liabilities	1,366,942	1,657,724

LONG-TERM LIABILITIES:
Asset retirement obligation	980,930	963,303

Total Liabilities	2,347,872	2,621,027

Commitments and Contingencies

STOCKHOLDERS' EQUITY :
Preferred stock, $0.0001 par value; 50,000,000 authorized
Convertible Series A Preferred stock ($0.0001 Par Value; 2,250,000 Shares Authorized; none issued and outstanding as of June 30, 2018 and December 31, 2017)	-	-
Convertible Series B Preferred stock ($0.0001 Par Value; 8,000,000 Shares Authorized; none issued and outstanding as of June 30, 2018 and December 31, 2017)	-	-
Convertible Series C Preferred stock ($0.0001 Par Value; 3,284,396 Shares Authorized; none issued and outstanding as of June 30, 2018 and December 31, 2017)	-	-
Convertible Series D Preferred stock ($0.0001 Par Value; 7,500,000 Shares Authorized; none issued and outstanding as of June 30, 2018 and December 31, 2017)	-	-
Convertible Series E Preferred stock ($0.0001 Par Value; 15,151 Shares Authorized; 8,946 shares issued and outstanding; liquidation preference of $9,742,194 as of June 30, 2018 and December 31, 2017)	1	1
Common stock ($0.0001 Par Value; 200,000,000 Shares Authorized; 33,629,260 and 33,544,125 shares issued and outstanding as of June 30, 2018 and December 31, 2017)	3,363	3,354
Additional paid-in capital	212,349,059	211,817,072
Accumulated deficit	(178,955,899)	(170,690,951)

Total Stockholders' Equity	33,396,524	41,129,476

Total Liabilities and Stockholders' Equity	$35,744,396	$43,750,503

See accompanying notes to unaudited consolidated financial statements.

F-27

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in United States dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$-	$-	$-	$-

Operating expenses:
Compensation and related taxes	769,279	1,237,618	1,647,691	2,312,510
Exploration cost	1,609,982	230,851	2,862,923	828,130
Consulting fees	883,501	699,859	1,678,286	1,222,405
General and administrative expenses	977,310	1,116,564	2,080,997	2,242,477

Total operating expenses	4,240,072	3,284,892	8,269,897	6,605,522

Loss from operations	(4,240,072)	(3,284,892)	(8,269,897)	(6,605,522)

Other income (expenses):
Other income	-	9,673	-	9,673
Foreign currency gain (loss)	(434)	500	(1,531)	(10,655)
Interest expense and other finance costs	(2,660)	(2,056)	(6,160)	(4,978)
Interest income	6,808	3,141	12,640	4,109

Total other income (expenses) - net	3,714	11,258	4,949	(1,851)

Loss before provision for income taxes	(4,236,358)	(3,273,634)	(8,264,948)	(6,607,373)

Provision for income taxes	-	-	-	-

Net loss	$(4,236,358)	$(3,273,634)	$(8,264,948)	$(6,607,373)

Net loss per common share, basic and diluted	$(0.13)	$(0.12)	$(0.25)	$(0.23)

Weighted average common shares outstanding - basic and diluted	33,629,260	28,400,084	33,603,861	28,394,151

See accompanying notes to unaudited consolidated financial statements.

F-28

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in United States dollars)

	For the Six Months Ended June 30,
	2018	2017
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(8,264,948)	$(6,607,373)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	492,958	567,883
Accretion	17,627	19,264
Non-cash consulting	75,000	-
Stock-based compensation	326,434	838,378

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	298,246	118,233
Accounts payable and accrued expenses	(81,352)	(1,067,711)
Deferred rent	(3,868)	(2,869)
Deposits	(34,783)	-
Other non-current assets	(10,907)	-

NET CASH USED IN OPERATING ACTIVITIES	(7,185,593)	(6,134,195)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in reclamation bond deposits	-	(25,000)
Purchase of mineral rights	(70,000)	(17,000)
Purchase of property and equipment	(102,035)	(25,470)

NET CASH USED IN INVESTING ACTIVITIES	(172,035)	(67,470)

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(7,357,628)	(6,201,665)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - beginning of period	16,548,873	13,972,102

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - end of period	$9,191,245	$7,770,437

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$6,160	$4,978
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Reduction of accrued bonuses in connection with vested restricted common stock unit grants	$73,035	$427,320
Reduction of accrued bonuses in connection with vested stock options	$132,527	$-
Net book value of equipment in exchange for consulting fees	$75,000	$-
Reduction of accounts payable in connection with issuance of common stock	$-	$8,250
Reduction of accounts payable in connection with issuance of restricted stock unit grants	$-	$65,000

See accompanying notes to unaudited consolidated financial statements.

F-29

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Pershing Gold Corporation (the “Company”), formerly named Sagebrush Gold Ltd., was incorporated under the laws of the State of Nevada on August 2, 2007. The Company is a gold and precious metals exploration company pursuing exploration, development, and mining opportunities primarily in Nevada. The Company is currently focused on exploration of its Relief Canyon properties in Pershing County in northwestern Nevada. None of the Company’s properties contain proven and probable reserves, and the Company’s activities on all of its properties are exploratory in nature.

On August 30, 2011, the Company, through its wholly-owned subsidiary, Gold Acquisition Corp. (“Gold Acquisition”), acquired the Relief Canyon Mine property (“Relief Canyon”) located in Pershing County, near Lovelock, Nevada.

A wholly-owned subsidiary, Pershing Royalty Company, a Delaware corporation, was formed on May 17, 2012 to hold royalty interests in two gold exploration properties. On July 5, 2016, a wholly-owned subsidiary, Blackjack Gold Corporation, a Nevada corporation, was formed for potential purchases of exploration targets.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The unaudited consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its wholly-owned subsidiaries as of June 30, 2018. All intercompany transactions and balances have been eliminated. All adjustments (consisting of normal recurring items) necessary to present fairly the Company’s financial position as of June 30, 2018, and the results of operations and cash flows for the six months ended June 30, 2018 have been included. The results of operations for the six months ended June 30, 2018 are not necessarily indicative of the results to be expected for the full year. The accounting policies and procedures employed in the preparation of these consolidated financial statements have been derived from the audited financial statements of the Company for the fiscal year ended December 31, 2017, which are contained in the Company’s Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on March 28, 2018. The consolidated balance sheet as of December 31, 2017, contained herein, was derived from those financial statements.

Use of estimates

In preparing the unaudited consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the useful life of property and equipment, the valuation of deferred tax assets and liabilities, including valuation allowance, amounts and timing of closure obligations, the assumptions used to calculate fair value of restricted stock units, options and warrants granted, stock-based compensation, beneficial conversion on preferred stock, capitalized mineral rights, asset valuations, timing of the performance criteria of restricted stock units and the fair value of common stock issued.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.

At June 30, 2018, the Company had bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

Going concern

These unaudited consolidated financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable period of time. The Company has incurred a net loss of approximately $8.3 million for the six months ended June 30, 2018, has used approximately $7.2 million of net cash in operations for the six months ended June 30, 2018, has incurred a total cumulative deficit of approximately $179.0 million since its inception and requires capital for its contemplated business and exploration activities to take place. The Company plans to raise additional capital to carry out its business plan. The Company’s ability to raise additional capital through future equity and debt securities issuances is unknown. Obtaining additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to profitable operations are necessary for the Company to continue business. The ability to successfully resolve these factors raises substantial doubt about the Company’s ability to continue as a going concern as determined by management. The unaudited consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these uncertainties.

F-30

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Restricted cash – non current

Restricted cash consists of cash which is held as collateral under surface management surety bonds issued on the Company’s behalf. The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

	June 30, 2018	December 31, 2017
	(Unaudited)

Cash and cash equivalents	$5,501,245	$12,858,873
Restricted cash – non current	3,690,000	3,690,000
Total cash, cash equivalents and restricted cash	$9,191,245	$16,548,873

Fair value of financial instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their estimated fair market values based on the short-term maturity of these instruments.

Prepaid expenses and other current assets

Prepaid expenses and other current assets of $708,533 and $1,006,779 at June 30, 2018 and December 31, 2017, respectively, consist primarily of costs paid for future services which will occur within a year. Prepaid expenses principally include prepayments for consulting, public relations, and business advisory services, insurance premiums, drilling services, mining claim fees and mineral lease fees which are being amortized over the terms of their respective agreements.

Mineral property acquisition and exploration costs

Costs of leasing, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. Given the completion on May 24, 2018 of a final feasibility study indicating a mine is economically viable, upon a final decision to commence operating mine development activities to bring a mine into production, the property would enter into the development stage and the Company would capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production method over the estimated life of the proven and probable reserves. If in the future the Company has capitalized mineral properties, these properties will be periodically assessed for impairment. To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed.

F-31

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

ASC 930-805, “Extractive Activities-Mining: Business Combinations” (“ASC 930-805”), states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights. Acquired mineral rights are considered tangible assets under ASC 930-805. ASC 930-805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims.

ASC 930-805-30-1 and 30-2 provide that, in fair valuing mineral assets, an acquirer should take into account both:

•            The value beyond proven and probable reserves (“VBPP”) to the extent that a market participant would include VBPP in determining the fair value of the assets.

•            The effects of anticipated fluctuations in the future market price of minerals in a manner that is consistent with the expectations of market participants.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally one to twenty-five years.

Impairment of long-lived assets

The Company accounts for the impairment or disposal of long-lived assets according to ASC 360, “Property, Plant and Equipment”. The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of long-lived assets, including mineral rights, may not be recoverable. Long-lived assets in the exploration stage are monitored for impairment based on factors such as the Company’s continued right to explore the area, exploration reports, assays, technical reports, drill results and the Company’s continued plans to fund exploration programs on the property, and whether sufficient work has been performed to indicate that the carrying amount of the mineral property cost carried forward as an asset will not be fully recovered. The tests for long-lived assets in the exploration stage are monitored for impairment based on factors such as current market value of the long-lived assets and results of exploration, future asset utilization, business climate, mineral prices and future undiscounted cash flows expected to result from the use of the related assets.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows expected to be generated by the asset. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The Company did not record any impairment of its long-lived assets at June 30, 2018 and December 31, 2017, respectively.

Asset retirement obligations

Asset retirement obligations (“ARO”), consisting primarily of estimated mine reclamation and closure costs at the Company’s Relief Canyon property, are recognized in the period incurred and when a reasonable estimate can be made, and recorded as liabilities at fair value. Such obligations, which are initially estimated based on discounted cash flow estimates, are accreted to full value over time through charges to accretion expense. Corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life. Asset retirement obligations are periodically adjusted to reflect changes in the estimated present value resulting  from revisions to the estimated timing or amount of reclamation and closure costs. The Company reviews and evaluates its asset retirement obligations annually or more frequently at interim periods if deemed necessary.

F-32

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation” (“ASC 718”), which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

The Company adopted ASU 2016-09, “Compensation - Stock Compensation (Topic 718)” (“ASU 2016-09”), which makes several modifications to Topic 718. Upon adoption of ASU 2016-09, the Company recognizes the effect of forfeitures in compensation cost as they occur, rather than estimating forfeitures as of the award date. Any previously recognized compensation cost will be reversed in the period of forfeiture.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the measurement date. The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Related party transactions

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

F-33

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency transactions

The Company accounts for foreign currency transactions in accordance with ASC 830, “Foreign Currency Matters” (“ASC 830”), specifically the guidance in subsection ASC 830-20, “Foreign Currency Transactions”. The U.S. dollar is the functional and reporting currency for the Company and its subsidiaries. Pursuant to ASC 830, monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting gains or losses upon settlement reported in foreign exchange gain (loss) in the computation of net income (loss).

Recent accounting pronouncements

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” or ASU 2016-18. ASU 2016-18 is intended to clarify how entities present restricted cash in the statement of cash flows. The guidance requires entities to show the changes in the total of cash and cash equivalents and restricted cash in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash in the statement of cash flows. When cash and cash equivalents and restricted cash are presented in more than one line-item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. This reconciliation can be presented either on the face of the statement of cash flows or in the notes to the financial statements. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017 and is to be applied retrospectively. Early adoption was permitted, including adoption in an interim period. The Company early adopted ASU 2016-18 for the three-month period ended December 31, 2017 and its adoption did not have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”, which eliminates Step 2 from the goodwill impairment test. When an indication of impairment was identified after performing the first step of the goodwill impairment test, Step 2 required that an entity determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) using the same procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under the amendments in ASU No. 2017-04, an entity would perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying value. An entity would recognize an impairment charge for the amount by which the carrying value exceeds the reporting unit’s fair value. In addition, an entity must consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. A public business entity that is a SEC filer should adopt the amendments in ASU No. 2017-04 for its annual, or any interim, good will impairment tests in fiscal years beginning after December 15, 2019. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation - Stock Compensation”. The update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC Topic 718. An entity shall account for the effects of a modification described in ASC paragraphs 718-20-35-3 through 35-9, unless all the following are met: (1) The fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified; (2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The provisions of this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. The Company’s adoption of this guidance on January 1, 2018 did not have a material impact on the Company’s consolidated results of operations, financial position and related disclosures.

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share (Topic 260)”. The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

F-34

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In August 2017, the FASB issued ASU 2017-12 “Derivatives and Hedging (Topic 815) Targeted Improvements to Accounting for Hedging Activities”. ASU 2017-12 eliminates the requirement to separately measure and report hedge ineffectiveness and generally requires the entire change in the fair value of a hedging instrument to be presented in the same income statement line as the hedged item. The guidance also eases certain documentation and assessment requirements and modifies the accounting for components excluded from the assessment of hedge effectiveness. The guidance is effective for the Company beginning after December 15, 2018, although early adoption is permitted. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07 “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation - Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity - Equity-Based Payments to Non-Employees. The guidance is effective for public companies for fiscal years, and interim fiscal periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. The Company is assessing ASU 2018-07 and does not expect it to have a material impact on its accounting and disclosures.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3 — MINERAL PROPERTIES

The Company’s Relief Canyon property rights currently total approximately 29,000 acres and are comprised of approximately 1,056 owned unpatented mining claims, 120 owned millsite claims, 143 leased unpatented mining claims, and 4,127 acres of leased and 3,739 acres of subleased private lands. Most of the property on which the Relief Canyon deposit is located is subject to a 2% net smelter return production royalty, with a portion of that property subject to net smelter return production royalties totaling 4.5%. The rest of the property is subject, under varying circumstances, to net smelter return production royalties ranging from 2% to 5%.

Pershing Pass Property

The Pershing Pass property consists of over 765 unpatented mining claims (746 owned and 19 leased) covering approximately 12,900 acres and a mining lease of private lands covering approximately 635 acres.  Out of the total unpatented mining claims, 17 unpatented mining claims are subject to a 2% net smelter return royalty and 19 unpatented mining claims are leased with a purchase option.

The primary term of the mining lease of private lands is ten years ending in January 2023, which may be extended as long as mineral exploration, development or mining continue on the property. Production from the private lands covered by the lease is subject to a 2% net smelter return royalty on all metals produced other than gold, and to a royalty on gold indexed to the gold price, ranging from 2% at gold prices of less than $500 per ounce to 3.5% at gold prices over $1,500 per ounce. Prior to one year after commercial production begins, the Company can repurchase up to 3% of the royalty on gold production at the rate of $600,000 for each 1%.

In September 2013, the Company entered into a lease agreement and purchase option for 19 unpatented mining claims (approximately 400 acres) in the Pershing Pass Property. Production from the lease is subject to a 1% net smelter return royalty on precious metals and a 0.5% net smelter royalty on all other metals produced from the leased property. Prior to production, and starting in September 2016, the Company is required to pay a $10,000 annual advance minimum royalty payment until September 2023. The annual advance minimum royalty payment increases to $12,500 in September 2023, to $15,000 in September 2028 and to $20,000 in September 2033.  The Company has the right to buy the leased claims at any time for $250,000.

Coal Canyon Property

In December 2017, the Company entered into two mining leases at Coal Canyon, which is west of the Relief Canyon Mine. One such mining lease with Good Springs Exploration, LLC and Clancy Wendt (collectively “Lessor”) covers 43 unpatented mining claims adding 800 acres to the Company’s property holdings. The lease contains customary terms and conditions, with a primary term of ten years, which may be extended, annual advance royalty payments to Lessor starting at $20,000 per year, capping at $50,000, which payments are recoupable against a 3% net smelter return production royalty, which royalty can be bought down by one percent point of net smelter return for a payment of $1,000,000, and also includes a conditional purchase option for $350,000.

F-35

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 3 — MINERAL PROPERTIES (continued)

A second mining lease with New Nevada Resources, LLC and New Nevada Lands, LLC (collectively “New Nevada”) covers 1,899 acres of fee land. The lease contains customary terms and conditions, with a primary term of twenty years, which may be extended, with annual advance royalty payments to New Nevada starting at $10 per acre capping at $25 per acre, which payments are recoupable against a 3% net smelter return production royalty. This royalty can be reduced by one percent of net smelter return in exchange for a payment of $1 million, and also includes a conditional purchase option at a price of $500 per acre.

Newmont Properties

On April 5, 2012, the Company purchased from Victoria Gold Corp. and Victoria Resources (US) Inc. (collectively, “Victoria”) their interest in approximately 13,300 acres of mining claims and private lands adjacent to the Company’s original landholdings at the Relief Canyon Mine in Pershing County, Nevada.

Approximately 8,900 acres of the lands that the Company acquired from Victoria were a leasehold interest comprised of unpatented mining claims and private lands subject to a 2006 Mineral Lease and Sublease with Newmont USA Ltd. (“Newmont”), which the Company refers to as the Newmont Leased property. At that time, the Newmont Leased property consisted of 155 unpatented lode mining claims owned by Newmont comprising approximately 2,800 acres, approximately 4,900 acres of privately-owned fee minerals leased by Newmont from the owners, and 62 unpatented mining claims that were owned by Victoria within the Newmont Leased property and area of interest.

On January 14, 2015, the Company entered into an Asset Purchase Agreement with Newmont (the “Asset Purchase Agreement”) pursuant to which the Company acquired for $6.0 million, 74 unpatented mining claims totaling approximately 1,300 acres that the Company had previously leased from Newmont, and entered into a new mining lease directly with New Nevada Resources, LLC and New Nevada Lands, LLC for approximately 1,600 acres of fee, or private, land that the Company had previously subleased from Newmont.

As part of the January 2015 transactions completed pursuant to the Asset Purchase Agreement, a subsidiary of the Company entered into a Mining Lease (the “2015 Mining Lease”) with New Nevada Resources, LLC and New Nevada Lands, LLC (the “Owners”), covering certain fee lands (the “Leased Properties”) included in the Company’s Relief Canyon properties. The 2015 Mining Lease has a term of twenty years and for as long thereafter as any mining, development or processing operations are being conducted on a continuous basis. The 2015 Mining Lease contains customary terms and conditions, including an advance royalty and a 2.5% net smelter returns production royalty on the Leased Properties payable to the Owners.

Newmont Leased Property

As part of the Asset Purchase Agreement transactions, Newmont and the Company entered into an amendment of the 2006 Minerals Lease and Sublease (the “Third Amendment”), pursuant to which the Company agreed to a $2.6 million work commitment on the properties remaining subject to the 2006 Minerals Lease and Sublease to be expended by the seventh anniversary of the effective date of the Third Amendment. Upon the eighth anniversary of the effective date of the Third Amendment, the Company shall pay an annual rental payment of $10.00 per acre if the Company does not incur $500,000 in qualified expenditures during the preceding year. Expenditures incurred in excess of the annual work commitment or rental payment obligation may be carried forward as credits against future annual work commitment obligations or rental payment obligations. As of December 15, 2017, the most recent cost reporting date under the Third Amendment, the Company can credit approximately $2.9 million in exploration expenditures already incurred against the remaining $2.3 million work commitment and future rental payment obligations.

Also as part of the transactions completed pursuant to the Asset Purchase Agreement, Newmont and the Owners entered into a new Mining Lease (the “2015 Newmont Lease”) covering about 2,770 acres of private lands included in the Company’s Relief Canyon properties (the “Subleased Properties”) and subleased by the Company from Newmont pursuant to the 2006 Minerals Lease and Sublease. The 2015 Newmont Lease has a term of twenty years and for as long thereafter as any mining, development or processing operations are being conducted on a continuous basis. The 2015 Newmont Lease contains customary terms and conditions, including an advance royalty and a 2.5% net smelter returns production royalty on the Subleased Properties payable to the Owners. The Company continues to hold rights to the Subleased Properties pursuant to its 2006 Minerals Lease and Sublease with Newmont.

F-36

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 3 — MINERAL PROPERTIES (continued)

On March 29, 2017, the Company entered into a Mining Sublease with Newmont granting the Company the exclusive right to prospect, explore for, develop, and mine minerals on certain lands within the Pershing Pass area south of the Relief Canyon Mine. The Mining Sublease has an initial term of ten years and may be extended by the Company until December 3, 2034 and so long thereafter as any mining, development, or processing operations are being conducted continuously. The Mining Sublease calls for the Company to make minimum work expenditures for the first four years of the Mining Sublease, followed by annual advanced minimum royalty payments to Newmont to maintain the Mining Sublease in good standing. The Sublease may be terminated any time after providing 90-days written notice of termination. If the required minimum work commitment of $500,000 has not been satisfied prior to termination the Company must pay Newmont the difference between the $500,000 required minimum work commitment and costs already incurred by the Company towards the required minimum work commitment. As of June 30, 2018, the most recent cost reporting date under the Mining Sublease, the Company can credit approximately $270,000 in exploration expenditures already incurred against the $1.5 million work commitment.

General

In February 2018, the Company increased its statewide surface management surety bonds by $200,000 with the United States Department of the Interior Bureau of Land Management (“BLM”) as required by the State of Nevada. No additional collateral was required. As of June 30, 2018, the Company had posted statewide surface management surety bonds in the total amount of approximately $12.5 million, which was approximately $80,000 in excess of the coverage requirement as of June 30, 2018, to reclaim land disturbed in its exploration and mining operations. The surface management surety bonds are provided through third-party insurance underwriters. The Company was required to deposit a total of $3,690,000, or approximately 30% of the total surety bonds, in collateral accounts. The funds deposited in the collateral accounts are classified as restricted cash – noncurrent on the Company’s balance sheet.

As of June 30, 2018, based on management’s review of the carrying value of mineral rights, management determined that there is no evidence that the cost of these acquired mineral rights will not be fully recovered and accordingly, the Company determined that no adjustment to the carrying value of mineral rights was required. As of the date of these consolidated financial statements, the Company has not established any proven or probable reserves on its mineral properties and has incurred only acquisition and exploration costs.

Mineral properties consisted of the following:

	June 30, 2018	December 31, 2017
	(Unaudited)
Relief Canyon Mine — Gold Acquisition	$8,571,071	$8,501,071
Relief Canyon Mine — Newmont Properties	13,709,441	13,709,441
Pershing Pass Property	593,400	593,400

	$22,873,912	$22,803,912

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated Life	June 30, 2018	December 31, 2017
		(Unaudited)
Furniture and fixtures	5 years	$56,995	$56,995
Office and computer equipment	1 - 5 years	436,173	434,563
Land	—	358,886	358,886
Building and improvements	5 - 25 years	823,131	823,131
Site costs	10 years	1,518,129	1,417,704
Crushing system	20 years	2,390,995	2,514,021
Process plant and equipment	10 years	3,530,460	3,530,460
Vehicles and mining equipment	5 - 10 years	605,824	605,824
		9,720,593	9,741,584
Less: accumulated depreciation		(6,883,150)	(6,438,218)

		$2,837,443	$3,303,366

F-37

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 4 — PROPERTY AND EQUIPMENT (continued)

For the six months ended June 30, 2018 and 2017, depreciation expense amounted to $492,958 and $567,883, respectively. During May 2018, the Company exchanged a reclaim tunnel and other equipment with a net book value of $75,000 (cost of $123,026 and associated accumulated depreciation of $48,026) for engineering design services also valued at $75,000. As a result, the assets and related accumulated depreciation were written-off as of June 30, 2018. No gain or loss was recognized on the exchange.

NOTE 5 — ASSET RETIREMENT OBLIGATIONS

In conjunction with the permit approval permitting the Company to resume mining in the existing open pits at the Relief Canyon Mine during the third quarter of 2014, the Company has recorded an asset retirement obligation based upon the reclamation plan submitted in connection with the permit.

The following table summarizes activity in the Company’s ARO:

	June 30, 2018	June 30, 2017
	(Unaudited)	(Unaudited)
Balance, beginning of period	$963,303	$895,085
Accretion expense	17,627	9,632
Reclamation obligations settled	-	-
Additions and changes in estimates	-	-
Balance, end of period	$980,930	$904,717

NOTE 6 — STOCKHOLDERS’ EQUITY

On June 17, 2015, the Board of Directors of the Company approved a reverse stock split of the Company’s Common Stock at a ratio of 1-for-18 (the “Reverse Stock Split”) which became effective on June 18, 2015. In connection with the Reverse Stock Split, the Company filed a Certificate of Amendment to its Amended and Restated Articles of Incorporation, as amended, with the Nevada Secretary of State to reduce the number of shares of Common Stock the Company is authorized to issue from 800,000,000 to 200,000,000. All share and per share values of the Company’s Common Stock for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the Reverse Stock Split in accordance with SAB Topic 4C.

Preferred Stock

The Company is authorized within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation to provide by resolution or resolutions for the issuance of 50,000,000 shares of Preferred Stock, par value $0.0001 per share in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Company’s Board of Directors establishes.

Series A Convertible Preferred Stock

As of June 30, 2018, 2,250,000 shares of Series A Preferred Stock, $0.0001 par value were authorized with none outstanding.

Series B Convertible Preferred Stock

As of June 30, 2018, 8,000,000 shares of Series B Preferred Stock, $0.0001 par value were authorized with none outstanding.

Series C Convertible Preferred Stock

As of June 30, 2018, 3,284,396 shares of Series C Preferred Stock, $0.0001 par value, were authorized with none outstanding.

9% Series D Cumulative Preferred Stock

As of June 30, 2018, 7,500,000 shares of Series D Preferred Stock, $0.0001 par value, were authorized with none outstanding.

F-38

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 6 — STOCKHOLDERS’ EQUITY (continued)

Series E Convertible Preferred Stock

As of June 30, 2018, 15,151 shares of Series E Preferred Stock, $0.0001 par value, were authorized with 8,946 Series E Preferred shares outstanding.

Common Stock

Restricted Stock Units

In January 2018, the Company granted 25,000 restricted stock units to the directors of the Company in connection with bonus compensation for fiscal year 2017. The fair market value on the date of grant was approximately $59,000. The restricted stock units granted to the directors of the Company vested upon grant. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon the holder's termination of service on the Company's Board of Directors or upon a change in control.

In February 2018, the Company accelerated the vesting of 18,518 restricted stock units granted to one of its board members who resigned effective February 23, 2018. After the acceleration, the Company converted 85,135 vested restricted stock units into 85,135 shares of the Company’s Common Stock due to the resignation of one of the members of the board of directors.

In April 2018, the Company granted 12,377 restricted stock units to a director of the Company for initial board retainer fees. The fair market value on the date of grant was approximately $25,000. The restricted stock units granted to the director vest one-third on April 29, 2019, 2020 and 2021. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon the holder's separation of employment under certain circumstances or upon a change in control.

Between April 2018 and June 2018, the Company granted a total of 17,497 restricted stock units to two members of the Company’s Board of Directors as payment in lieu of cash for retainer and meeting fees earned totaling $34,000 for the six months ended June 30, 2018. All of these restricted stock units vested on the date of grant. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon such director’s termination of service on the Board of Directors, in connection with a change in control, or under certain other circumstances.

As of December 31, 2017 and 2016, the Company recognized a liability for employee and director bonus compensation related to restricted stock unit grants with a fair value of approximately $59,000 and $530,000, respectively, which was included in accounts payable and accrued expenses. Consequently, the Company recognized stock based compensation of approximately $59,000 and $530,000 during the year ended December 31, 2017 and 2016, respectively, in connection with these transactions. As of June 30, 2018, the Company recorded approximately $73,035 in additional paid-in capital and a contemporaneous reduction of accounts payable and accrued expenses in connection with the issuance of vested restricted stock units related to fiscal year 2016 and 2017 bonus compensations. As of June 30, 2018, there is no remaining unvested restricted stock units related to fiscal year 2016 and 2017 bonus compensation.

During the six months ended June 30, 2018 and 2017, the Company recorded total stock-based compensation expense in connection with restricted stock and restricted stock unit awards of $292,433 and $734,692, respectively.  At June 30, 2018, there was a total of $1,594,089 unrecognized compensation expense in connection with restricted stock and restricted stock unit awards.

A summary of the status of the restricted stock units as of June 30, 2018, and of changes in restricted stock units outstanding during the six months ended June 30, 2018, is as follows:

	Six months ended June 30, 2018
	(Unaudited)
	Restricted Stock Unit	Weighted Average Grant-Date Fair Value Per Share
Outstanding at December 31, 2017	1,061,471	$5.68
Granted	54,874	2.16
Vested and converted	(85,135)	2.15
Forfeited	-	-
Outstanding at June 30, 2018	1,031,210	$5.25

F-39

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 6 — STOCKHOLDERS’ EQUITY (continued)

Common Stock Options

In January 2018, the Company issued 436,000 stock options in bonus compensation for certain employees. The options are exercisable at a price of $2.80 for 10 years.

A summary of the Company’s outstanding stock options as of June 30, 2018 (unaudited) and changes during the six months ended are presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2017	1,794,453	$7.21	4.20
Granted	436,000	2.80	10.00
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Balance at June 30, 2018	2,230,453	6.35	5.05

Options exercisable at end of period	1,794,453	$7.21
Options expected to vest	436,000	$2.80
Weighted average fair value of options granted during the period		$1.19

As of December 31, 2017, the Company recognized a liability for employee bonus compensation related to stock options granted in January 2018 with a grant-date fair value of approximately $520,000, which was included in accounts payable and accrued expenses. The stock options granted to employees vest one-third on January 29, 2018, 2019 and 2020. The 436,000 options were valued on the grant date at approximately $1.19 per option or a total of approximately $520,000 using a Black-Scholes option pricing model with the following assumptions: stock price of $2.36 per share (based on the sale of its common stock in a private placement at $2.80), volatility of 41%, expected term of 10 years, and a risk free interest rate of 2.70%. Consequently, the Company recognized stock based compensation of approximately $520,000 during the year ended December 31, 2017, in connection with these transactions. As of June 30, 2018, the Company recorded approximately $132,527 in additional paid in capital and a contemporaneous reduction of accounts payable and accrued expenses in connection with the issuance of vested restricted stock units related to fiscal year 2017 bonus compensations. As of June 30, 2018, the remaining balance of unvested stock options related to fiscal year 2017 bonus compensations amounted to approximately $388,000.

Common Stock Warrants

A summary of the Company’s outstanding stock warrants as of June 30, 2018 (unaudited) and changes during the six months ended are presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2017	4,434,267	$4.12	1.29
Granted	—	—	—
Cancelled	—	—	—
Forfeited	—	—	—
Exercised	—	—	—
Balance at June 30, 2018	4,434,267	$4.12	1.05

Warrants exercisable at June 30, 2018	4,434,267	$4.12	0.80

Weighted average fair value of warrants granted during the period		$—

F-40

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 7 — NET LOSS PER COMMON SHARE

Net loss per common share is calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic loss per share is computed by dividing net loss available to common stockholder, adjusted for preferred dividends, by the weighted average number of shares of Common Stock outstanding during the period. The computation of diluted net loss per share does not include anti-dilutive Common Stock equivalents in the weighted average shares outstanding. The following table sets forth the computation of basic and diluted loss per share:

	For the Six Months ended June 30, 2018	For the Six Months ended June 30, 2017
	(Unaudited)	(Unaudited)
Numerator:
Net loss available to common stockholders	$(8,264,948)	$(6,607,373)
Denominator:
Denominator for basic and diluted loss per share (weighted-average shares)	33,603,861	28,394,151

Net loss per common share, basic and diluted	$(0.25)	$(0.23)

The following were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s net loss. In periods where the Company has a net loss, all dilutive securities are excluded.

	June 30, 2018	June 30, 2017
	(Unaudited)	(Unaudited)
Common stock equivalents:
Stock options	2,230,453	1,794,453
Stock warrants	4,434,267	2,497,763
Restricted stock units	1,031,210	1,041,969
Convertible preferred stock	3,163,051	2,725,092
Total	10,858,981	8,059,277

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its corporate facility and certain office equipment under operating leases with expiration dates through 2021. In April 2015, the Company executed a new operating lease agreement for its corporate facility in Lakewood, Colorado. The lease is for a period of 39 months commencing in May 2015 and expiring in July 2018. During the second quarter of 2018, the Company executed an amendment to the office lease agreement extending the lease period an additional 39 months through October 2021. The Company recognized total deferred rent of $2,578 in connection with this lease agreement as of June 30, 2018. Rent expense was $12,333 and $12,619 for the six months ended June 30, 2018 and 2017, respectively.

Future minimum rental payments required under operating leases are as follows:

2018	$18,247
2019	56,099
2020	57,194
2021	42,888
$174,428

F-41

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

(in United States Dollars)

NOTE 8 — COMMITMENTS AND CONTINGENCIES (continued)

Mining Leases

The Company leases certain mineral properties and water rights included in its Relief Canyon Properties. The future minimum lease payments under these mining leases are as follows:

2018	$78,994
2019	98,491
2020	137,485
2021	137,485
2022	142,485
Thereafter	937,290
$1,532,230

The Company has given notification of its intention to exercise a right to purchase certain royalty interests currently burdening the Relief Canyon properties and surrounding areas in exchange for a cash payment of $1.1 million.  If consummated, this transaction would reduce the overall royalty burden on the Company’s Relief Canyon properties.  The Company anticipates that the transaction would be consummated, if at all, during the remainder of fiscal year 2018.  There is no assurance that this transaction will be completed.

F-42

3,286,127 Shares

PERSHING GOLD CORPORATION

Common Stock

PROSPECTUS

66

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We are paying all of the selling stockholders’ expenses related to this offering, except that the selling stockholders will pay any applicable underwriting discounts and commissions. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

Securities and Exchange Commission Registration Fee	$985.99
Accounting Fees and Expenses	$2,500
Legal Fees and Expenses	$40,000
Miscellaneous Fees and Expenses	$25,000
Total	$63,485.99

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under Revised Statutes Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Articles of Incorporation provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding related to their service as an officer or director. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. We must pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors or officers may have or hereafter acquire.

Our Articles of Incorporation provide that we may adopt bylaws to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may purchase and maintain insurance on behalf of any of officers and directors. The indemnification provided in our Articles of Incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Our Bylaws provide that a director or officer shall have no personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.3900.

The Company has entered into indemnification agreements with its directors and executive officers providing for indemnification against all expenses, judgments, fines and amounts paid in settlement incurred by such indemnitee in connection with any threatened, pending or completed action, suit, alternative dispute resolution mechanism or proceeding to which indemnitee was or is a party or is threatened to be made a party by reason of the fact that indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, to the fullest extent permitted by Nevada law. These agreements are more fully described in the prospectus under “Executive Compensation — Indemnification Agreements”.

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Item 15.  Recent Sales of Unregistered Securities.

On June 28, 2015, the Company granted 700,000 restricted stock units to an executive of the Company pursuant to the Company’s 2013 Equity Incentive Plan. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On September 18, 2015, the Company issued 5,556 shares of common stock in connection with the death of one of the non-employee members of the board of directors. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On September 24, 2015, a certain holder of the Company’s Series E Preferred Stock converted 50 shares into 9,822 shares of common stock of the Company in accordance with the Series E Preferred Stock certificate of designation. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On December 9, 2015, the Company issued 12,500 restricted stock units to director Edward Karr. For each restricted stock unit, Mr. Karr will be entitled to receive one share of common stock upon the Reporting Person's termination of service on the Issuer's board of directors or in connection with a change of control. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On December 23, 2015, the Company issued 50,000 restricted stock units to certain employees and officers, 18,000 of which were not reported, and were not required to be reported, under the Exchange Act. For each fully vested restricted stock unit, the recipient will be entitled to receive one share of common stock upon termination of employment or in connection with a change of control or under certain other circumstances. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On February 4, 2016 in connection with a private placement, the Company issued 367,467 shares of common stock to certain accredited investors for aggregate gross proceeds of approximately $1.25 million. The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D, as a transaction by an issuer not involving a public offering, for purposes of the private placement.

On February 15, 2016, a stockholder converted 1 share of the Company’s Series E Preferred Stock into 292 shares of common stock of the Company in accordance with the Series E Preferred Stock certificate of designation. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On February 25, 2016, in connection with a private placement, the Company issued 2,120,882 shares of common stock and warrants to acquire an aggregate of 1,060,429 shares of common stock, for aggregate gross proceeds of approximately $6.9 million and net proceeds of approximately $6.1 million after commissions. A placement agent acted on behalf of the Company and was issued 30 month warrants (exercisable six months and one day after issuance) to purchase an aggregate of 261,590 shares of common stock at an exercise price of $5.06, subject to adjustment in the event of stock dividends, recapitalizations or certain other transactions. The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D, as a transaction by an issuer not involving a public offering, or Regulation S, for purposes of the private placement.

On March 9, 2016, a stockholder converted 100 shares of the Company’s Series E Preferred Stock into 30,461 shares of common stock of the Company in accordance with the Series E Preferred Stock certificate of designation. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

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On March 23, 2016, the Company issued 5,480 shares of common stock and 4,000 shares of common stock, respectively, to two consultants in exchange for services provided to the Company. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On March 28, 2016, in a private placement, the Company issued 1,850,000 shares of common stock and warrants to acquire an aggregate of 925,000 shares of common stock for aggregate gross proceeds of approximately $6.0 million. The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering, for purposes of the private placement.

On May 4, 2016, the Company issued 4,843 shares of common stock to a consultant in exchange for services provided to the Company. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On June 7, 2016, a stockholder converted 98 shares of the Company’s Series E Preferred Stock into 29,853 shares of common stock of the Company in accordance with the Series E Preferred Stock certificate of designation. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On June 21, 2016, a stockholder converted 150 shares of the Company’s Series E Preferred Stock into 45,693 shares of common stock of the Company in accordance with the Series E Preferred Stock certificate of designation. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On June 24, 2016, the Company issued 5,995 restricted stock units to a director upon the director’s appointment to the board. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On June 30, 2016, a stockholder converted 80 shares of the Company’s Series E Preferred Stock into 24,370 shares of common stock of the Company in accordance with the Series E Preferred Stock certificate of designation. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On December 29, 2016, the Company issued 1,000 shares of common stock to an employee upon conversion of 1,000 vested restricted stock units in conjunction with the termination of an employment agreement. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On February 3, 2017, the Company granted 100,000 24-month warrants to purchase shares of common stock at an exercise price of $3.45 per share in connection with a contract for future services. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On February 3, 2017, the Company granted an aggregate of 116,229 restricted stock units to employees and directors of the Company in connection with employee bonus compensation and annual equity awards to non-employee directors for fiscal year 2016. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On February 16, 2017, the Company granted 25,000 restricted stock units to new employees of the Company. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

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On February 27, 2017, the Company issued 3,666 shares of common stock upon the vesting of 3,666 restricted stock units to a former employee. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On March 21, 2017, the Company granted 50,000 restricted stock units to the Company’s chief executive officer in connection with bonus compensation for fiscal year 2016. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On March 31, 2017, the Company issued 1,925 shares of common stock upon the vesting of 1,925 restricted stock units to a former employee. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On April 9, 2017, the Company issued 15,995 shares of common stock upon the vesting of 15,995 restricted stock units to a former director of the Company. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On June 30, 2017, the Company granted 30,320 restricted stock units to two directors of the Company for payment in lieu of cash for retainer and meeting fees earned. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On July 7, 2017, the Company issued 2,351 shares of common stock to a director of the Company for payment in lieu of cash for retainer and meeting fees earned. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On September 30, 2017, the Company granted 5,255 restricted stock units to two directors of the Company for payment in lieu of cash for retainer and meeting fees earned. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On December 11, 2017, in connection with the Private Placement, the Company issued 2,347,236 shares of common stock and warrants to acquire an aggregate of 938,891 shares of common stock to certain accredited investors. The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering, for purposes of the private placement.

On December 29, 2017, the Company granted 5,626 restricted stock units to two directors of the Company for payment in lieu of cash for retainer and meeting fees earned. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On January 29, 2018, the Company granted 25,000 restricted stock units to the directors of the Company in connection with bonus compensation for fiscal year 2017. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On January 29, 2018, the Company issued 436,000 stock options to certain employees. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

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On April 26, 2018 the Company issued a total of 9,026 restricted stock units to two directors, as payment in lieu of cash for retainer and meeting fees earned totaling $18,500 for the quarter-ended March 31, 2018. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On April 29, 2018 the Company issued 12,377 restricted stock units to a director for initial board retainer fees of $25,000. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

On June 29, 2018 the Company issued a total of 8,471 restricted stock units to two directors, as payment in lieu of cash for retainer and meeting fees earned totaling $15,500 for the quarter-ended June 30, 2018. The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

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Item 16. Exhibits and Financial Statement Schedules

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein. Financial statement schedules are omitted because they are either not required, are not applicable, or the required information is disclosed in the notes to the financial statements or related notes.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement dated as of September 29, 2010, by and among The Empire Sports & Entertainment Holdings Co., The Empire Sports & Entertainment, Co. and the shareholders of The Empire Sports & Entertainment Co. (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2010)
3.1	Amended and Restated Articles of Incorporation, as amended by certificates of amendment dated May 16, 2011, February 27, 2012, December 11, 2014 and June 17, 2015 (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2010)
3.2	Certificate of Amendment to the Amended and Restated Articles of Incorporation of Pershing Gold Corporation, as filed with the Nevada Secretary of State on June 17, 2015 (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2015)
3.3	Certificate of Designation for Series E (Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2013)
3.4	Second Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2017)
4.1	Form of Investor Warrant (Incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2015)
4.2	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2015)
4.3	Form of Investor Warrant (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2016)
4.4	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2016)
4.5	Warrant, dated March 28, 2016 (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 30, 2016)
4.6	Form of Warrant (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 14, 2017)
4.7	Form of Private Placement Warrant (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 14, 2017)
5.1	Opinion of Davis Graham & Stubbs LLP (Incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 18, 2018)
10.1	The Empire Sports & Entertainment Holdings Co. 2010 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2010)+
10.2	Form of 2010 Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2010) +
10.3	Form of 2010 Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2010) +
10.4	Indemnification Agreement (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 13, 2012)
10.5	2012 Equity Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 13, 2012) +
10.6	Consulting Agreement with Barry Honig (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 11, 2012) +
10.7	Revised Offer Letter, dated November 21, 2012, between the Company and Eric Alexander (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 26, 2012) +
10.8	Severance Compensation Agreement, dated November 21, 2012, between the Company and Eric Alexander (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 26, 2012) +

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10.9	Form of the 2012 Equity Incentive Plan Restricted Stock Agreement (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 15, 2013) +
10.10	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 19, 2013) +
10.11	Pershing Gold Corporation 2013 Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 19, 2013) +
10.12	Form of 2012 Equity Incentive Plan Amended and Restated Nonqualified Stock Option Agreement (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2013) +
10.13	Form of 2012 Equity Incentive Plan Nonqualified Stock Option Agreement (Incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2013) +
10.14	Form of 2012 Equity Incentive Plan Amended and Restated Restricted Stock Agreement (Incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2013) +
10.15	Form of Restricted Stock Agreement (Incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2013) +
10.16	Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2013)
10.17	Registration Rights Agreement, dated July 2, 2014 and July 18, 2014, among the Company and certain accredited investors (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 18, 2014)
10.18	Registration Rights Agreement, dated July 30, 2014, among the Company and certain accredited investors (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 30, 2014)
10.19	Offer Letter between the Company and Timothy Janke dated August 27, 2014 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 4, 2014) +
10.20	Registration Rights Agreement, dated October 15, 2014, among the Company and certain accredited investors (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 21, 2014)
10.21	Asset Purchase Agreement dated effective January 13, 2015 among Newmont USA Limited, Pershing Gold Corporation and Gold Acquisition Corporation (Incorporated by reference to Exhibit 10.31 to the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 5, 2015)
10.22	Mining Lease dated January 15, 2015, between New Nevada Resources, LLC and New Nevada Lands, LLC, as lessor, and Gold Acquisition Corp., as lessee (Incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 5, 2015)
10.23	Third Amendment to Restricted Stock Agreement, dated February 5, 2015, between Pershing Gold Corporation and Stephen Alfers (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2015) +
10.24	Third Amendment to Amended and Restated Restricted Stock Agreement, dated February 5, 2015, between Pershing Gold Corporation and Stephen Alfers (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2015) +
10.25	First Amendment to Restricted Stock Grant Agreement, dated February 6, 2015, between Pershing Gold Corporation and Alexander Morrison (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2015) +
10.26	First Amendment to Restricted Stock Grant Agreement, dated February 6, 2015, between Pershing Gold Corporation and Timothy Janke (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2015) +
10.27	Form of Subscription Agreement among the Company and certain accredited investors (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2015)

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10.28	Form of Registration Rights Agreement among the Company and certain accredited investors (Incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2015)
10.29	Amended and Restated Executive Employment Agreement, dated June 28, 2015, between Pershing Gold Corporation and Stephen Alfers (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 29, 2015) +
10.30	Restricted Stock Unit Grant Agreement, dated June 28, 2015, between Pershing Gold Corporation and Stephen Alfers (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 29, 2015) +
10.31	Form of the 2013 Equity Incentive Plan Restricted Stock Grant Agreement (Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 13, 2015) +
10.32	Form of 2013 Equity Incentive Plan Restricted Stock Unit Grant Agreement (Incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 13, 2015) +
10.33	Offer Letter between the Company and Debra Struhsacker dated September 19, 2013 (Incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 13, 2015) +
10.34	Severance Compensation Agreement, dated September 19, 2013, between the Company and Debra Struhsacker (Incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 13, 2015) +
10.35	Amended Severance Compensation Agreement, dated November 19, 2015, between Pershing Gold Corporation and Eric Alexander (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2015) +
10.36	First Amendment to Restricted Stock Grant Agreement, dated December 10, 2015, between Pershing Gold Corporation and Eric Alexander (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2015) +
10.37	First Amendment to Restricted Stock Grant Agreement, dated December 10, 2015, between Pershing Gold Corporation and Eric Alexander (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2015) +
10.38	Second Amendment to Restricted Stock Grant Agreement, as amended, dated December 10, 2015, between Pershing Gold Corporation and Eric Alexander (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2015) +
10.39	First Amendment to Restricted Stock Grant Agreement, dated December 10, 2015, between Pershing Gold Corporation and Timothy Janke (Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2015) +
10.40	First Amendment to Restricted Stock Grant Agreement, dated December 10, 2015, between Pershing Gold Corporation and Timothy Janke (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2015) +
10.41	Second Amendment to Restricted Stock Grant Agreement, as amended, dated December 10, 2015, between Pershing Gold Corporation and Timothy Janke (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2015) +
10.42	First Amendment to Restricted Stock Grant Agreement, dated December 10, 2015, between Pershing Gold Corporation and Debra Struhsacker (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2015) +
10.43	First Amendment to Restricted Stock Grant Agreement, dated December 10, 2015, between Pershing Gold Corporation and Debra Struhsacker (Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2015) +
10.44	Second Amendment to Restricted Stock Grant Agreement, as amended, dated December 10, 2015, between Pershing Gold Corporation and Debra Struhsacker (Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2015) +
10.45	Form of Registration Rights Agreement, dated February 4, 2016, among the Company and certain accredited investors (Incorporated by reference to Exhibit 10.57 to the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 22, 2016)

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10.46	Form of Subscription Agreement, dated February 4, 2016, among the Company and certain accredited investors (Incorporated by reference to Exhibit 10.58 to the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 22, 2016)
10.47	Form of Subscription Agreement, dated February 25, 2016, among the Company and certain accredited investors (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2016)
10.48	Form of Unit Purchase Agreement, dated February 25, 2016, among the Company and certain accredited investors (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2016)
10.49	Form of Registration Rights Agreement, dated February 25, 2016, among the Company and certain accredited investors (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2016)
10.50	Form of Subscription Agreement, dated March 24, 2016 (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 30, 2016)
10.51	Registration Rights Agreement, dated March 28, 2016 (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 30, 2016)
10.52	Extension Severance Compensation Agreement, dated August 15, 2016, between Pershing Gold Corporation and Debra Struhsacker (Incorporated by reference to Exhibit 10.52 to the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 29, 2017) +
10.53	Second Amended Severance Compensation Agreement, dated September 15, 2016, between Pershing Gold Corporation and Eric Alexander (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 21, 2016) +
10.54	Amendment No. 1 to the Pershing Gold Corporation 2013 Equity Incentive Plan, dated October 7, 2016 (Incorporated by reference to Exhibit 10.54 to the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 29, 2017) +
10.55	Third Amended Severance Compensation Agreement, dated January 11, 2017, between Pershing Gold Corporation and Eric Alexander (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2017) +
10.56	Amendment to Offer of Employment, dated January 11, 2017, between Pershing Gold Corporation and Timothy Janke (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2017) +
10.57	Second Extension Severance Compensation Agreement, dated January 11, 2017, between Pershing Gold Corporation and Debra Struhsacker (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2017) +
10.58	Restricted Stock Unit Grant Agreement, dated March 21, 2017, between Pershing Gold Corporation and Stephen Alfers (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 24, 2017) +
10.59	Amendment No. 1 to the Pershing Gold Corporation 2013 Equity Incentive Plan, dated October 7, 2016 (incorporated by reference to Exhibit 10.54 to the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 29, 2017)
10.60	Indemnification Agreement between the Company and Edward Karr, dated March 24, 2017 (Incorporated by reference to Exhibit 10.6 of the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2017)+
10.61	Form of Employee Restricted Stock Unit Grant Agreement (Incorporated by reference to Exhibit 10.7 of the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2017) +
10.62	Form of Non-Employee Director Restricted Stock Unit Grant Agreement (Incorporated by reference to Exhibit 10.8 of the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2017)+
10.63	Form of Restricted Stock Unit Grant Agreement for Restricted Stock Units in Lieu of Director Fees (Incorporated by reference to Exhibit 10.9 of the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2017)+
10.64	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 14, 2017)

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10.65	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 14, 2017)
10.66	Fourth Amended Severance Compensation Agreement, dated December 21, 2017, between Pershing Gold Corporation and Eric Alexander (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 28, 2017) +
10.67	Offer Letter, dated January 10, 2018, between Pershing Gold Corporation and Tim Janke (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2018) +
10.68	Consulting Agreement between Pershing Gold Corporation and Debra Struhsacker, dated as of January 29, 2018 (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 1, 2018) +
10.69	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.58 of the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2018)
10.70	Amended and Restated 2013 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2018)+
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 of the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2018)
23.1	Consent of KBL, LLP*
23.2	Consent of Davis Graham & Stubbs LLP*
23.3	Consent of Mine Development Associates Inc.*
24.1	Powers of Attorney**
101.ins	XBRL Instance Document*
101.sch	XBRL Taxonomy Schema Document*
101.cal	XBRL Taxonomy Calculation Document*
101.def	XBRL Taxonomy Linkbase Document*
101.lab	XBRL Taxonomy Label Linkbase Document*
101.pre	XBRL Taxonomy Presentation Linkbase Document*

* Filed herewith.

** Filed previously as an exhibit to this Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 18, 2018.

+ Management contract or compensatory plan or arrangement.

78

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado on August 21, 2018.

PERSHING GOLD CORPORATION

(Registrant)

August 21, 2018	By:	/s/ Stephen Alfers
Name: Stephen Alfers
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephen Alfers
Stephen Alfers	President, Chief Executive Officer and Chairman	August 21, 2018
(Principal Executive Officer)

/s/ Eric Alexander
Eric Alexander	Vice President Finance and Controller	August 21, 2018
(Principal Financial and Accounting Officer)

Jeffrey Clevenger	Director

*
Barry Honig	Director	August 21, 2018

*
Edward Karr	Director	August 21, 2018

*
Pamela Saxton	Director	August 21, 2018

*By:	/s/ Eric Alexander
Eric Alexander
Attorney-in-fact

79